SCHEDULE 14A
                                 (Rule 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934

Filed by the Registrant |X|

Filed by a Party other than the Registrant  |_|

Check the appropriate box:
|X| Preliminary Proxy Statement    |_|  Confidential, for use of the Commission
|_| Definitive Proxy Statement          Only (as permitted by Rule 14a-6(e)(2))
|_| Definitive Additional Materials
|_| Soliciting Material Pursuant to
    Rule 14a-11(c) or Rule 14a-12


                      RESEARCH PARTNERS INTERNATIONAL, INC.
_______________________________________________________________________________
                (Name of Registrant as Specified in Its Charter)
_______________________________________________________________________________
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
  |_|  No fee required.

  |x|  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

  (1)  Title of each class of securities to which transaction applies:

       Common Stock, no par value ("Common Stock") of Gaines, Berland Inc.
       ("GBI")
       ________________________________________________________________________

  (2)  Aggregate number of securities to which transaction applies:

       ________________________________________________________________________
  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*

       ________________________________________________________________________

  (4) Proposed maximum aggregate value of transaction:
       $8,787,000 - based upon the total book value of the company being acquired by Research Partners International, Inc. (the public reporting company), pursuant to Exchange Act Rule 0-11(c)(1)
       ________________________________________________________________________

  (5) Total fee paid:
          $1,757.40
       ________________________________________________________________________

  |_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

  (1) Amount previously paid:
      ________________________________________________________________________

  (2) Form, Schedule or Registration Statement No.:
       ________________________________________________________________________

  (3) Filing Party:
       ________________________________________________________________________

  (4) Date Filed:
       ________________________________________________________________________

--------
* Set forth the amount on which the filing fee is calculated and state how it was determined.

                      RESEARCH PARTNERS INTERNATIONAL, INC.
                             One State Street Plaza
                            New York, New York 10004

                         -------------------------------
                            NOTICE OF SPECIAL MEETING
                                 OF STOCKHOLDERS
                         TO BE HELD ON JANUARY 29, 1999
                         -------------------------------

     NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders ("Meeting") of Research Partners International, Inc., a Delaware corporation ("Company"), will be held at One State Street Plaza, 24th Floor, New York, New York 10004, on January 29, 1999, at 10:00 a.m., for the following purposes, all as more fully described in the attached Proxy Statement:

     1. To consider and vote upon a proposal ("Merger Proposal") to approve the issuance of (a) 6,000,000 shares of common stock, par value $.0001 per share, of the Company ("Common Stock") and (b) warrants to purchase an aggregate of 2,000,000 shares of Common Stock at an initial exercise price of $3.50 per share, pursuant to a Merger Agreement, dated as of November 4, 1998, by and among the Company, RPII Acquisition Corporation, a New York corporation and a wholly-owned subsidiary of the Company ("Newco"), Gaines, Berland Inc., a New York corporation ("GBI"), and the principal shareholders of GBI ("GBI Principal Shareholders"), which provides for the merger ("Merger") of Newco with and into GBI and for GBI to become a wholly-owned subsidiary of the company;

     2. To authorize an amendment to the Company's Restated Certificate of Incorporation to change the name of the Company from Research Partners International, Inc. to Research Partners International Group Ltd.;

     3. To elect 14 directors of the Company's Board of Directors, such directors to hold office commencing on the effective date of the Merger and until the next annual meeting of stockholders; and

     4. To transact such other business as may properly come before the Meeting and any and all adjournments thereof.

     Approval of proposals 1 through 3 above is required in order for the Merger Proposal to be consummated, and consummation of the Merger is required for proposals 1 through 3, if approved by the stockholders at the Meeting, to become effective. The Board of Directors of the Company unanimously recommends that the stockholders of the Company vote "FOR" the Merger Proposal, the proposal to change the name of the Company and the election of the nominees for the Company's Board of Directors. Certain directors and executive officers of the Company, who own approximately 33% of the outstanding voting securities of the Company, have agreed to vote all Common Stock over which they have voting control in favor of such proposals and the election of these nominees.

     The Board of Directors has fixed the close of business on December 31, 1998 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Meeting or any adjournment thereof.

     YOU  ARE  URGED  TO READ  THE  ATTACHED  PROXY  STATEMENT,  WHICH  CONTAINS
INFORMATION RELEVANT TO THE ACTIONS TO BE TAKEN AT THE MEETING. YOU ARE EARNESTLY REQUESTED TO DATE, SIGN AND RETURN THE ACCOMPANYING FORM OF PROXY IN THE ENVELOPE ENCLOSED FOR THAT PURPOSE (TO WHICH NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES) WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON. THE PROXY IS REVOCABLE BY YOU AT ANY TIME PRIOR TO ITS EXERCISE AND WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IN THE EVENT YOU ATTEND THE MEETING OR ANY ADJOURNMENT THEREOF. THE PROMPT RETURN OF THE PROXY WILL BE OF ASSISTANCE IN PREPARING FOR THE MEETING AND YOUR COOPERATION IN THIS RESPECT WILL BE APPRECIATED.

                                     By Order of the Board of Directors,



                                     Herbert Sontz, Secretary
New York, New York
January 8, 1999

                                                              PRELIMINARY COPIES


                      RESEARCH PARTNERS INTERNATIONAL, INC.


                                 PROXY STATEMENT


                         SPECIAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON JANUARY 29, 1999



     This Proxy Statement and the accompanying form of proxy is furnished to stockholders of Research Partners International, Inc., a Delaware corporation ("Company") in connection with the solicitation of proxies, in the accompanying form, by the Board of Directors of the Company for use in voting at the Special Meeting of Stockholders ("Meeting") to be held at One State Street Plaza, 24th Floor, New York, New York 10004, on January 29, 1999, at 10:00 a.m., and at any and all adjournments thereof.

     At the Meeting, the stockholders of the Company will be asked:

     1. To consider and vote upon a proposal ("Merger Proposal") to approve the issuance of (a) 6,000,000 shares of common stock, par value $.0001 per share, of the Company ("Common Stock") and (b) warrants to purchase an aggregate of 2,000,000 shares of Common Stock at an initial exercise price of $3.50 per share, pursuant to a Merger Agreement, dated as of November 4, 1998, by and among the Company, RPII Acquisition Corporation, a New York corporation and a wholly-owned subsidiary of the Company ("Newco"), Gaines, Berland Inc., a New York corporation ("GBI"), and the principal shareholders of GBI ("GBI Principal Shareholders"), which provides for the merger ("Merger") of Newco with and into GBI and for GBI to become a wholly-owned subsidiary of the Company.

     2. To consider and vote upon a proposal ("Name Change Proposal") to approve an amendment to the Restated Certificate of Incorporation of the Company to change its name to Research Partners International Group Ltd.;

     3. To elect 14 directors of the Company's Board of Directors ("Director Proposal"), such directors to hold office commencing on the effective date of the Merger and until the next annual meeting of stockholders of the Company; and

     4. To transact such other business as may properly come before the Meeting and any and all adjournments thereof.

     Approval of proposals 1 through 3 above is required in order for the Merger to be consummated, and consummation of the Merger is required for proposals 1 through 3, if approved by the stockholders at the Meeting, to become effective. The consummation of the Merger is also dependent upon obtaining certain regulatory approvals and satisfaction of other conditions to closing, as described in more detail in this Proxy Statement and in the Merger Agreement, a copy of which is annexed as Appendix A and is incorporated herein by reference.

     On or about January 8, 1999, this Proxy Statement and the accompanying form of proxy are being mailed to each stockholder of record at the close of business on December 31, 1998.

     The affirmative vote by the holders of the outstanding Common Stock and Series A Preferred Stock of the Company, par value $.10 per share ("Preferred Shares"), voting as a single class (with each Preferred Share having voting power equivalent to 0.16 shares of Common Stock), constituting a majority of the voting power of the Company's outstanding voting securities present in person or represented by proxy at the Meeting and voting on the Merger Proposal is required to approve the Merger Proposal. Approval of the Name Change Proposal requires the affirmative vote of the holders of a majority of the voting power of the Company's outstanding voting securities. The directors will be elected by a plurality vote of the voting power of the voting securities voted at the Meeting with respect to the election of directors. Plurality means that the individuals who receive the largest number of votes cast "FOR" are elected as directors.

     The Board of Directors of the Company has obtained an opinion from its financial advisor,________________________ , that the terms of the Merger are fair, from a financial point of view, to the holders of Common Stock. The Board of Directors of the Company unanimously recommends that the stockholders of the Company vote "FOR" the Merger Proposal, the Name Change Proposal and the Director Proposal. Certain executive officers and directors of the Company, who own in the aggregate approximately 33% of the voting power of the Company's outstanding voting securities, have executed voting agreements pursuant to which they have agreed to vote in favor of these proposals.

     Holders of the Company's voting securities will not be entitled to any dissenters or appraisal rights in connection with the Merger.

     Any proxy given pursuant to this solicitation may be revoked by the person giving it by giving notice to the Secretary of the Company in person, or by written notification actually received by the Secretary, at any time prior to its being exercised. Unless otherwise specified in the proxy, voting securities represented by proxies will be voted for the Merger Proposal, the Name Change Proposal and the Director Proposal.

     The Company's executive offices are located at One State Street Plaza, New York, New York 10004.

                                TABLE OF CONTENTS

                                                                                                               Page

SUMMARY  .........................................................................................................3
         Meeting  ................................................................................................3
         The Merger...............................................................................................3
         Parties to the Merger....................................................................................4
         Lock-Up Agreements.......................................................................................5
         Reasons for the Merger...................................................................................6
         Fairness Opinion.........................................................................................6
         Recommendation of the Board of Directors.................................................................6
         No Appraisal Rights for Dissenters.......................................................................6
         Certain Federal Income Tax Consequences..................................................................6
         Accounting Treatment.....................................................................................6
         Market Price Data........................................................................................7
         Summary Pro Forma Condensed Combined Financial Information...............................................8
         Selected Financial Data of the Company...................................................................9
         Summary Selected Financial Data of GBI...................................................................10
         Comparative Per Share Data...............................................................................11

THE MEETING......................................................................................................12
         Meeting and Record Date.................................................................................12
         Quorum; Proxies and Voting Instructions.................................................................12
         Votes Required..........................................................................................12
         Solicitation of Proxies.................................................................................13

PROPOSAL I:  MERGER PROPOSAL.....................................................................................14
         The Merger Proposal Generally...........................................................................14
         Effective Time..........................................................................................14
         Background of the Merger................................................................................14
         Reasons for the Merger..................................................................................16
         Opinion of Financial Advisor............................................................................16
         Recommendation of the Board of Directors................................................................16
         Regulatory Approval.....................................................................................16
         Material Contacts Between the Company and GBI...........................................................16
         Accounting Treatment....................................................................................17
         Certain Federal Income Tax Consequences.................................................................17
         No Appraisal Rights for Dissenters Appraisal............................................................17
         Merger Agreement........................................................................................17
         Management After the Merger; Employment Agreements......................................................24

BUSINESS OF THE COMPANY..........................................................................................26
         Brokerage and Distribution..............................................................................26
         Investment Banking......................................................................................28

                                                                                                                Page
         Principal Transactions..................................................................................29
         Research ...............................................................................................29
         Other Services..........................................................................................29
         Money Management........................................................................................30
         Merchant Banking........................................................................................30
         Government Regulation...................................................................................31
         Competition.............................................................................................31
         Employees...............................................................................................32
         Properties..............................................................................................32
         Legal Proceedings.......................................................................................32

SELECTED FINANCIAL DATA OF THE COMPANY...........................................................................33

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
         AND RESULTS OF OPERATIONS OF THE COMPANY................................................................34
         Business Environment....................................................................................34
         Results of Operations...................................................................................35
         Liquidity and Capital Resources.........................................................................40
         Other Matters...........................................................................................40

BUSINESS OF GBI..................................................................................................42
         General  ...............................................................................................42
         Brokerage and Distribution..............................................................................42
         Trading  ...............................................................................................43
         Investment Banking......................................................................................43
         Principal Transactions..................................................................................43
         Other Services..........................................................................................43
         Government Regulation...................................................................................43
         Competition.............................................................................................44
         Employees...............................................................................................44
         Properties..............................................................................................44
         Change in Accountants...................................................................................44
         Legal Proceedings.......................................................................................45

SELECTED FINANCIAL DATA OF GBI...................................................................................46


         MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
         RESULTS OF OPERATIONS...................................................................................47
         Business Environment....................................................................................47
         Results of Operations...................................................................................47



                                                                                                                pAGE

PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION...............................................................51

Notes to Unaudited Pro forma Condensed Combined Financial Statements.............................................54

PROPOSAL II: DIRECTOR PROPOSAL...................................................................................55
         Information About the Nominees..........................................................................55
         Information About the Current Classified Board and Other Current Directors Who Are Not
                  Nominees and Other Current Executive Officers..................................................58
         Board and Committee Information.........................................................................60
EXECUTIVE COMPENSATION...........................................................................................61
         Option Grants in Last Fiscal Year.......................................................................62
         Option Exercises and Holdings...........................................................................62
         Stock Price Performance Graph...........................................................................63
         Compensation Arrangements...............................................................................64
         Committee Report on Executive Compensation..............................................................66
         Section 16(a) Beneficial Ownership Reporting Compliance.................................................67

CERTAIN TRANSACTIONS.............................................................................................67

PRINCIPAL STOCKHOLDERS OF THE COMPANY............................................................................69

MARKET AND DIVIDEND INFORMATION..................................................................................71
         Market Information......................................................................................71
         Holders of Common Stock.................................................................................72
         Dividends...............................................................................................72

DESCRIPTION OF THE COMPANY'S CAPITAL STOCK.......................................................................73
         Common Stock............................................................................................73
         Preferred Stock.........................................................................................73
         Delaware Law and Certain Charter Provisions.............................................................74
         Transfer Agent and Registrar............................................................................74

PROPOSAL III:  THE NAME CHANGE PROPOSAL..........................................................................75

INDEPENDENT ACCOUNTANTS..........................................................................................75

FISCAL 1999 STOCKHOLDER PROPOSALS................................................................................75

AVAILABLE INFORMATION............................................................................................76

THE COMPANY'S ANNUAL REPORT ON FORM 10-K.........................................................................76

OTHER MATTERS....................................................................................................76


                                      III

                                     SUMMARY

     The following is a summary of certain information contained elsewhere in this Proxy Statement and the Appendices hereto. This summary does not contain a complete statement of all material features of the proposals to be voted on and is qualified in its entirety by reference to the full text of this Proxy
Statement and the Appendices. Stockholders are urged to read this Proxy Statement and the Appendices in their entirety.

Meeting

     There will be a Meeting of the Company's stockholders at One State Street Plaza, 24th Floor, New York, New York 10004 on January 29, 1999 at 10:00 a.m. At the Meeting, stockholders of the Company will be asked to consider and vote upon the Merger Proposal, the Name Change Proposal and the Director Proposal and to consider and act upon any other matters which may properly come before the Meeting or any adjournment thereof.

     Approval of all these proposals is required in order for the Merger Proposal to be consummated, and the consummation of the Merger is required for such proposals, if approved by the stockholders of the Company, to become effective. The consummation of the Merger is also dependent upon obtaining certain regulatory approvals and satisfaction of other conditions to Closing, as described in more detail in this Proxy Statement and in the Merger Agreement, a copy of which is annexed as Appendix A and is incorporated herein by reference.

     The close of business on December 31, 1998, was the record date ("Record Date") for determining which holders of the Company's outstanding voting securities are entitled to vote at the Company's Meeting.

     Although the Delaware General Corporation Law (the "GCL") does not require that the stockholders of the Company approve the Merger Proposal, under the rules of The Nasdaq Stock Market ("Nasdaq"), the Company must obtain stockholder approval prior to the issuance of the Merger Consideration since the Merger Shares and the Common Stock issuable upon exercise of the Merger Warrants are in excess of 20% of the Common Stock outstanding before such issuance.

     The affirmative vote by the holders of the outstanding Common Stock and Series A Preferred Stock of the Company, par value $.10 per share ("Preferred Shares"), voting as a single class (with each Preferred Share having voting power equivalent to 0.16 shares of Common Stock), constituting a majority of the voting power of the Company's outstanding voting securities present in person or represented by proxy at the Meeting and voting on the Merger Proposal is required to approve the Merger Proposal. Approval of the Name Change Proposal requires the affirmative vote of the holders of a majority of the voting power of the Company's outstanding voting securities. The directors will be elected by a plurality vote of the voting power of the voting securities voted at the Meeting with respect to the election of directors. Plurality means that the individuals who receive the largest number of votes cast "FOR" are elected as directors.

The Merger

     Structure

     Pursuant to the Merger Agreement, Newco, a wholly-owned subsidiary of the Company, will be merged with and into GBI ("Merger"). Following the Merger, GBI shall continue as the surviving corporation (sometimes also referred to herein as the "Surviving Corporation") and wholly-owned subsidiary of the Company and change its name to Research Partners International, Inc., and Newco shall cease to exist. If stockholders approve the Merger Proposal, the Name Change Proposal and the Director Proposal, it is contemplated that the Merger will become effective as soon as certain regulatory approvals are obtained and the other conditions to Closing are satisfied. The Merger will become effective on the date and time of filing of Certificate of Merger with the New York Department of State ("Effective Time").

     Parties to the Merger

     The Company, founded in 1987, through its principal operating subsidiaries, provides institutional research, investment banking, securities brokerage and trading services. As of October 31, 1998, these subsidiaries consisted of GKN Securities Corp. ("GKN"), Southeast Research Partners, Inc. ("SERP"), Shochet Securities, Inc. ("Shochet") and Research Partners International AG ("RPII-AG"). The Company also has operations in the merchant banking business through its Dalewood Associates, Inc. ("Dalewood") subsidiary. Newco was formed as a wholly-owned subsidiary of the Company on October 30, 1998, for the sole purpose of merging with and into GBI. The principal executive offices of the Company and Newco are located at One State Street Plaza, New York, New York 10004 and their telephone number is (212) 509-3800.

     GBI is a New York corporation, founded in 1983, which is engaged in the securities brokerage and trading business and provides investment banking and research services. GBI's principal executive office is located at 1055 Stewart Avenue, Bethpage, New York 11714 and its telephone number is (516) 470- 1000.

     Merger Consideration

     Each share of common stock of GBI outstanding immediately prior to the Effective Time (such common stock representing the only outstanding securities of GBI) will be converted into the right to receive its pro rata portion of (i) 6,000,000 shares of Common Stock ("Merger Shares") and (ii) warrants to purchase an aggregate of 2,000,000 shares of Common Stock at $3.50 per share ("Merger Warrants" and, together with the Merger Shares, the "Merger Consideration"). The Merger Warrants are exercisable only if certain performance standards are met by the Company. For a detailed discussion of the terms of the Merger, see "Merger Proposal." The Merger Consideration will be reduced, on a pro rata basis, if any GBI shareholder votes against the Merger and seeks appraisal rights, since such dissenting shareholders will be paid cash by GBI.

     The Merger Shares would represent, on an after-issued basis, approximately 42% of the outstanding Common Stock and 41% of the voting power of all outstanding voting securities of the Company. In addition, the GBI Principal Shareholders will own approximately 30% of the outstanding shares of Common Stock and voting power of the Company's voting securities and will become executive officers and directors of the Company. See "Merger Proposal--Management After the Merger; Employment Agreements."

     Management After the Merger

     Following the Merger, the Board of Directors of the Company will consist of the nominees named in the Director Proposal. See "Director Proposal." The executive officers of the Company will be as follows: each of David M. Nussbaum and Joseph Berland will serve as Co-Chairman of the Board, Roger N. Gladstone will serve as Vice Chairman of the Board, Richard Rosenstock will serve as President, Peter R. Kent will serve as Chief Executive Officer, David Thalheim will serve as Chief Operating Officer, and each of Mark Zeitchick, Vincent Mangone, Robert T. McAleer and Peter R. McMullin will serve as Executive Vice Presidents. Each of these persons is currently a stockholder and an executive officer of the Company or GBI, except David Thalheim, who is a stockholder of GBI and is the owner of a company currently providing consulting services to GBI. The directors of the Surviving Corporation will be Joseph Berland, Mark Zeitchick, David Nussbaum and Peter Kent. The officers of the Surviving Corporation will be selected from among and by the directors of the Surviving Corporation.

     Concurrently with the execution of the Merger Agreement, each of Messrs. Nussbaum, Berland, Gladstone, Rosenstock, Kent, Thalheim, Zeitchick and Mangone entered into a one-year employment agreement with the Company, effective upon consummation of the Merger. See "Merger Proposal--Management After the Merger; Employment Agreements."

     Conditions to Merger

     The consummation of the Merger is subject to the satisfaction of certain conditions including among other things, (i) approval of the Merger Proposal, the Name Change Proposal, the Director Proposal by the requisite vote of the Company's stockholders; (ii) approval of the Merger by the shareholders of GBI;
(iii) approval of the Merger by certain regulatory agencies, including the NASD Regulation, Inc.; and (iv) that the "Liquid Net Worth" (as defined in the Merger Agreement) of each of the Company and of GBI, as of specified dates prior to the closing of the Merger, shall not be less than 75% of their respective Liquid Net Worth as of August 31, 1998. There are a number of other usual and customary conditions that must be satisfied before the Merger can occur. See "Merger Proposal--Conditions to the Merger."

     Indemnification

     Pursuant to the terms of the Merger Agreement, all of the stockholders of GBI (severally, in proportion to their ownership of shares of GBI), on the one hand, and the Company, on the other hand, have agreed to indemnify the other, subject to certain limits, for breach of their respective representations, warranties and covenants under the Merger Agreement, which indemnification obligation, at the indemnifying party's option, may be satisfied with shares of Common Stock. See "Merger Proposal--Merger Agreement--Indemnification."

     Termination

     The transactions contemplated by the Merger may be terminated under the following circumstances: (i) by mutual consent of the Company and GBI; (ii) by either the Company or GBI if, without fault of such terminating party, the Merger is not consummated on or prior to May 31, 1999; (iii) by either the Company or GBI (if the terminating party is not then in material breach of its obligations hereunder) if (a) a material default or breach is made by the other party with respect to the performance of any of its obligations set forth in the Merger Agreement and such default cannot be cured within a reasonable period of time, or (b) if any of the other party's representations and warranties (x) made without any materiality standard, are not true and correct in all material respects as of the date the Merger Agreement was executed and as of the closing date or (y) made with any materiality standard, are not true and correct in all respects as of the date the Merger Agreement was executed and as of the closing date; or (iv) by either the Company or GBI if, (i) the Board of Directors of the Company withdraws, modifies or changes its recommendation so that it is not in favor of the Merger Proposal or resolves to do any of the foregoing or (ii) the Board of Directors recommends or resolves to recommend to the stockholders of the Company a transaction other than the Merger. See "Merger Proposal--Merger Agreement--Termination."

Lock-Up Agreements

     Concurrently with the execution of the Merger Agreement, the GBI Principal Shareholders and the principal executive officers of the Company executed lock-up agreements with the Company whereby they each agreed that, without the Company's prior written consent, for a period of 24 months from the Effective Time, they will not offer, sell, pledge or otherwise dispose of any shares of Common Stock. Furthermore, GBI has agreed to cause each of its shareholders who will be receiving Merger Consideration to execute an agreement with the Company and GBI pursuant to which such shareholder will agree not to offer, sell, pledge or otherwise dispose of any shares of Common Stock for a similar 24-month period.

Reasons for the Merger

     The combined firms resulting from the Merger have approximately $40 million of stockholders' equity and $115 million of annual revenues, based on the pro forma condensed combined statement of financial condition at July 31, 1998 and the pro forma condensed combined statement of operations for the 12 months ended January 31, 1998, respectively. In addition, as of October 31, 1998, the combined firms employed in excess of 440 registered representatives. The combination of the Company and GBI will result in a regional firm with significant retail and institutional placement and brokerage capabilities, which should allow the combined firms to recruit additional quality personnel and facilitate the Company's ability to service corporate clients. In addition, with the current trend toward the consolidation of smaller broker-dealers, the increased financial strength of the Company will position it to take advantage of increasing opportunities to continue to grow through acquisitions. The Company also believes that, since its business is substantially similar to GBI's, economies of scale and resulting operating efficiencies, together with the addition of management personnel from GBI, can improve operating results.

Fairness Opinion

     ____________________________ ("Financial Advisor"), the financial advisor retained by the Board of Directors of the Company in connection with the Merger, has rendered its opinion that the terms of the Merger are fair, from a financial point of view, to the stockholders of the Company. The full text of the Financial Advisor's opinion is annexed as Appendix B to this Proxy Statement. See "Merger Proposal--Opinion of Financial Advisor."

Recommendation of the Board of Directors

     The Board of Directors of the Company unanimously recommends that stockholders approve the Merger Proposal and the related Name Change Proposal and Director Proposal. See "Merger Proposal--Recommendation of the Board of Directors."

No Appraisal Rights for Dissenters

     Under Delaware law, holders of the Company's Common Stock and Preferred Shares will not be entitled to appraisal rights in connection with the Merger.

Certain Federal Income Tax Consequences

     The Merger of GBI and Newco is intended to be a "tax-free reorganization," for Federal income tax purposes under Section 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended. Neither the Company nor GBI will recognize any gain or loss in the Merger and neither the stockholders of the Company nor the shareholders of GBI will recognize any gain or loss in the Merger.

Accounting Treatment

     The Merger will be accounted for under the "purchase" method of accounting. Under purchase accounting, the fair value of the total Merger Consideration will be allocated to the individual GBI assets and liabilities based on their fair values. The excess of the purchase price over the face value of the net assets acquired will be amortized over the estimated period benefitted. The individual allocations are subject to valuations as of the date of the Merger based on appraisal and other studies, which are not yet completed. Accordingly, the final allocations will be different from the amounts reflected in the unaudited pro forma condensed combined financial information. Notwithstanding this, the unaudited pro forma condensed combined financial information reflects the Company's best estimate based on currently available information as of the date of this Proxy Statement. See "Pro Forma Condensed Combined Financial Information."

Market Price Data

     The Company's Common Stock is traded on the Nasdaq National Market under the symbol RPII. On November 3, 1998, the last trading day for which last sale information is available prior to the public announcement of the execution and delivery of the Merger Agreement, the high and low sales prices of the Common Stock were $2.00 and $1 3/4, respectively. On _____ __, the most recent date for which it was practicable to obtain market price information prior to the printing of this Proxy Statement, the high and low sales prices were $____ and $____, respectively. There is no public market for the capital stock of GBI.

Summary Pro Forma Condensed Combined Financial Information

     The following tables set forth certain unaudited pro forma condensed combined financial data for the Company and GBI. The following data gives effect to the Merger under the method of purchase accounting as if those events had occurred as of February 1, 1997, with respect to the operating and balance sheet data. The unaudited pro forma condensed financial information has been prepared based on a number of assumptions that are directly attributable to the Merger and which are expected to have a continuing impact on the operations of the combined companies. For further information on the manner in which the summary pro forma was derived, see "Pro Forma Condensed Combined Financial Information." The following data should be read in conjunction with the consolidated financial statements of the Company and the financial statements of GBI and with the pro forma condensed combined financial information regarding the Merger, all appearing elsewhere in this Proxy Statement.

     The unaudited pro forma condensed combined information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the Merger had been consummated as of such dates, nor is it necessarily indicative of future operating results or financial position.



Unaudited Pro Forma Condensed Combined Financial Information for the Company and GBI

                                                                          Fiscal Year Ended        Six Months Ended
                                                                           January 31, 1998          July 31, 1998
                                                                          ------------------     -----------------
Statement of Operations
       Total revenues..................................................         $115,265,000            $ 52,471,000
       Total expenses..................................................         $122,842,000            $ 55,126,000
       Loss before income taxes........................................         $ (7,577,000)           $ (2,655,000)
       Net loss........................................................         $ (5,618,000)           $ (1,998,000)

                                                                                                        As of
                                                                                                    July 31, 1998
Balance Sheet Data
       Total assets....................................................                                 $ 61,975,000
       Total liabilities...............................................                                 $ 22,135,000
       Stockholders' equity............................................                                 $ 39,830,000


Summary Selected Financial Data of the Company

     Certain of the summary selected consolidated financial data presented below for each of the five fiscal years ended January 31, 1998, has been derived from the Company's consolidated financial statements which were audited by KPMG Peat Marwick LLP for 1998, 1997, 1996 and 1995, and by Goldstein Golub Kessler & Company, P.C. for 1994, each independent certified public accountants. Certain of the selected consolidated financial data presented below for the six months ended July 31, 1998 and July 31, 1997, has been derived from the Company's unaudited consolidated financial statements on the same basis as the audited financial statements and include all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of the results of these periods. This data should be read in conjunction with the Company's Consolidated Financial Statements, related notes and other financial information included elsewhere in this Proxy Statement. The information below is in thousands except for per share amounts and other data.

                                 Six months ended
                                     July 31,                                Fiscal Year ended January 31,
                                     1998          1997        1998          1997             1996          1995           1994
                                     ----          ----        ----          ----             ----          ----           ----
Income Statement Data:
Total revenues                    $27,794       $23,344     $48,676       $67,750          $43,019       $32,410        $32,956
Total expenses                    $30,277       $27,457     $58,632       $56,394          $36,732       $31,516        $25,534
Pre-tax (loss) income             $(2,483)      $(4,113)    $(9,956)      $11,356           $6,287          $894         $7,422
Net (loss) income                 $(1,671)      $(2,449)    $(6,513)       $6,329           $3,469          $381         $4,006
Basic (loss) earnings
    per common share               $(0.21)       $(0.30)     $(0.80)        $0.93            $0.69         $0.08          $0.81
Diluted (loss) earnings
    per common share               $(0.21)       $(0.30)     $(0.80)        $0.88            $0.60         $0.07          $0.72
Weighted average shares
   outstanding - basic              8,100         8,132       8,114         6,824            5,037         5,063          4,963
Weighted average shares
    outstanding - diluted           8,100         8,132       8,114         7,175            5,737         5,695          5,530

Balance Sheet Data
  (at end of period):
Total assets                      $32,380       $47,875     $36,972       $51,633          $27,853       $16,096        $16,123
Total liabilities (excluding
subordinated debt)                 $5,569       $15,909      $8,775       $15,869          $12,143        $4,339         $4,685
Subordinated debt                    $498          $567        $576          $738             $934             -              -
Convertible subordinated notes          -             -           -             -                -             -           $162
Stockholders' equity              $26,313       $31,399     $27,621       $35,026          $14,776       $11,757        $11,276

Summary Selected Financial Data of GBI

     Certain of the summary selected consolidated financial data presented below for each of the five fiscal years ended August 31, 1998, has been derived from the Company's consolidated financial statements which were audited by Goldstein Golub Kessler LLP ("Goldstein Golub") for 1998, by Lerner, Sipkin & Co. CPAs ("Lerner Sipkin") for 1997, 1996 and 1995 and by Todman & Co., CPAs, P.C. for 1994, each independent certified public accountants. This data should be read in conjunction with GBI's Financial Statements, related notes and other financial information included elsewhere in this Proxy Statement. The information below is in thousands except for per share amounts and other data.

                                                              Fiscal Year ended August 31,
                                            1998              1997               1996              1995               1994
                                            ----              ----               ----              ----               ----
Income Statement Data:
Total revenues                           $57,895           $62,355            $39,944           $22,921            $11,615
Total expenses                           $57,108           $54,879            $38,896           $22,684            $11,410
Pre-tax income                              $787            $7,476             $1,048              $237               $205
Net income                                  $352            $4,178               $448               $13                $73
Basic and diluted earnings per
common share                                $675            $8,423               $988               $31               $209
Weighted average shares
outstanding - basic and
diluted                                      521               496                454               426                350

Balance Sheet Data
  (at end of period):
Total assets                             $20,053           $20,700             $6,276            $5,550             $5,575
Total liabilities (excluding
subordinated debt)                       $10,266           $13,986             $4,051            $3,788             $2,812
Subordinated debt                         $1,000            $1,000             $1,000            $1,000             $2,000
Notes                                       $833                 -                  -                 -                  -
Shareholders' equity                      $8,787            $5,714             $1,225              $762               $763


Comparative Per Share Data

     The following  tables set forth  unaudited  data  concerning the net income
(loss), cash dividends and book value per share for the Company and GBI (i) on a condensed combined pro forma basis after giving effect to the Merger and (ii) on a historical basis for each of the Company and GBI.


Pro Forma Condensed Combined for the Company and GBI

                                                                           For Fiscal Year
                                                                                Ended              Six Months Ended
                                                                           January 31, 1998         July 31, 1998
                                                                           ----------------         ---------------
Net income (loss) per share (basic and diluted)........................         $(.40)                  $(.14)
Cash dividends declared per share......................................           0                       0
Book value per share at end of period..................................         $2.94                   $2.82

------------------------------------------
Per share data is based on the then outstanding Common Stock of the Company, adjusted for the 6,000,000 Merger Shares which will be issued in connection with the Merger, less 11,776 shares of Common Stock which will be retired in connection with the Merger both as of the beginning of the period. Weighted average common and equivalent Shares outstanding is 14,102,469 and 14,088,350 for the fiscal year ended January 31, 1998 and the six months ended July 31, 1998, respectively.

The Company's Historical For Fiscal Year For Six Months

                                                                                Ended                   Ended
                                                                           January 31, 1998         July 31, 1998
                                                                           ----------------         -------------
Net income (loss) per share (basic and diluted)........................         $(.80)                  $(.21)
Cash dividends declared per share......................................           0                       0
Book value per share at end of period..................................         $3.41                   $3.24

-------------------------------------------
Per share data is based on the then outstanding Common Stock of the Company. Weighted average common and equivalent shares outstanding is 8,114,245 and 8,100,126 for the fiscal year ended January 31, 1998 and the six months ended July 31, 1998, respectively.

GBI's Historical

                                                                           For Fiscal Year
                                                                       Ended August 31, 1998
                                                                       ---------------------
Net income per share (basic and diluted)...............................         $675
Cash dividends declared per share......................................           0
Book value per share at end of period..................................         $11,237

-------------------------------------------

Per share data is based on the then outstanding common stock of GBI. Weighted average common and equivalent shares outstanding is 521 for the fiscal year ended August 31, 1998. At August 31, 1998, 782 shares of GBI common stock were outstanding. Book value per share reflects shareholders equity divided by the number of GBI shares outstanding at the end of the period. The historical financial statements have been adjusted to reflect cash received subsequent to the report date for a material portion of the common stock subscribed for at August 31, 1998.

When used in this Proxy Statement the words or phrases "will likely result," "the Company expects," "will continue," "is anticipated," "estimated,"
"project," or "outlook" or similar expressions are intended to identify forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, each of which speaks only as of the date made. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. Factors that could affect the Company's results of operations and cause its results to differ from these statements include the volatility and price level of the securities markets; the volume, size and timing of securities transactions; the demand for investment banking services; the level and volatility of interest rates; the availability of credit; legislation affecting the business and financial communities; and the economy in general. For a more complete discussion of these and other factors, see the Company's registration statement filed on Form S-1, as amended (No. 333-05273), and the Company's periodic Form 10-K, 10-Q, and 8-K filings with the SEC. The Company has no obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect anticipated or unanticipated events or circumstances occurring after the date of such statements.

                                   THE MEETING


Meeting and Record Date

     The Meeting is scheduled to be held at One State Street Plaza, 24th Floor, New York, New York 10004, on January 29, 1998, at 10:00 a.m. December 31, 1998 has been fixed as the Record Date. Only holders of shares of Common Stock and Preferred Shares as of the Record Date are entitled to vote at the Meeting.

Quorum; Proxies and Voting Instructions

     The presence at the Meeting in person or by proxy of the holders of Common Stock and Preferred Shares possessing a majority of the voting power of all of the outstanding voting securities of the Company constitutes a quorum at the Meeting. Proxies relating to "street name" shares that are returned to the Company but marked by brokers as "not voted," will be treated as shares present for purposes of determining the presence of a quorum on all matters but will not be treated as shares entitled to vote on the matter as to which authority to vote is withheld by the broker ("broker non-votes").

     All proxies that are properly executed and returned, unless revoked prior to the Meeting, will be voted at the Meeting and any postponements or adjournments thereof in accordance with the instructions indicated thereon or, except for broker non-votes, if no direction is indicated, in accordance with the recommendations of the Board. Management knows of no matters to be submitted at the Meeting other than as specified in the Notice of Meeting included with this Proxy Statement. However, if any other business properly comes before the Meeting, it is the intention of the persons named in the proxy to vote in respect thereof in accordance with their best judgment. The execution of a proxy will not affect a stockholder's right to attend the Meeting and vote in person. A stockholder who has given a proxy may revoke it at any time before it is exercised at the Meeting by filing with the Secretary of the Company a written notice of revocation. Attendance at the Meeting will not, by itself, revoke a proxy.

Votes Required

Although the GCL does not require that the stockholders of the Company approve the Merger Proposal, under the rules of Nasdaq, the Company must obtain stockholder approval prior to the issuance of the Merger Consideration since the Merger Shares and the Common Stock issuable upon exercise of the Merger Warrants are in excess of 20% of the Common Stock outstanding before such issuance.

     At the close of business on the Record Date, the Company had issued and outstanding 8,410,899 shares of Common Stock and 1,140,000 Preferred Shares, the Company's only classes of voting securities outstanding, which will vote as one class at the Meeting. Each holder of Common Stock will be entitled to one vote for each share of Common Stock registered in his or her name on the Record Date. Each holder of Preferred Shares will be entitled to a vote equivalent to the vote of the number of shares of Common Stock into which the Preferred Shares may be converted on the Record Date. As of the Record Date, each Preferred Share was convertible into 0.16 shares of Common Stock. Accordingly, the Preferred Shares in the aggregate may cast votes equivalent to the votes of 182,400 shares of Common Stock. Thus, as of the Record Date, the outstanding Common Stock and Preferred Shares collectively had voting power equivalent to 8,593,299 shares of Common Stock.

     The affirmative vote by the holders of the outstanding Common Stock and Preferred Shares, voting as a single class (with each Preferred Share having voting power equivalents to 0.16 shares of Common Stock), constituting a majority of the voting power of the Company's outstanding voting securities present in person or representation by proxy at the Meeting and voting on the Merger Proposal is required to approve the Merger Proposal. Abstentions regarding this proposal are considered present and entitled to vote on the matter and, therefore, will have the same effect as a vote against this proposal, but because shares held by brokers will not be considered entitled to vote on matters as to which brokers withhold authority, a broker non-vote on this proposal will have no effect on the vote.

     Approval of the Name Change Proposal requires the affirmative vote of the holders of a majority of the voting power of the Company's outstanding voting securities, voting as a single class. Accordingly, abstentions and broker non-votes regarding this proposal, since they are not counted in favor of the proposal, will have the same effect as a vote against this proposal.

     The directors will be elected by a plurality vote of the voting power of the voting securities, voting as a single class, voted at the Meeting with respect to the election of directors. Plurality means that the individuals who receive the largest number of votes cast "FOR" are elected as directors. Consequently, any securities not voted "FOR" a particular nominee a result of a director to withhold authority to vote will not be counted in such nominee's favor.

     All other matters that may be voted on will be decided by the affirmative vote of the voting securities, voting as a single class, present or represented at the meeting and entitled to vote. On any such matter, an abstention will have the same effect as a negative vote, but broker non-votes will have no effect on the vote regarding such matter. Unless otherwise specified in the proxy, voting securities represented by proxies will be voted "FOR" the Merger Proposal, the Name Change Proposal and the Director Proposal.

     The adoption of the Merger Proposal, the Name Change Proposal and the Director Proposal is a condition to the effectiveness of each of the proposals and the consummation of the Merger is required for each of such proposals, if approved by the stockholders of the Company, to become effective. Consummation of the Merger Proposal is dependent upon a number of other conditions. See "Merger Proposal--Merger Agreement--Conditions to the Merger."

     Messrs. David M. Nussbaum, Roger N. Gladstone, Robert H. Gladstone and Peter R. Kent have agreed in writing to vote all outstanding voting securities of the Company owned by them (approximately 33% of the voting power of the Company's outstanding voting securities) in favor of the Merger Proposal, the Name Change Proposal and the Director Proposal.

Solicitation of Proxies

     The Company will bear the entire cost of solicitation of proxies from its stockholders as well as the cost of preparing, assembling, printing and mailing this Proxy Statement, the proxy card and any additional information furnished to stockholders. Copies of solicitation material will be furnished to brokerage houses, fiduciaries and custodians holding in their names shares of Common Stock and Preferred Shares beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Solicitation of proxies by mail may be supplemented by telephone or other electronic or personal solicitation by directors, officers or other regular employees of the Company who will not receive additional compensation for such services.

                           PROPOSAL I: MERGER PROPOSAL

     The following is a brief summary of certain aspects of the Merger Proposal, the Merger Agreement and the Merger contemplated thereby. This summary does not purport to be complete and is qualified in its entirely by reference to the Merger Agreement, annexed as Appendix A and incorporated herein by reference. Stockholders of the Company are urged to read the Merger Agreement in its entirety.

The Merger Proposal Generally

     The Merger Proposal contemplates the issuance by the Company of (i) 6,000,000 shares of Common Stock and (ii) Merger Warrants to purchase 2,000,000 shares of Common Stock in exchange for all of the outstanding stock of GBI pursuant to the Merger Agreement, under which Newco, a wholly-owned subsidiary of the Company will merge with and into GBI. Following the Merger, GBI will become the Surviving Corporation and a wholly-owned subsidiary of the Company and will change its name to Research Partners International, Inc. Although the GCL does not require that the stockholders of the Company approve the Merger
Proposal, under the rules of Nasdaq, the Company must obtain stockholder approval prior to the issuance of the Merger Consideration since the Merger Shares and the Common Stock issuable upon exercise of the Merger Warrants are in excess of 20% of the Common Stock outstanding before such issuance.

Effective Time

     The Merger will become effective upon the filing of Certificate of Merger with the Department of State of New York. It is expected that such filing will take place as promptly as practicable after the approval by stockholders of all of the proposals submitted to the stockholders at this Meeting and the satisfaction of the other conditions to the Merger, including obtaining necessary regulatory approvals. The time of the filing of the Certificate of Merger (or such later time as may be specified for effectiveness of the Merger in the Certificate of Merger) is referred to as the "Effective Time."

Background of the Merger

     The terms of the Merger Agreement are the result of arm's length negotiations between executive officers and representatives of the Company and GBI. The following is a brief description of the background of these negotiations and the Merger.

     The Company and GBI have historically been, and currently are, engaged in similar businesses. Certain principals of each company have known each other professionally and personally for more than twenty years. The companies have interacted with each other in the securities business and have participated in each other's underwritings. The two companies have also co-managed six public underwritings.

     During August 1998, certain members of the GBI management team approached the Company concerning the possibility of subleasing space at the Company's New York City location. These discussions led to the realization that, to a certain extent, each company's strengths and weaknesses complemented the other, and that a combination of the two companies could be beneficial to both.

     During the first two weeks of September, multiple meetings between the principals of the two firms were held at various locations, including the

Company's offices, GBI's offices, and offices of counsel. In a series of meetings occurring on Friday, September 11, 1998 and Tuesday, September 15, 1998, the terms of the potential merger were negotiated. The majority of all of the principals of the two firms were involved in these negotiations.

     On September 18, 1998, a memorandum describing the initial term of the transaction was delivered to members of the Company's Board of Directors and other key Company executives. At the regularly scheduled meeting of the Company's Board of Directors on September 23, 1998, the potential merger was initially discussed. At that meeting, the Board of Directors authorized the Company's management to continue with the discussions and negotiations with GBI.

     During the month of October 1998 management, in-house counsel and accounting personnel and outside counsel of the respective firms conducted due diligence. At the Company's request, GBI hired a new independent auditor to audit its financial statements as of August 31, 1998. Coincident with the ongoing due diligence, a definitive merger agreement was negotiated between the parties.

     Throughout the month of October the Company's outside directors were kept informed of the course of discussions by the Company's management. At a meeting of the Board of Directors of the Company on October 27, 1998, the directors reviewed the key terms of the Merger Agreement. Outside counsel to the Company reviewed with the Company and its directors their fiduciary duties in considering the business combination and reviewed the principal terms of the Merger Agreement and other documents related to the Merger. The Company's executive management also discussed the proposed management structure of the business combination following the Merger whereby the combined entity would be managed by a joint management team composed of key individuals from both firms.

     The Company's management presented to the Board the results of the due diligence conducted by them. The Board was informed that the due diligence was not yet final and that there were certain steps yet to be completed. They also summarized the synergies and benefits of the proposed combination. The Board determined that they would also retain an independent investment bank to further advise the Board regarding the fairness of the proposed business combination to the Company's shareholders from a financial point of view. The Board confirmed that a condition to closing was that the Company shall have received a fairness opinion, stating that, in substance, the terms of the Merger are fair, from a financial point of view, to the Company's stockholders. The Board agreed to reconvene upon the satisfactory conclusion of the Company's due diligence.

     On November 3, 1998, the Board of Directors of the Company reconvened with all appropriate parties. At the meeting, a final due diligence report was presented by the Company's management. After consideration of the various facts presented and discussed at the meeting and over the prior six weeks, the Company's Board of Directors concluded that the Merger was fair to, and in the best interests of, the Company's stockholders and approved the Merger and the Merger Agreement, and other matters and documents related thereto. The Board then authorized the Company's management to enter into the Merger Agreement and related agreements and also instructed management to solicit the approval of the Merger Agreement from the stockholders of the Company and the necessary regulatory authorities.

     On November 4, 1998, the Company, Newco, GBI and the GBI Principal Shareholders executed the Merger Agreement and related documents.

Reasons for the Merger

     The combined firms resulting from the Merger have approximately $40 million of stockholders' equity and $115 million of annual revenues, based on the pro forma condensed combined statement of financial condition at July 31, 1998 and the pro forma condensed combined statement of operation for the 12 months ended January 31, 1998, respectively. In addition, as of October 31, 1998, the combined firms employed in excess of 440 registered representatives. The combination of the Company and GBI will result in a regional firm with significant retail and institutional placement and brokerage capabilities, which should allow the combined firms to recruit additional quality personnel and facilitate the Company's ability to service corporate clients. In addition, with the current trend toward the consolidation of smaller broker-dealers, the increased financial strength of the Company should position it to take advantage of increasing opportunities to continue to grow through acquisitions. The Company also believes that, since its business is substantially similar to GBI's, economies of scale and resulting operating efficiencies, together with the addition of management personnel from GBI, can improve operating results.

Opinion of Financial Advisor

     [_____________________________   to  provide  a  narrative  discussing,  in
detail, its opinion.]

Recommendation of the Board of Directors

     The Board of Directors of the Company has  unanimously  approved the Merger
Proposal and related matters and believes it is fair to and in the best interests of the Company's stockholders. The Board of Directors unanimously recommends that stockholders approve the Merger Proposal, the Name Change Proposal and the Director Proposal.

Regulatory Approval

     The Company and GBI must comply with certain Federal and state regulatory requirements and obtain certain regulatory approvals in order to consummate the Merger, including (i) compliance with applicable Federal and state securities laws providing for the issuance of the Merger Consideration in the absence of registration under the Securities Act of 1933, as amended; and (ii) approval of NASD Regulation, Inc. The Company and GBI have made the required filings with the applicable authorities and are awaiting approval.

Material Contacts Between the Company and GBI

     GBI and GKN are engaged in similar businesses and over the years they have co-managed six public offerings and participated in each others' selling groups and underwriting syndicates for public offerings. In addition, David Thalheim, Richard Rosenstock and Joseph Berland, three of the GBI Principal Shareholders, have invested in private placements of companies for which GKN has served as placement agent. In December 1996, the Company purchased all of the outstanding shares of Dalewood from David Thalheim, a director nominee of the Company and from another person, for an aggregate of $777,000. The purchase price represented the value of Dalewood's capital account for its limited partnership and general partnership interest in Dalewood Associates, L.P. Mr. Thalheim was a 50% stockholder of Dalewood at the time of the purchase. See also "Certain Transactions" regarding Mr. Thalheim's investment in and complete withdrawal from Dalewood Associates, L.P.

     In October 1995, Richard Rosenstock became a limited partner in Kaleidoscope Partners, L.P. ("Kaleidoscope"), a private investment partnership of which a wholly-owned subsidiary of the Company served as general partner. Mr. Rosenstock's total investment in Kaleidoscope amounted to $500,000. Mr. Rosenstock subsequently transferred his interest in Kaleidoscope to a trust he established, which in turn withdrew as a limited partner effective December 31, 1997.

     In March 1995, David Thalheim became a limited partner in Kaleidoscope. His total investment amounted to $400,000. Mr. Thalheim subsequently transferred his interest in Kaleidoscope to a trust he established, which in turn withdrew as a limited partner effective December 31, 1997.

     Other than the foregoing and as described in "Merger Proposal -- Management After the Merger; Employment Agreements" and "Certain Transactions," the Company is not aware of any past, present, or proposed material contracts, arrangements, understandings, relationships, negotiations or transactions since February 1, 1995 between GBI or the GBI Principal Shareholders and the Company or any of its affiliates.

Accounting Treatment

     The Merger will be accounted for under the purchase method of accounting. Under purchase accounting, the fair value of the total Merger Consideration for GBI will be allocated to the individual GBI assets and liabilities based on their fair values. The excess of the purchase price over the face value of the net assets acquired will be amortized over the estimated period benefitted. The individual allocations are subject to valuations as of the date of the Merger based on appraisal and other studies, which are not yet completed. Accordingly, the final allocations will be different from the amounts reflected in the unaudited pro forma condensed combined financial information. Although the final allocations will differ, the unaudited pro forma condensed combined financial information reflects the Company's best estimate based on currently available information as of the date of this Proxy Statement. See "Pro Forma Condensed Combined Financial Information".

Certain Federal Income Tax Consequences

     The Merger of GBI and Newco is intended to be a "tax-free reorganization", for Federal income tax purposes under Section 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended. Neither the Company nor GBI will recognize any gain or loss in the Merger and neither the stockholders of the Company nor the shareholders of GBI will recognize any gain or loss in the Merger.

No Appraisal Rights for Dissenters

     Under Delaware law, the Company's stockholders will not be entitled to appraisal rights in connection with the Merger.

Merger Agreement

     The description of the Merger Agreement set forth below does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, annexed hereto as Appendix A and incorporated herein by reference. Stockholders are urged to read the Merger Agreement in its entirety.

     General

     On November 4, 1998, the Company and Newco entered into the Merger Agreement with the GBI and the GBI Principal Shareholders pursuant to which Newco will merge with and into GBI, with GBI changing its name to Research Partners International, Inc. and becoming a wholly-owned subsidiary of the Company.

     Merger Consideration

     Pursuant to the Merger Agreement, the Company will issue (i) 6,000,000 Merger Shares and (ii) Merger Warrants to purchase an aggregate of 2,000,000 shares of Common Stock. Under the terms of the Merger Agreement, each share of common stock of GBI outstanding immediately prior to the Effective Time, which are the only outstanding securities of GBI, will be converted into the right to receive its pro rata portion of the Merger Shares and Merger Warrants. The Merger Warrants are exercisable at $3.50 per share and become exercisable, if at all, as follows:

     (i) If the retail registered representatives employed by the broker-dealer subsidiaries of the Company (other than registered representatives who join a subsidiary as a group from another firm and, as a group generated at least $10,000,000 of commissions during the 12 full commission months prior to joining the subsidiary, and who do not relocate to one of the subsidiaries' three principal offices in New York, NY, Bethpage, NY, or Boca Raton, Florida ("Excluded Commissions")) generate gross commissions of at least $100,000,000 during the first 12 commission months beginning after the three-month anniversary of the date GBI and the Company commence sharing facilities ("Initial Commission Period"), up to an aggregate of one-half of the total shares of Common Stock issuable upon the exercise of the Merger Warrants ("Warrant Shares") may be purchased at any time commencing on the first business day after the last day of the Initial Commission Period and ending on the six-year anniversary of the last day of the Initial Commission Period;

     (ii) If gross commissions (other than Excluded Commissions) of at least $130,000,000 are generated during the 12 commission months immediately following the Initial Commission Period ("Second Commission Period"), up to an aggregate of one-half of the total Warrant Shares may be purchased at any time commencing on the first business day after the last day of the Second Commission Period and ending on the five-year anniversary of the last day of the Second Commission Period; and

     (iii) If the threshold gross commissions are not generated in either the First Commission Period or Second Commission Period, but gross commissions (other than Excluded Commissions) of at least $230,000,000 are generated in the combined periods, any Warrant Shares which have not yet become purchasable may be purchased at any time commencing on the first business day after the last day of the Second Commission Period and ending on the five-year anniversary of the last day of the Second Commission Period.

     The Merger Warrants have a provision permitting cashless exercise and, if any portion of the Merger Warrants become exercisable, the Company is obligated to file a registration statement with the Securities and Exchange Commission ("Commission") to register the resale of the Warrant Shares upon the request of the holders of the Merger Warrants to purchase at least 1,000,000 Warrant Shares.

     The shareholders of GBI are entitled to appraisal rights pursuant to Sections 623 and 912 of the New York Business Corporation Law ("BCL"). The

Merger Consideration will be reduced, on a pro rata basis, if any shareholder of GBI votes against the Merger and seeks appraisal rights since such shareholder will be paid in cash by GBI. If after the Effective Time such shareholder loses the right to receive payment pursuant to Section 623 of the BCL (waivable by the Company), the reduction is eliminated and the common stock of GBI held by such shareholder will be treated as if it had been converted as of the Effective Time into the Merger Consideration. It is a condition to the Company's obligation to consummate the Merger that shareholders of GBI who exercise their appraisal rights hold, in the aggregate, no more than 3% of the outstanding common stock of GBI.

     Representations and Warranties

     The Merger Agreement contains various representations and warranties of GBI and the GBI Principal Shareholders, on one hand, and the Company and Newco, on the other hand, relating to, among other things, (i) due organization and similar corporate matters; (ii) capital structure; (iii) authorization, execution, delivery, performance and enforceability of the Merger Agreement and related maters; (iv) absence of any conflict with their respective certificates of incorporation and by-laws, and material contracts; (v) governmental or regulatory approvals and consents of third parties required to consummate the Merger; (vi) their respective financial statements; (vii) the absence of certain material events and changes since the date of their respective financial statements; (viii) various matters relating to their respective assets, and the operations and conduct of the respective businesses; and (ix) with respect to the GBI Principal Shareholders of GBI, their acquisition of the Company's Common Stock for their own accounts and not with a view towards distribution thereof and other matters reflecting compliance with applicable securities laws.

     Certain Covenants

     Pursuant to the Merger Agreement, GBI and the GBI Principal Shareholders, on one hand, and the Company and Newco, on the other hand, have agreed that during the period from the date of the Merger Agreement until the Effective Time, except as permitted by the Merger Agreement or as consented to in writing by the other, each will, (i) conduct its business in the ordinary course and in a manner consistent with current practice; (ii) use their best efforts to keep available the services of their current employees and preserve the current relationships with their customers and other persons with which they have significant business relations; (iii) not dispose or encumber any property or assets other than the ordinary course of business and in a manner consistent with past practice; (iv) not amend the respective certificates of incorporation or by-laws; (v) with certain exceptions, issue any shares of capital stock or any securities convertible or exercisable into or exchangeable their capital stock of each company; (vi) declare any dividend or make any distribution in cash, securities or otherwise or redeem or purchase any shares of capital stock, other than those which it is required to redeem or repurchase; (vii) advance, transfer or otherwise distribute to a shareholder or any of their affiliates or otherwise withdraw cash or cash equivalents in a manner inconsistent with established cash management practices; (viii) make any general wage or salary increase or enter into or amend any employment contracts or increase the compensation payable to any officers or employees, except in certain circumstances; (ix) make any capital expenditure in excess of $100,000 in the aggregate; or (x) merge or consolidate with or acquire all or substantially all of the assets of any other person or entity, except that Company is permitted to consolidate its wholly-owned subsidiaries. In addition, the Company and GBI each agreed to provide to each other reasonable access to all of their books, records, reports and related materials and to use their best efforts to fulfill the conditions required to be fulfilled by them to the extent within their control. GBI also has agreed to liquidate and dissolve an affiliated private investment partnership and to terminate GBI's retirement trust profit sharing plan.

     Conditions to the Merger

     The respective obligations of GBI and the GBI Principal Shareholders, on one hand, and the Company and Newco, on the other hand, to effect the Merger are subject to a number of conditions, including that (i) the issuance of the Merger Consideration and the amendment to the Company's Certificate of Incorporation to change its name shall have been approved by the shareholders of the Company;
(ii) the NASD and any other governmental or self-regulatory agency whose approval is required shall have approved the Merger (and the Commission shall not raise any unresolved objection to the Merger); (iii) the board of directors of the Company, GBI and the other broker-dealer subsidiaries of the Company shall have been reconstituted as set forth in the section of this Proxy Statement entitled "The Merger Proposal--Management After the Merger; Employment Agreements;" and (iv) the absence of any order, decree or injunction of a court of competent jurisdiction or any regulation promulgated by any governmental agency that prohibits consummation of the Merger.

     In addition, the obligation of GBI and the GBI Principal Shareholders to consummate the Merger is subject to, among others, the following conditions: (i) without supplementation after the date of the Merger Agreement, the representations and warranties of the Company and Newco shall, (A) with respect to those representations and warranties qualified by a materiality statement, be true and correct in all respects as of the closing of the Merger, and (B) with respect to all other representations and warranties, be true and correct as of the closing in all material respects, (ii) all covenants, agreements and obligations required by the Merger Agreement to be performed by the Company and Newco by the closing shall have been performed or fulfilled in all material respects; (iii) the Company and Newco shall obtain all necessary consents, approval or waivers; and (iv) the Liquid Net Worth (as defined in the Merger Agreement) of the Company and its subsidiaries, on a consolidated basis, as of the close of business (A) on the last day of the month prior to the month preceding the closing if the closing is prior to the 25th of any month, or (B) on the last day of the month prior to the closing if the closing is after the 24th of any month, in either case, as determined from the Company's balance sheet (which balance sheet must be consistent with the FOCUS reports (financial reports required to be filed by broker-dealers with the NASD) last filed by the broker-dealer subsidiaries of the Company prior to the closing) shall not be less than 75% of the Liquid Net Worth of the Company, on a consolidated basis, at August 31, 1998.

     In addition to the conditions set forth in the first paragraph of this section, the obligation of the Company and Newco to consummate the Merger are subject to, among other things, the following conditions: (i) without supplementation after the date of the Merger Agreement, the representations and warranties of GBI and the GBI Principal Shareholders shall, (A) with respect to those representations and warranties qualified by a materiality statement, be true and correct in all respects as of the closing of the Merger, and (B) with respect to all other representations and warranties, be true and correct as of the closing in all material respects, (ii) all covenants, agreements and obligations required by the Merger Agreement to be performed by GBI and the GBI Principal Shareholders by the closing shall have been performed or fulfilled in all material respects; (iii) GBI and the GBI Principal Shareholders shall have obtained all necessary consents, approval or waivers; (iv) the Liquid Net Worth (as defined in the Merger Agreement) of GBI as determined from GBI's FOCUS report last filed prior to the closing shall not be less than 75% of the Liquid Net Worth of GBI at August 31, 1998; (v) the Company's receipt of an opinion from a recognized investment banking firm reasonably acceptable to the Company and GBI stating that the terms of the Merger are fair, from a financial point of view, to the holders of the Common Stock; (vi) the Merger shall have been approved by shareholders of GBI and the shareholders of GBI who have elected to exercise their appraisal rights hold, in the aggregate, no more than 3% of the outstanding common stock of GBI; and (vii) all moneys owed to GBI for the purchase of its Common Stock reflected as a subscription receivable on the balance sheet of GBI at August 31, 1998 shall have been paid in full.

     Amendment and Waiver

     The Merger may be amended or modified by written agreement of Company and Newco, on one hand, and GBI and the GBI Principal Shareholders, on the other hand. At any time prior to closing, either side may, (i) extend the time for the performance of any obligations or other acts of the other side; (ii) waive any inaccuracies in the representations and warranties contained in the Merger Agreement or in any document delivered pursuant thereto; or (iii) waive compliance with any of the agreements or conditions contained therein.

     Termination

     The transactions contemplated by the Merger may be terminated under the following limited circumstances: (i) by mutual written consent of the Company and GBI; (ii) by either the Company or GBI if, without fault of such terminating party, the Merger is not consummated on or prior to May 31, 1999; (iii) by either the Company or GBI (if the terminating party is not then in material breach of its obligations hereunder) if (A) a material default or breach is made by the other party with respect to the due and timely performance of any of its obligations contained under the Merger Agreement and such default cannot be cured within a reasonable period of time, or (B) if any of the other party's representations and warranties (x) made without any materiality standard, are not true and correct in all material respects as of the date the Merger Agreement was executed and as of the closing date or (y) made with any materiality standard, are not true and correct in all respects as of the date the Merger Agreement was executed and as of the closing date; or (iv) by either the Company or GBI if, (A) the Board of Directors of the Company withdraws, modifies or changes its recommendation so that it is not in favor of the Merger Agreement or the Merger or resolves to do any of the foregoing or (B) the Board of Directors of the Company recommends or resolves to recommend to its shareholders a transaction other than the Merger.

     If the Merger Agreement is terminated because there has been a material default or breach by one of the parties with respect to the due and timely performance of any of its obligations which cannot be cured within a reasonable amount of time, or there has been may breach of any representation or warranty in a material respect, then the non-terminating party shall, within five days of termination, pay or reimburse the terminating party for all the documented out-of-pocket reasonable fees and expenses incurred by the terminating party (including the reasonable fees and expenses of its counsel, accountants, consultants and advisors) in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement, together with certain other enumerated costs. Unless such termination is with respect to a breach of a representation or warranty deemed to be made at the closing (as opposed to upon execution of the Merger Agreement) and such breach was caused by factors outside the control of the non-terminating party, the non-terminating party shall, within five days of termination, also pay the terminating party a fee of $300,000. If the Merger Agreement is terminated by either party because the
Board of Directors of the Company withdraws, modifies or changes its recommendation so that it is not in favor of the Merger Agreement or the Merger or the Board of Directors recommends or resolves to recommend a transaction other than the Merger, it will be deemed to be a termination by GBI due to a breach by the Company of its covenants under the Merger Agreement and the provisions of the first and second sentences of this paragraph will apply.

     Exclusivity

     Under the terms of the Merger Agreement, the Company cannot, except in the limited circumstances described below, (i) solicit, encourage, directly or indirectly, any inquiries, discussions or proposals for; (ii) continue, propose or enter into any negotiations or discussions looking toward; or (iii) enter into any agreement or understanding providing for, any acquisition of any of its capital stock or assets. The Merger Agreement also provides that the Company shall not provide any information to any person for the purpose of evaluating or determining whether to make or pursue any such inquiries or proposals with respect to any such transaction. However, if the Company receives an unsolicited proposal for, or indication of interest in, entering into such a transaction, the Company is entitled to communicate with such party all publicly available information requested by such party but it cannot give such party any non-public information about the Company or otherwise negotiate with such party unless (A) two business days' prior written notice is given to GBI and (B) the Company's Board of Directors shall have been advised by the Company's outside counsel that the failure to provide such non-public information would be reasonably likely to constitute a breach of the fiduciary responsibilities of the Board of Directors to the Company's shareholders. In addition, the Board of Directors of the Company is permitted to modify or withdraw any recommendation made in this Proxy Statement if the Board of Directors, in good faith, after being advised by outside counsel, determines that to not withdraw such recommendation would be reasonably likely to constitute a breach of the fiduciary responsibilities of the Board of Directors to the Company's shareholders.

     Under the terms of the Merger Agreement, neither GBI nor the GBI Principal Shareholders shall (i) solicit, encourage, directly or indirectly, any inquiries, discussions or proposals for; (ii) continue, propose or enter into any negotiations or discussions looking toward; or (iii) enter into any agreement or understanding providing for, any acquisition of any capital stock of GBI or of any part of its assets, nor shall they provide any information to any person for the purpose of evaluating or determining whether to make or pursue any such inquiries or proposals with respect to any such acquisition.

     Indemnification

     Pursuant to the terms of the Merger Agreement, all of the shareholders of GBI (severally, in proportion to their ownership of shares of GBI), on the one hand, and the Company, on the other hand, have agreed to indemnify the other for breach of their respective representations, warranties and covenants under the Merger Agreement. Any claim for indemnity must be made by April 30, 2000. Except in limited circumstances, no indemnity payment shall be made unless, after the resolution of all claims for indemnity, the aggregate of all amounts for which indemnity would otherwise be owed by such party, net of any amounts for which indemnity would otherwise be owed to such party, exceeds $1,250,000, in which event the amount for which indemnity shall be due shall be calculated from the first dollar. At its election, a party required to indemnify the other may pay its indemnity obligations in shares of the Company's Common Stock, valued for this purpose at the last sale price of the Company's Common Stock on the last business day prior to the date of the resolution of the last indemnity claim. The maximum amount that either side shall pay the other is 3,000,000 shares of Common Stock, or the equivalent monetary value thereof.

     Lock-Up Agreements

     Concurrently with the execution of the Merger Agreement, David Thalheim, Joseph Berland, Richard J. Rosenstock, Mark Zeitchick, Vincent Mangone, David M. Nussbaum, Roger N. Gladstone, Peter R. Kent and Robert H. Gladstone executed Lock-Up Agreements with the Company whereby they each agreed that, without the Company's prior written consent, for a period of 24 months from the Effective Time, they will not offer, sell, give away, pledge, hypothecate or otherwise dispose of any shares of the Company's Common Stock then owned by them or hereafter acquired, whether beneficially or of record.

     In addition, GBI will cause each shareholder of GBI who will be receiving Common Stock and the Merger Warrants to execute an agreement with the Company and GBI pursuant to which such shareholder shall agree not to sell any Common Stock, Merger Warrants or Warrant Shares for a similar 24-month period.

Management After the Merger; Employment Agreements

     As contemplated by the Merger Agreement and the Director Proposal, at the Effective Time of the Merger, the fourteen persons listed below will become directors of the Company and will become officers of the Company as set forth in the right column. The directors of the Surviving Corporation will be Joseph Berland, Mark Zeitchick, David Nussbaum and Peter Kent. The officers of the Surviving Corporation will be selected from among and by the directors of the Surviving Corporation.

Name                        Age        Current Position with the Company or GBI              Position After the Merger
-------------------      -------       -----------------------------------------             -------------------------
David M. Nussbaum           44         Chairman of the Board, Chief Executive Officer,       Co-Chairman of the Board
                                          Director of the Company

Roger N. Gladstone          44         President, Director of the Company                    Vice Chairman of the Board

Peter R. Kent               45         Executive Vice President, Chief Operating Officer,    Chief Executive Officer
                                          Director of the Company

Peter R. McMullin           55         Executive Vice President, Chief Investment Officer,   Executive Vice President
                                          Director of the Company

Robert T. McAleer           66         Executive Vice President, Director of the Company     Executive Vice President


Richard Y. Roberts          47         Director of the Company                               Director only

Joseph Berland              58         Chairman of the Board, Chief Executive Officer,       Co-Chairman of the Board
                                       Director of GBI

Richard J. Rosenstock       47         President, Director of GBI                            President

David Thalheim              44         President of Imperial International Group, Inc.,      Chief Operating Officer
                                        a firm that provides consulting services to GBI

Mark Zeitchick              33         Executive Vice President of GBI                       Executive Vice President

Vincent Mangone             33         Executive Vice President of GBI                       Executive Vice President

----------------            [---]       --                                                    --
----------------            [---]       --                                                    --
----------------            [---]       --                                                    --

     The Company has entered into one-year employment agreements with each of David M. Nussbaum, Roger N. Gladstone and Peter R. Kent for them to serve in the capacities indicated above commencing at the Effective Time. GKN has entered into a one-year employment agreement with Robert Gladstone which commences at the Effective Time, pursuant to which he will continue to serve as GKN's Executive Vice President. Each of the agreements provides for an annual salary of $240,000 (their current salary, except for Peter Kent who is receiving a $40,000 raise). Under their agreements, Messrs. Nussbaum, Gladstone and Gladstone each receives 20% of the gross brokerage commissions generated in any of his or each other's customers' accounts (an aggregate 60% payout) and they are also entitled to bonuses under the Company's 1996 Incentive Compensation Plan ("IC Plan"), as described below. See also, "Director Proposal--Board and Committee Information; and --1996 Incentive Compensation Plan." The employment agreements with all of the foregoing persons provide that the Company shall offer the employee the right to remain employed as a registered representative of a broker-dealer subsidiary of the Company at all times during the five-year period commencing at the Effective Time.

     The Company has entered into one-year employment agreements with each of Joseph Berland, Richard Rosenstock, David Thalheim, Mark Zeitchick and Vincent Mangone for them to serve in the capacities indicated above commencing at the Effective Time. Each of the agreements with Messrs. Berland, Rosenstock and Thalheim provides for an annual salary of $200,000. Messrs. Zeitchick and Mangone will receive no fixed salary. Each of Messrs. Berland, Rosenstock, Thalheim, Zeitchick and Mangone receives 50% of the gross brokerage commissions generated in his customers' accounts plus a percentage ("Override") on the gross retail commissions generated by the Company of .65%, .65%, .4%, 1.35% and 1.35%, respectively (provided that the Override payable to Mr. Thalheim is payable only to the extent the Company has pre-tax income for the fiscal year ended January 31, 2000), and they are also entitled to bonuses under the IC Plan, as described below. The employment agreements with all of the foregoing persons provide that the Company shall offer the employee the right to remain employed as a registered representative of a broker-dealer subsidiary of the Company at all times during the five-year period commencing at the Effective Time.

     Under their agreements, each of Messrs. Nussbaum, Gladstone, Kent and Gladstone (collectively, the "GKN Executives") and Berland, Rosenstock, Thalheim, Zeitchick and Mangone (collectively, the "GBI Principal Shareholders") is entitled to participate in the "Pool," as defined in the IC Plan for the year ending January 31, 2000. The GKN Executives, as a group, will be paid an aggregate amount from the Pool for such fiscal year ("2000 Pool") equal to the "Overrides" payable for such year to Messrs. Berland, Rosenstock and Thalheim, less 162/3% of all commissions payable to the GKN Executives during such year. The balance of the 2000 Pool shall be paid 50% to the GKN Executives, as a group, and 50% to the GBI Executives, as a group. The amount to be paid to each person in the respective groups shall be determined by the Employee Incentive Committee of the Company's Board of Directors.

     All the foregoing agreements contain non-solicitation provisions, generally expiring one year after termination of employment.

     If the Merger is not consummated, the employment agreements will not become effective and the GKN Executives will continue to serve the Company in their current position until the end of their present employment term as set forth either in their existing employment agreements, or if such agreements expire, as determined by the Board of Directors.

                             BUSINESS OF THE COMPANY

     The Company, through its subsidiaries, provides institutional research, investment banking, securities brokerage and trading services. In the fiscal year ended January 31, 1998, these subsidiaries consisted of GKN, SERP, Shochet and RPII-AG. The Company also has operations in the merchant banking through its Dalewood subsidiary.

     The Company was incorporated in Delaware in January 1987 and consummated its initial public offering in July 1996. It began operations through GKN in October 1987, and has since grown significantly through increasing its sales force and more recently by acquisition. The Company acquired Shochet in November 1995, commenced operations at RPII-AG in Switzerland in February 1996, acquired Dalewood in December 1996, and acquired SERP in March 1997. The Company plans to continue growing both internally and through acquisitions.

     The Company derives revenues primarily from brokerage and investment banking services. These activities generate commission and fee income, as well as revenues from market making and principal transactions. The following table indicates the percentage of total revenues represented by each of the Company's principal activities during the three fiscal years ended January 31 and the six months ended July 31, 1998:

                               Six Months Ended                           Fiscal Year Ended January 31,
                                July 31, 1998                         1998            1997             1996
                           ----------------------                     ----            ----             ----
Commissions                         79%                                79%             74%              71%
Investment banking                  13%                                12%             17%              14%
Principal transactions               0%                                  4%             6%              13%
Interest and other                   8%                                  5%             3%               2%


     The Company intends to merge its three operating domestic broker-dealers, GKN, SERP and Shochet, into one company. This merger will occur following receipt of approval from the NASD Regulation, Inc. The three newly merged broker-dealers will operate under the name of Southeast Research Partners, Inc. The following discussion describes the various businesses of the Company. The discussion below describes GKN, SERP, and Shochet as separate corporate entities. Subsequent to the mailing of this Proxy Statement and prior to the Stockholders' Meeting, they may be separate divisions of one corporate entity.

Brokerage and Distribution

     A significant portion of the Company's revenues are generated from commissions. The Company charges commissions to its individual and institutional clients for executing buy and sell orders of securities on national and regional exchanges and in the over-the-counter (OTC) markets. When the Company receives a buy or sell order for a security in which it makes a market or has inventory, it may act as a principal and purchase from, or sell to, its customers the desired security on a disclosed basis at a price set in accordance with applicable securities regulations. In fiscal 1998 the Company's brokerage and distribution activities were performed through its brokerage subsidiaries: GKN, SERP, Shochet, and RPII- AG. At October 31, 1998, they employed a total of 207 registered representatives and serviced approximately 27,700 active customer accounts with approximately $1.1 billion in assets. The brokerage subsidiaries serve a diverse clientele with varying investment characteristics.

     GKN, SERP, Shochet, and RPII-AG currently use the services of Schroder & Co. Incorporated ("Schroder") as their clearing agent on a fully disclosed basis. Schroder processes all securities transactions and maintains customer accounts on a fee basis. Customer accounts are protected through the Securities Investor Protection Corporation ("SIPC") for up to $500,000, of which coverage for cash balances is limited to $100,000. Schroder provides protection in excess of the SIPC protection up to $100 million, of which coverage for cash balances is limited to $100,000 in cash. The services of Schroder include billing, credit control, receipt, and custody and delivery of securities. Schroder provides operational support necessary to process, record, and maintain securities transactions for the Company's brokerage and distribution activities. Schroder provides these services to the Company and its customers at a total cost which is less than it would cost the Company to process such transactions on its own.

     Schroder lends funds to the Company's customers through the use of margin credit. These loans are made to customers on a secured basis, with Schroder maintaining  collateral  in the  form  of  saleable  securities,  cash  or  cash equivalents. Under the terms of the clearing agreement, the brokerage subsidiaries indemnify Schroder for any loss on these credit arrangements. At October 31, 1998, the Company had approximately $70 million of margin credit outstanding to its customers through Schroder. In fiscal 1998 and in the nine months ended October 31, 1998, net interest earned from margin credit activity totaled $874,000 and $489,000, respectively.

GKN

     GKN, a full service securities brokerage and investment banking firm, is a member of the NASD. At July 31, 1998, GKN operated four branch offices in New York City, New York; Stamford, Connecticut; and Boca Raton and Miami, Florida, with a total of 165 registered representatives. During fiscal 1998 and in the six months ended July 31, 1998, GKN generated approximately $27 million and $15.2 million, respectively, in commissions from executing customers' secondary trades. GKN' sales force serves a clientele which primarily consists of individuals who invest in OTC equity securities.

SERP

     The Company acquired SERP on March 13, 1997. SERP, a research and institutional brokerage boutique, is a member of the NASD. The firm's clientele primarily consists of institutional investors who invest in listed and OTC equity securities. At July 31, 1998, SERP operated branch offices in Boca Raton and Palm Beach, Florida; New York City, New York; Boston, Massachusetts; and San Francisco, California; with a total of 33 registered representatives. During the period from March 14, 1997 to January 31, 1998, and in the six months ended July 31, 1998, SERP generated approximately $4.5 million and $3.0 million, respectively, in commissions from executing customers' secondary trades.

Shochet

     Shochet, a full service discount brokerage firm, is a member of the NASD. At July 31, 1998, Shochet operated branch offices in Hallandale, Miami Beach, South Miami, Tamarac and Delray Beach, Florida, with a total of 53 registered representatives. During fiscal 1998, and in the six months ended July 31, 1998, Shochet generated approximately $6 million and $3.6 million, respectively, in commissions, primarily from executing customers' secondary trades. The clientele served by Shochet's registered representatives is generally retired individuals who invest in exchange-listed equity securities, fixed income securities and mutual funds. The Company intends to expand Shochet's business through the recruitment and hiring of additional registered representatives for existing offices, as well as potentially opening or acquiring additional offices in new geographic locations.

RPII-AG

     The Company opened its first international office in Zurich, Switzerland, in February 1996, with the commencement of operations of RPII-AG. The primary emphasis of the office is to serve European institutional money managers and clients investing in small capitalization equity securities publicly traded in U.S. markets. At July 31, 1998, RPII-AG employed two registered representatives. The Company plans to expand its international operations through the recruitment and hiring of additional registered representatives and potentially opening additional international offices. The revenues and operating profit generated by RPII-AG during fiscal 1998 and in the six months ended July 31, 1998 did not represent a material percentage of the Company's total revenues and operating loss.

Investment Banking

Corporate Finance

     The Company's  investment  banking  revenues are  principally  derived from managing or co- managing public offerings of equity securities, although the private placement of equity or equity-related securities for both private and publicly-held companies has recently become an increasingly important source of investment banking revenues. The Company's underwriting activities have historically focused on public equity underwritings for small capitalization, emerging growth companies in a variety of industries. The Company believes that its expertise and proven ability to assist emerging growth companies, which often have limited access to other sources of capital, have created a significant source of ongoing and potential new investment banking clients. Through SERP, the Company now intends to broaden its underwriting activity to include larger size offerings with an industry specialization focus based upon the specific industry expertise brought by the research analysts at SERP.

Corporate Advisory

     To date, the Company has not derived significant revenues from corporate advisory services. Through its relationships with its investment banking clients, the Company intends to expand this business with a concentration on mergers and acquisitions, strategic partnering, fairness opinions and corporate recapitalizations.

Syndicate

     The Company's syndicate departments have historically served as an additional source of product, through selling group or underwriter participation, for distribution through the Company's various distribution channels. To date, revenues generated by the syndicate departments have been insignificant. The Company expects that the emphasis of these departments will expand to increase the participation of other broker-dealers in the marketing and distribution of the Company's underwritings as well as allowing the Company to participate in the selling group or as an underwriter in other investment banks' underwritings.

Principal Transactions

Market Making

     The Company's market making activities primarily serve as an accommodation to its customers. The firm carries inventories of securities to facilitate brokerage transactions with customers and other dealers. Principal transactions with customers are effected at prices in accordance with applicable security regulations. At October 31, 1998, GKN made markets in more than 100 securities, while SERP made markets in 19 securities. In the fiscal year ended January 31, 1998, and in the six months ended July 31, 1998, principal transactions related to securities in which the Company's brokerage subsidiaries made markets, including realized and unrealized gains and losses, accounted for a loss of $961,000 and $980,000, respectively.

Investment Account

     In connection with its investment banking activities of raising capital and providing advisory services for client companies, the Company may receive warrants which entitle it to purchase securities of these client companies. These warrants, which are held in the Company's investment account, vary in value based upon the market prices of the underlying securities. Warrants are usually exercisable for four years beginning one year after issuance and are valued by management based on a significant discount to the current market values of the underlying securities. At July 31, 1998, the Company owned warrants to purchase securities of 45 companies for which it has performed investment banking services. These warrants had an underlying market value of approximately $1 million, of which the firm recognized $635,000 million in value, or 62%. During fiscal 1998, and in the six months ended July 31, 1998, the Company recognized total realized and unrealized gains on its investment account warrants of $2.7 million, or 5% of the Company's revenues, and $896,000, or 3.2% of the Company's total revenues, respectively.

Research

     SERP provides research services as an integral part of the Company's investment banking and securities brokerage activities. Research activities identify attractive investment opportunities in the securities of independent companies as well as create support, sponsorship, and independent analysis for the securities of companies underwritten by the Company. The Company's acquisition of SERP during fiscal 1998 enhances its research capabilities by providing it with institutional quality research for institutional investors. At July 31, 1998, the Company employed a total of 13 research analysts at SERP. The industries covered by the Company's research include technology, healthcare, energy, financial services, consumer/leisure, building and infrastructure, pharmaceutical and retail.

Other Services

Day Trading

     During the second quarter of fiscal 1999 the Company initiated the development of a day trading facility, based in Miami, Florida. This facility allows customers access to online electronic trading equipment and facilities where they may directly trade securities in the over-the-counter Nasdaq market or on the listed exchanges. All trades are executed and handled electronically through the utilization of various third-party software and execution services. Customers trade with their own capital and no capital is provided by the Company. The facility operates under the name of "Shochet Day Trading." The trading facility began full online trading in November 1998. The Company does not expect to generate significant revenues from this facility during the current fiscal year.

Fixed Income

     The Company, through its operating broker-dealers, Shochet, GKN and SERP, provides customers with access to fixed income securities. During fiscal 1999 the Company established a "High Yield Debt" department, which facilitates trades in high yield debt securities for both retail and institutional customers. It is intended to also service corporate clients for whom it is appropriate to issue high yield securities. In total, the Company employs seven people to facilitate its fixed income operations. During the twelve months ended January 31, 1998 and the six months ended July 31, 1998, the Company generated $860,000 and $416,000, respectively, in commission revenues related to fixed income securities. The Company does not expect to generate significant revenues during the current fiscal year in its High Yield Debt department.


Money Management

     The Company entered the money management business in 1995 through the establishment of GKN Fund Management, Inc., which served as the managing partner of Kaleidoscope, a "fund of funds" investment partnership which invested its capital in other funds managed by unaffiliated money managers. In December 1997, the Company converted Kaleidoscope into Remington Partners, LP, an investment limited partnership managed by Remington Capital Corp., a subsidiary of the Company. As of March 30, 1998 the Company terminated its relationship with Remington Partners, LP and transferred the General Partner interest of Remington Capital Corp. to an entity affiliated with the portfolio manager of the investment partnership.

     In January 1998, the Company, through its RPII-AG subsidiary, launched Early Bird Investors AG ("Early Bird"). A subsidiary of the Company, GKN Asset Management AG, was formed to serve as investment advisor to Early Bird. Early Bird is a closed-end investment company publicly traded on the Zurich stock exchange. Early Bird's investment objective is to invest predominantly in U.S. small- and mid- capitalization equity securities. It was open for investment to only non-U.S. residents. At April 1, 1998, the initial raise for Early Bird closed with CHF 60 million (U.S. $40 million). On October 1, 1998, the Company sold the stock of GKN Asset Management AG to Dr. Ernst Muller-Mohl for Swiss francs 1 million (U.S. $728,000) See "Certain Transactions."

Merchant Banking

     The Company entered the merchant banking business in 1996 with the acquisition of Dalewood. Dalewood is the managing partner of Dalewood Associates L.P., an investment partnership which makes equity investments in companies which are viewed as suitable candidates for future initial public offerings. At July 31, 1998, Dalewood Associates L.P. had total assets of approximately $6.5 million, of which $5.9 million was invested in 22 companies. The Company had an approximate $3.4 million investment in Dalewood Associates L.P. (both as a limited partner and through it ownership of Dalewood) at July 31, 1998. The Company has advised Dalewood Associates L.P. of its intention to completely withdraw its investment as a limited partner in Dalewood Associates, L.P. effective December 31, 1998.

Government Regulation

     The securities industry in the United States is subject to extensive and frequently changing federal and state laws and substantial regulation under such laws by the Commission and various state agencies and self-regulatory organizations, such as the NASD. GKN, Shochet, and SERP are registered as broker-dealers with the Commission and are member firms of the NASD. Much of the regulation of broker-dealers has been delegated to self-regulatory organizations, principally NASDR, the regulatory arm of the NASD, which has been designated by the Commission as the Company's primary regulator. NASDR adopts rules, which are subject to approval by the Commission, that govern its members and conducts periodic examinations of member firms' operations. Securities firms are also subject to regulation by state securities administrators in those states in which they conduct business. GKN is registered as a broker-dealer in all 50 states, the District of Columbia, and Puerto Rico. Shochet and SERP are registered as broker-dealers in 40 and 39 states, respectively, including the District of Columbia.

     Broker-dealers are subject to regulations which cover all aspects of the securities business, including sales methods and supervision, trading practices among broker-dealers, use and safekeeping of customers' funds and securities, capital structure of securities firms, record keeping and the conduct of directors, officers and employees. Additional legislation, changes in rules promulgated by the Commission and self-regulatory organizations, or changes in the interpretation or enforcement of existing laws and rules, may directly affect the mode of operation and profitability of broker-dealers. The Commission, self-regulatory organizations, and state securities commissions may conduct administrative proceedings which can result in censure, fine, the issuance of cease-and-desist orders or the suspension or expulsion of a broker-dealer, its officers or employees. The principal purpose of regulation and discipline of broker-dealers is the protection of customers and the integrity of the securities markets.

     RPII-AG is subject to certain Swiss federal and cantonal (state) laws. Securities trading and brokerage in Switzerland, since February 1997, is governed by the provisions of federal law. RPII-AG is regulated by the Swiss Federal Act on Stock Exchanges and Securities Trading (SESTA) and the Ordinance on Stock Exchanges and Securities Trading, which were both effective February 1, 1997. Until a license according to SESTA is granted to RPII-AG by the Federal Banking Commission, RPII-AG is also subject to the Law on Professional Trading of Securities in the Canton of Zurich. Under these laws RPII- AG must maintain certain equity capital levels. The distribution of equity capital is limited by the Swiss Code of Obligations. In order to transact security trades in Switzerland, RPII-AG currently operates under a B-license which was granted by the Department of Economy of the Canton of Zurich in July 1996. RPII- AG intends to obtain the required securities trader license under SESTA by the February 1999 deadline.

Competition

     The Company encounters intense competition in all aspects of the securities business and competes directly with other securities firms, a significant number of which have greater capital and other resources. In addition to competition from firms currently in the securities business, there has recently been increasing competition from other sources, such as commercial banks and insurance companies offering financial services, and from other investment alternatives. The Company believes that the principal factors affecting competition in the securities industry are the quality and abilities of professional personnel, and the quality, range, and relative prices of services and products offered.

Employees

     At October 31, 1998, the Company had a total of 391 employees, including 207 registered representatives.

Properties

     In February 1998, the Company's and GKN's principal executive offices moved from 61 Broadway, New York, New York to One State Street Plaza, New York, New York where they occupy approximately 48,000 square feet under a lease expiring in January 2013. The Company's subsidiaries currently lease 14 additional offices in the United States and one office in Switzerland.

Legal Proceedings

     The Company's business involved substantial risks of liability, including exposure to liability under federal and state securities laws in connection with the underwriting or distribution of securities and claims by dissatisfied customers for fraud, unauthorized trading, churning, mismanagement and breach of fiduciary duty. The Company does not presently maintain an errors and omissions insurance policy insuring it against these risks. In the normal course of the Company's business, the Company from time to time is involved in lawsuits and arbitrations brought by its customers. It is the opinion of management that the resolution of all proceedings presently pending will not have a material adverse effect on the consolidated financial condition of the Company.

                     SELECTED FINANCIAL DATA OF THE COMPANY

     Certain of the selected consolidated financial data presented below for each of the five fiscal years ended January 31, 1998, has been derived from the Company's consolidated financial statements which were audited by KPMG Peat Marwick LLP for 1998, 1997, 1996 and 1995, and by Goldstein Golub Kessler & Company, P.C. for 1994, each independent certified public accountants. Certain of the selected consolidated financial data presented below for the six months ended July 31, 1998 and July 31, 1997, has been derived from the Company's unaudited consolidated financial statements on the same basis as the audited financial statements and include all adjustments (consisting or normal recurring adjustments) necessary for a fair presentation of the results of these periods. This data should be read in conjunction with the Company's Consolidated Financial Statements, related notes and other financial information included elsewhere in this Proxy Statement. The information below is in thousands except for per share amounts and other data.

                                 Six months ended
                                     July 31,                                   Fiscal Year ended January 31,
                                    ----------                                 ------------------------------
                               1998           1997                 1998      1997            1996           1995           1994
                               ----           ----                 ----      ----            ----           ----           ----
Income Statement Data:
Total revenues               $27,794         $23,344         $48,676        $67,750         $43,019      $32,410         $32,956
Total expenses               $30,277         $27,457         $58,632        $56,394         $36,732      $31,516         $25,534
Pre-tax (loss) inco          $(2,483)        $(4,113)        $(9,956)       $11,356          $6,287         $894          $7,422
Net (loss) income            $(1,671)        $(2,449)        $(6,513)        $6,329          $3,469         $381          $4,006
Basic (loss) earnings
    per common share          $(0.21)         $(0.30)         $(0.80)         $0.93           $0.69        $0.08           $0.81
Diluted (loss) earnings
    per common share          $(0.21)         $(0.30)         $(0.80)         $0.88           $0.60        $0.07           $0.72
Weighted average shares
   outstanding - basic         8,100           8,132           8,114          6,824           5,037        5,063           4,963
Weighted average shares
    outstanding - diluted      8,100           8,132           8,114          7,175           5,737        5,695           5,530

Balance Sheet Data
  (at end of period):
Total assets                 $32,380         $47,875         $36,972        $51,633         $27,853      $16,096         $16,123
Total liabilities (excludin
subordinated debt)            $5,569         $15,909          $8,775        $15,869         $12,143       $4,339          $4,685
Subordinated debt               $498            $567            $576           $738            $934            -               -
Convertible subordinated
notes                              -               -               -              -               -            -            $162
Stockholders' equity         $26,313         $31,399         $27,621        $35,026         $14,776      $11,757         $11,276

Other Data:
Ratio of assets to
stockholders' equity            1.23            1.52            1.34           1.47            1.89         1.37            1.43
Return on average equity       (6.2%)          (7.4%)         (19.9%)         25.0%           26.1%         3.3%           43.3%
Pre-tax return on average
equity                         (9.2%)         (12.4%)         (30.4%)         44.9%           47.4%         7.8%           80.3%
Book value per share           $3.24           $3.88           $3.41          $4.26           $3.02        $2.30           $2.27
Registered representatives       253             316             253            275             224          163             126

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                    AND RESULTS OF OPERATIONS OF THE COMPANY

Business Environment

     The Company, through its subsidiaries, is primarily engaged in institutional research, investment banking, securities brokerage and securities trading, with an emphasis on small and mid-capitalization companies. This represents a change during the fiscal year ended January 31, 1998, away from a focus on emerging growth and micro-cap companies. This reorientation was in part driven by the acquisition of SERP and by a degradation of the business fundamentals surrounding the micro-cap marketplace. The Company's profitability is affected by many factors, including general economic and market conditions and the volatility of trading markets, specifically the small- and mid-capitalization market.

     The Company acquired SERP on March 13, 1997. SERP brought a proven track record of institutional quality research and institutional brokerage. The acquisition of SERP added nine new research analysts to the Company, including four current or prior Institutional Investor All Stars. See Note 3 of Notes to Consolidated Financial Statements for descriptions of the Company's acquisitions.

     The securities industry as a whole experienced another year of record-setting results during calendar year 1997 and the Company's fiscal year ended January 31, 1998. This happened despite a rapidly deteriorating climate for micro-cap stocks, where the Company has historically had a strong franchise. Declining volumes combined with regulatory moves to depress this market. Regulatory changes by the Commission and NASD relating to underwriting and trading of micro-cap stocks sought to reduce investors' transaction costs and widen the distribution of new offerings. Unfortunate and perhaps unintended consequences of these moves were more volatile after-market and other trading, as well as declining access to capital for micro-cap issuers. These events significantly impacted the Company's financial results for the year.

     Combining the acquisition of SERP with the macro-economic changes to our business led the Company to a thorough analysis and self-assessment of the Company's business structure. As a result, the Company's focus and its mission now is to evolve into a preeminent relationship-based, research-driven niche investment bank focusing on small- and mid-capitalization companies -- offering integrated research, investment banking, institutional and retail brokerage, and asset management.

     Results of any individual period should not be considered representative of future operations. A significant portion of the Company's expenses are fixed and do not vary with market activity. As a result, substantial fluctuations could occur in the Company's revenues and net income from period to period.

Results of Operations

Six Months Ended July 31, 1998  vs. Six Months Ended July 31, 1997
------------------------------------------------------------------

     Net loss for the six months ended July 31, 1998 was $(1,671,000) as compared with net loss of $(2,449,000) for the six months ended July 31, 1997. Loss per share of Common Stock for the six months ended July 31, 1998 was $(0.21) as compared to $(0.30) for the six months ended July 31, 1997. The improvement in operating results was primarily the result of increased commission revenues and other income as well as the elimination of expenses associated with investigations and settlements.

     The results of operations for the six months are not necessarily indicative of the results which may be expected for the entire fiscal year.

Revenues

     Total revenues increased $4,450,000 or 19% to $27,794,000 for the first half of the Company's fiscal year ended January 31, 1999 ("fiscal 1999"), mainly as a result of increased commissions revenue and other income. These increases were partially offset by losses from principal transactions.

     Commission revenues increased 24%, or $4,284,000, for the six months ended July 31, 1998. The Company executed 57% more trades during the period at an average commission 21% lower as compared to the same period in the prior year.

     Investment banking revenues decreased by $179,000. During the first half of fiscal 1999 the Company raised $23.5 million for corporate clients through two public offerings and one private placement. In the same period in the fiscal year ended January 31, 1998 ("fiscal 1998") the Company raised $52.2 million for its clients through four public offerings and four private placements.

     Principal transactions generated losses of $(82,000) in the first six months of fiscal 1999, as opposed to a $691,000 gain in the same period in fiscal 1998. Investment account gains totaled $898,000, while market making activities generated a loss of $(980,000).

     Other revenues increased $1,185,000 to $1,640,000, mainly as a result of the Company's merchant banking and asset management activities.

Expenses

     Total expenses for the first half of fiscal 1999 were $30,277,000, a 10% increase over the same period in fiscal 1998. As a percentage of revenues, these expenses decreased from 118% in fiscal 1998 to 109% in fiscal 1999.

     Fluctuations in the Company's expense categories for the six month period resulted from the same factors causing fluctuations for the second quarter. The primary factors resulting in higher expenses were the increase in trading volume, relocation of corporate headquarters, opening of new branch offices, and technological upgrades. Primary factors resulting in decreased expenses were the elimination of the investigations and settlements expenses and decreased amortization of recruiting payments to brokers.

Weighted average common shares outstanding

     The average number of common shares and common share equivalents outstanding used in the computation of basic and diluted earnings per common share was 8,100,126 for the first half of fiscal 1999 and 8,132,452 for the first half of fiscal 1998.

Year Ended January 31, 1998 vs. Year Ended January 31, 1997

     Basic earnings (loss) per share of Common Stock for the year ended January 31, 1998, were ($0.80) as compared to $0.93 for the year ended January 31, 1997. Correspondingly, diluted earnings (loss) per share of Common Stock for the comparable periods were ($0.80) and $0.88, respectively. The significant loss in the current year was attributable to the deteriorating climate for micro-cap stocks, which resulted in substantial decreases in revenue for the Company, as well as expenses recognized for litigation, severance, and costs related to the reorientation and restructuring of the Company's business.

Revenues

     Total revenues decreased by $19,074,000, or 28%, to $48,676,000 for the fiscal year, led by significant decreases in commission and investment banking revenues. Fiscal 1998 revenues include $5,464,000 generated by SERP, which was not part of the Company in fiscal 1997. Hence, without SERP, revenues would have decreased by $24,538,000, or 36%.

     Commission revenues decreased by $11,825,000, or 24%. The decrease reflects deteriorating market conditions in the micro-cap marketplace throughout the year, causing a 28% decrease in the average commission per trade.

     Investment banking revenues decreased by $5,367,000, or 47%. The Company raised $112.6 million for its clients in fiscal 1998 through six public offerings and seven private placements, a decrease from fiscal 1997, during which the Company raised $136.3 million through ten public offerings and ten private placements. The current year reflected the beginning of a transition from the Company being the sole manager on underwritings to a co-manager on larger transactions. This transition potentially decreases the average revenue per transaction that is generated by the Company.

     Revenues from principal transactions decreased by $2,562,000, or 60%. Market-making activities generated $3,770,000 less revenue in fiscal 1998 than in fiscal 1997. This decrease was partially offset by an increase in revenues from the investment account of $1,208,000. The decrease in revenues attributable to market-making was the direct result of regulatory changes mandating smaller spreads between "bid" and "offer" prices and more restrictive trading rules. A majority of the revenues generated in the investment account was the result of profits on positions in one investment.

     Interest income decreased by $281,000, or 17%, primarily due to lower cash balances.

     Other revenues increased by $961,000, primarily due to enhanced payment for order flow on third market trades.

Expenses

     Total expenses for fiscal 1998 were $58,632,000, a 4% increase over fiscal 1997. Total expenses as a percentage of revenues increased from 83% to 120%. Included in fiscal 1998 expenses are $5,295,000 in one-time charges. These charges are composed of $2,260,000 related to litigation, $2,931,000 related to the write-off of recruiting payments to brokers and $104,000 related to severance and other restructuring charges. The litigation-related expenses are entirely related to the Company's settlement with NASD Regulation, Inc. ("NASDR"), resolving a previously disclosed NASDR investigation concerning markups on warrants of seven companies GKN underwrote during the period December 1993 through April 1996. Without the one-time expenses, total operating expenses for fiscal 1998 would have been $53,337,000 versus the comparable operating expenses of $55,082,000 in fiscal 1997, reflecting a 3% decrease.

     SERP was not part of the Company in fiscal 1997. As a result no expenses for SERP are included in fiscal 1997 results. During fiscal 1998, SERP generated $6,041,000 in expenses. Hence, comparable operating expenses for the Company were $47,296,000 in fiscal 1998 versus $55,082,000 in fiscal 1997, representing a 14% decrease.

     Compensation and benefit expense decreased 15% to $35,051,000. These expenses are primarily variable as commissions to brokers are paid as a percentage of commission revenues generated. The expense decrease in fiscal 1998 is consistent with the decrease in commission revenues, partially offset by the addition of SERP. Additionally, in accordance with the Company's 1996 IC Plan, a portion of annual incentive awards payable to executive management and business unit managers are made in restricted shares of Common Stock, which are subject to a minimum three-year vesting period. Such awards are recognized as compensation expense was over the three-year vesting period. No such compensation expense was recognized in fiscal 1997. During fiscal 1998 the Company recognized $530,000 of such expenses. No stock awards were made relating to fiscal 1998 under the Company's 1996 IC Plan.

     Communications expenses increased by $1,084,000, or 28%. This increase was primarily caused by the addition of SERP.

     Brokerage, clearing and exchange fees increased by $957,000, or 41%. This increase was primarily caused by the addition of SERP.

     Occupancy expense increased by 28% to $3,520,000. This increase was caused by the additional four SERP locations, one additional location and one upgraded location in Shochet Securities and internal growth at GKN.

     Business development expense increased by 37% to $2,072,000. This increase was attributable to the addition of SERP and increased promotional expenses.

     Professional fees increased by $599,000, or 54%, to $1,713,000. This increase was entirely attributable to increased expenses incurred regarding litigation and arbitrations.

     Investigations and settlements increased by $948,000, or 72%, to $2,260,000 as a result of the Company's settlement of the NASDR investigatory matter concerning markups.

     Other expenses increased by $3,458,000 to $5,805,000 primarily due to the write-off of broker recruiting payments and the addition of SERP.

Weighted average common shares outstanding

     The average number of common shares and common stock equivalents outstanding used in the computation of earnings per share were 8,114,245 for basic earnings per share in fiscal 1998, compared with 6,824,156 in fiscal 1997. Correspondingly, the amounts used for diluted earnings per share were 8,114,245 in fiscal 1998, compared with 7,175,267 in fiscal 1997. The 19% increase in the outstanding shares utilized in the basic earnings per share calculation and the 13% increase in the outstanding shares utilized in the diluted earnings per share calculation were both attributable to the full-year impact of the 2,875,000 shares of Common Stock issued in the Company's initial public offering on July 30, 1996.

Year Ended January 31, 1997 vs. Year Ended January 31, 1996

     Basic earnings per share of Common Stock for the year ended January 31, 1997, were $0.93, as compared to $0.69 for the year ended January 31, 1996. Diluted earnings per share of Common Stock for the comparable periods were $0.88 and $0.60, respectively. The increase in earnings was the result of a strong investment climate in the first half of fiscal 1997 combined with the Company's growth, resulting in increased securities brokerage and investment banking volumes. Earnings for both fiscal 1997 and 1996 have been restated for the effects of Statement of Financial Accounting Standards No. 128, Earnings Per Share (see New Accounting Pronouncement).

Revenues

     Total revenues increased by $24,731,000, or 57%, to $67,750,000 for the fiscal year, led by significant increases in commission and investment banking revenues.

     Commission revenues increased by $19,735,000, or 65%. The increase reflects strong market conditions in the small-capitalization stock sector in the first five months of fiscal 1997, as well as a 23% increase in the number of registered representatives employed by the Company. These two factors served to increase the volume of trades processed by 69%.

     Investment banking revenues increased by $5,388,000, or 90%. The Company raised $136.3 million for its clients in fiscal 1997 through ten public offerings and ten private placements, an increase from fiscal 1996, during which the Company raised $72.7 million through five public offerings and five private placements. The increase in underwriting activity was the result of stronger market conditions and a more concentrated effort to develop a quality investment banking clientele.

     Revenues from principal transactions decreased by $1,406,000, or 25%. Market-making activities generated increased revenues of $1,991,000, which were more than offset by a revenue decrease of $3,397,000 from the Company's investment account. The market-making revenues, which amounted to $2,809,000 in fiscal 1997, were generated almost entirely during the strong market conditions experienced in February through June 1996. Market-making revenues were negligible in the subsequent periods of market volatility and weakness, specifically in the small-capitalization stock sector. The high degree of volatility experienced in the markets during fiscal 1997 adversely impacted the stock prices of the Company's underwriting clients, which was reflected in the valuation of underwriter warrants held in the Company's investment account. Investment account revenues for the year totaled $1,468,000.

     Interest income increased by $1,080,000 due to higher cash balances primarily resulting from the initial public offering proceeds, a greater use of margin loans by the Company's brokerage customer and a renegotiated interest sharing arrangement with the Company's clearing broker.

Expenses

     Total expenses for fiscal 1997 were $56,394,000, a 54% increase over fiscal 1996. Total expenses as a percentage of revenues decreased to 83% from 85%.

     Compensation and benefits expense increased 52% to $41,187,000. These expenses are primarily variable as commissions to brokers are paid as a percentage of commission and investment banking revenues. In accordance with the Company's 1996 IC Plan, a portion of annual incentive awards payable to executive management and business unit managers are to be made in restricted shares of Common Stock, which are subject to a minimum three-year vesting period. In March 1997 the Company awarded $1,782,000 in restricted shares under this plan. The award will be recognized as compensation expense over the three-year vesting period ending March 2000.

     Communications expense increased by $1,215,000, or 46%, as a result of the Company's growth and increased level of business activity. The 275 registered representatives employed by the Company at January 31, 1997, represent a 23% increase from January 31, 1996. During the same period total employees increased by 27% to 476.

     Brokerage, clearing and exchange fees increased by 72% primarily due to the 69% increase in trade volume in fiscal 1997.

     Occupancy and equipment expenses increased by 31% as a result of the Company's growth through the Shochet acquisition and internal growth at GKN.

     Business development expenses increased 73% to $1,507,000 due to additional promotional activities implemented as a part of the Company's growth strategy.

     Professional fees increased by $376,000 primarily due to higher costs associated with the increase in business activities undertaken by the Company in fiscal 1997.

     Investigations and settlements expenses for fiscal 1997 were $1,312,000, as compared to no such expenses in the prior fiscal year. These expenses were entirely related to the Company's settlement with the Commission and NASDR investigatory matter concerning markups.

     Other expenses increased 18% primarily as a result of the Company's growth through the Shochet acquisition and internal growth at GKN.

Weighted average common shares outstanding

     The average number of common shares and common stock equivalents outstanding used in the computation of basic earnings per common share was 6,824,156 in fiscal 1997, compared with 5,037,019 in fiscal 1996. Correspondingly, the number of shares outstanding used in the diluted earnings per share computation was 7,175,267 in fiscal 1997, compared with 5,736,641 in fiscal 1996. The 35% and 25% increases in the weighted average shares for basic and diluted shares, respectively, in fiscal 1997 resulted from the 2,875,000 shares of Common Stock issued in the Company's initial public offering on July 30, 1996.

Liquidity and Capital Resources

     Approximately 51% of the Company's assets at July 31, 1998 are highly liquid, consisting primarily of cash and cash equivalents, securities inventories and receivables from other broker-dealers, all of which fluctuate depending upon the levels of customer business and trading activity. Receivables from broker-dealers, which are primarily from the Company's clearing broker, turn over rapidly. As a securities dealer, the Company may carry significant levels of trading inventories to meet customer needs. The Company's inventory of market-making securities is readily marketable; however, holding large blocks of the same security may limit liquidity and prevent realization of full market value for the securities. Securities owned, but not readily marketable, represent underwriter warrants and the securities underlying such warrants. The liquidity of these securities is limited. A relatively small percentage of the Company's total assets are fixed. The Company's total assets or the individual components of total assets may vary significantly from period to period because of changes relating to customer demand, economic and market conditions, and proprietary trading strategies.

     GKN, SERP and Shochet, the Company's domestic operating broker-dealer subsidiaries, are subject to the net capital rules of the NASD and the Commission. As such, they and the Company are subject to certain restrictions on the use of capital and its related liquidity. GKN's, SERP's, and Shochet's respective net capital positions as of July 31, 1998, were $4,807,000, $690,000, and $454,000, which were $4,557,000, $527,000 and $354,000, respectively, in excess of their respective net capital requirements.

     In conjunction with the Company's move of its corporate headquarters in New York City, the Company has significantly upgraded its technological infrastructure. The combined costs of the move and the technological investment were financed through a series of operating leases. These leases total $4.8 million. As security for these leases, the Company arranged for a standby letter of credit. As collateral for the standby letter of credit, the Company has placed $2.4 million in a restricted cash escrow account with the provider. The Company intends to use debt and lease financing prudently in the future.

     The Company's overall capital and funding needs are continually reviewed to ensure that its capital base can support the estimated needs of its business units. These reviews take into account business needs as well as regulatory capital requirements of the subsidiaries. Based upon these reviews, management believes that the Company's capital structure is adequate for current operations and reasonably foreseeable future needs.

Other Matters

Year 2000 Computer Issue

     The Company initiated a firm-wide program to address the "Year 2000 Computer Issue" in order to prepare its computer systems and applications for properly processing dates after December 31, 1999. The Company's program is proceeding on schedule and it is the Company's expectation that it will have its firm-wide Year 2000 solution substantially in place by June 30, 1999.

     All of the Company's computer programs are provided by third party vendors and service providers. Most of the programs were purchased after the Year 2000

Computer Issue became widely recognized. The Company has sought, and expects to receive, written confirmation from its third-party program and service providers that the Year 2000 Computer Issue has been appropriately managed. Schroder & Co., the Company's clearing firm, is the Company's largest and most important computer services related vendor. Schroder & Co. has provided the Company with assurances that it expects to appropriately manage the Year 2000 Computer Issue on a timely basis.

     The Year 2000 Computer Issue creates risk for the Company from unforeseen problems in its own computer systems, third-party vendors and service providers, and from third parties with whom the Company deals worldwide. The Company is continuing to communicate with its third-party vendors and service providers to determine the likely extent to which the Company may be affected by third parties' year 2000 plans and target dates. In this regard, while the Company does not now expect material financial exposure as a result of the Year 2000 problem, there can be no guarantee that the systems of other entities on which the Company relies will be remediated on a timely basis, or that a failure to remediate by another party, would not have a material adverse effect on the Company. Such failures could have a material impact on the Company's ability to conduct business.

     Based on information currently available, the Company does not expect its Year 2000 expenditures for 1998 and over the next two years to be a material cost to the Company. The expected costs of the Year 2000 program are based on management's current estimates; however, actual results could differ materially from those plans.

New Accounting Pronouncements

     In March 1997, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 128, Earnings Per Share (SFAS
128), effective beginning in the fiscal year ending January 31, 1998. This statement changes the calculation and presentation of earnings per common share
(EPS). The new presentation consists of basic EPS, which includes no dilution and is computed by dividing net income by the weighted-average number of common shares outstanding for the period, and diluted EPS, which is similar to the previous fully diluted EPS. The financial statements reflect the implementation of SFAS 128.

     In June 1997, the FASB issued Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income (SFAS 130), effective beginning in the fiscal year ending January 31, 1999. This statement establishes standards for the reporting and display of comprehensive income and its components. Total comprehensive income measures all changes in stockholders' equity resulting from transactions of the period, other than transactions with stockholders. The financial statements reflect the implementation of SFAS 130.

     In February 1998, the FASB issued SFAS 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits," which revises and standardizes pensions and other postretirement benefit plan disclosures. The Statement is effective for fiscal years beginning after December 15, 1997. The effect of SFAS 132 is not expected to be material to the Company's financial statement disclosures.

     In June 1998, the FSAB issued SFAS 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS 133 establishes standards for accounting and reporting of derivative instruments, including certain derivative instruments embedded in other contracts, and hedging activities. SFAS 133 is effective for fiscal quarters of fiscal years beginning after June 15, 1999. The Company expects to adopt this standard when required in fiscal year 2000 and is currently evaluating the potential impact on the Company's accounting for such activities. The effect of SFAS 132 is not expected to be material to the Company's financial statement disclosures.

                                 BUSINESS OF GBI

General

     GBI was formed under the laws of New York in September 1983 and provides investment banking, securities trading and brokerage and research services, historically with an emphasis primarily on global energy markets and energy companies and currently with a focus on a variety of industries and companies.

     GBI derives revenues primarily from securities brokerage and trading services. These activities generate commission and trading income. GBI also engages in investment banking services which results in revenues from underwriting fees. The following table indicates the percentage of total revenues represented by each of GBI's principal activities during the three fiscal years ended August 31:
                                                     Fiscal Year
                                                    Ended August 31,
                                                 1998     1997    1996
                                                 ----     ----    ----

Commissions                                       84%      83%     77%
Investment banking                                 8%       5%     14%
Principal transactions                             6%      10%      8%
Interest and other                                 2%       2%      1%


Brokerage and Distribution

     General

     Most of GBI's revenues are generated from commissions. GBI charges commissions to its individual and institutional clients for executing buy and sell orders of securities on national and regional exchanges and in the OTC markets. When GBI receives a buy or sell order for a security in which it makes a market, it may act as a principal and purchase from, or sell to, its customers the desired security on a disclosed basis at a price set in accordance with applicable securities regulations. At October 31, 1998, GBI employed a total of 239 registered representatives and serviced 34,755 customer accounts.

     Clearing; Margin Credit

     GBI currently uses the services of Bear Stearns Securities Corp. ("Bear Stearns") as its clearing agent on a fully disclosed basis. Bear Stearns processes all securities transactions and maintains customer accounts on a fee basis. Customer accounts are protected through the Securities Investor Protection Corporation for up to $500,000, of which coverage for cash balances is limited to $100,000. Additional protection is provided by Bear Stearns. The services of Bear Stearns include billing, credit control, receipt, and custody and delivery of securities. Bear Stearns provides operational support necessary to process, record, and maintain securities transactions for GBI's brokerage and distribution activities. Bear Stearns provides these services to GBI and its customers at a total cost which is less than it would cost GBI to process such transactions on its own.

     Bear Stearns lends funds to GBI's customers through the use of margin credit. These loans are made to customers on a secured basis, with Bear Stearns maintaining collateral in the form of saleable securities, cash or cash equivalents. Under the terms of the clearing agreement, GBI indemnifies Bear Stearns for any loss on these credit arrangements. In fiscal 1998, and in the nine months ended October 31, 1998, net interest earned from margin credit activity totaled $558,000 and $416,000, respectively.

Trading

     In addition to its brokerage business described above, GBI buys and sells securities for its own account on a daily basis. GBI trades as principal in domestic equity and equity-related securities both on exchanges and in over-the-counter markets. GBI also engages for its own account in the arbitrage of securities. GBI's arbitrage activities involve purchasing securities at discounts from the value that GBI believes will be realized by those securities.

Investment Banking

     Corporate Finance; Syndicate

     GBI's investment banking revenues are principally derived from managing or co-managing public offerings of equity and debt securities. GBI believes that its expertise and ability to assist companies involved in the energy industry has provided it with a niche in the market and numerous investment banking clients. GBI has been active as a syndicate member or selling group member in over 150 public equity transactions since 1994.

Principal Transactions

     Market Making

     The firm also facilitates brokerage transactions for its customers and trades with other dealers on a principal basis. Principal transactions with customers are effected at prices in accordance with applicable securities regulations. At October 31, 1998, GBI made markets in more than 171 securities.

Other Services

     Research

     GBI's research department provides stock market and quantitative research, economic analysis and commentary, recommends specific action with regard to equity securities of industries and individual companies (historically, with a focus on the energy markets and energy companies and currently with respect to additional markets, industries and companies), and furnishes information for institutional and retail customers. GBI's research staff follows companies and prepares reports regarding a number of industries and corporations. GBI also utilizes the services of Bear Stearns for research and analysts' reports. After the Merger, these research efforts will be complemented by the research product of SERP.

Government Regulation

     The securities industry in the United States is subject to extensive and frequently changing federal and state laws and substantial regulation under such laws by the Commission and various state agencies and self-regulatory organizations, such as the NASD. GBI is registered as a broker-dealer with the Commission and is a member firm of the NASD. Much of the regulation of broker-dealers has been delegated to self-regulatory organizations, principally NASDR, the regulatory arm of the NASD, which has been designated by the Commission as GBI's primary regulator. NASDR adopts rules, which are subject to approval by the Commission, that govern its members and conducts periodic examinations of member firms' operations. Securities firms are also subject to regulation by state securities administrators in those states in which they conduct business. GBI is registered as a broker-dealer in every state in the United States, the District of Columbia and Puerto Rico.

     Broker-dealers are subject to regulations which cover all aspects of the securities business, including sales methods and supervision, trading practices among broker-dealers, use and safekeeping of customers' funds and securities, capital structure of securities firms, record keeping and the conduct of directors, officers and employees. Additional legislation, changes in rules promulgated by the Commission and self-regulatory organizations, or changes in the interpretation or enforcement of existing laws and rules, may directly affect the mode of operation and profitability of broker-dealers. The Commission, self-regulatory organizations, and state securities commissions may conduct administrative proceedings which can result in censure, fine, the issuance of cease-and-desist orders or the suspension or expulsion of a broker-dealer, its officers or employees. The principal purpose of regulation and discipline of broker-dealers is the protection of customers and the integrity of the securities markets.

Competition

     GBI encounters intense competition in all aspects of the securities business and competes directly with other securities firms, a significant number of which have greater capital and other resources. In addition to competition from firms currently in the securities business, there has recently been increasing competition from other sources, such as commercial banks and insurance companies offering financial services, and from other investment alternatives. GBI believes that the principal factors affecting competition in the securities industry are the quality and abilities of professional personnel, and the quality, range, and relative prices of services and products offered.

Employees

     At October 31, 1998, GBI had a total of 421 employees, including 239 registered representatives.

Properties

     GBI's principal executive office is located at 1055 Stewart Avenue, Bethpage, New York, where they occupy approximately 92,400 square feet under a lease expiring in May 2007. GBI occupies additional office space for its branch office in New York City under a lease expiring in February 1999. GBI occupies space for its branch offices in California and Florida under month-to-month leases.


Change in Accountants

     At the request of RPII, GBI hired Goldstein Golub as its new independent accountants to audit its financial statements as of August 31, 1998. The report of Lerner Sipkin on the GBI's financial statements for either of the two fiscal years ended August 31, 1997 and 1996, respectively, did not contain an adverse opinion or disclaimer of opinion, nor was it modified or qualified as to uncertainty, audit scope or accounting principles. The decision to change accounting firms from Lerner Sipkin to Goldstein Golub was made by the Board of Directors of GBI. During the two fiscal years ended August 31, 1996 and 1997, respectively, and through the date of termination (September 25, 1998), there were no disagreements with Lerner Sipkin on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.

Legal Proceedings

     GBI's business involves substantial risks of liability, including exposure to liability under federal and state securities laws in connection with the underwriting or distribution of securities and claims by dissatisfied customers. GBI does not presently maintain an errors and omissions insurance policy insuring it against these risks. In the normal course of GBI's business, GBI from time to time is involved in lawsuits and arbitrations brought by its customers. It is the opinion of management that the resolution of all proceedings presently pending should not have a material adverse effect on the consolidated financial condition of GBI.

                         SELECTED FINANCIAL DATA OF GBI

     Certain of the selected consolidated financial data presented below for each of the five fiscal years ended August 31, 1998, has been derived from the Company's consolidated financial statements which were audited by Goldstein
Golub for 1998, Lerner Sipkin for 1997, 1996 and 1995, and by Todman & Co., CPAs, P.C. for 1994, each independent certified public accountants. This data should be read in conjunction with GBI's Financial Statements, related notes and other financial information included elsewhere in this Proxy Statement. The information below is in thousands except for per share amounts and other data.

                                                            Fiscal Year ended August 31,
                                        ----------------------------------------------------------------------------------
                                          1998                1997               1996              1995               1994
                                          ----                ----               ----              ----               ----
   Income Statement Data:
Total revenues                         $57,895             $62,355            $39,944           $22,921            $11,615
Total expenses                         $57,108             $54,879            $38,896           $22,684            $11,410
Pre-tax income                            $787              $7,476             $1,048              $237                $25
Net  income                               $352              $4,178               $448               $13                $73
Basic and diluted earnings
per common share                          $675              $8,423               $988               $31               $209
Weighted average shares
   outstanding - basic and
  diluted                                  521                 496                454               426                350

Balance Sheet Data
  (at end of period):
Total assets                           $20,053             $20,700             $6,276            $5,550             $5,575
Total liabilities (excluding
subordinated debt)                     $10,266             $13,986             $4,051            $3,788             $2,812
Subordinated debt                       $1,000              $1,000             $1,000            $1,000             $2,000
Notes                                     $833                   -                  -                 -                  -
Shareholders' equity                    $8,787              $5,714             $1,225              $762               $763

Other Data:
Ratio of assets to
stockholders' equity                      2.28                3.62               5.12              7.28               7.31
Return on average equity                  6.5%              120.4%              45.1%              1.7%              10.6%
Pre-tax return on average
equity                                  14.53%              215.5%             105.5%             31.1%               3.6%
Book value per share                   $11,237(1)         $10,660             $2,687             $1,690             $1,908
Registered representatives                 233                270                114                 63                 54

----------------------------------------
(1) Reflects shareholders equity divided by the number to GBI shares outstanding at the end of the period. The historical financial statements have been adjusted to reflect cash received subsequent to the report date for a material portion of the common stock subscribed for at August 31, 1998.

         MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                          RESULTS OF OPERATIONS OF GBI


Business Environment

     GBI is engaged in the securities brokerage and trading business and provides investment banking and research services. GBI was incorporated in New York in August 1983.

     The securities industry as a whole experienced another year of record-setting results during calendar year 1997. This happened despite a rapidly deteriorating climate for energy companies due to a sharp decline in energy prices. These events significantly impacted GBI's financial results for its fiscal year.

     Results of any individual period should not be considered representative of future profitability. A significant portion of the GBI's expenses is fixed and does not vary with market activity. Substantial fluctuations could occur in the GBI's revenues and net income from period to period.

Results of Operations

Year Ended August 31, 1998 vs. Year Ended August 31, 1997

     Net income for the year ended August 31, 1998, was $352,000 as compared to $4,178,000 for the year ended August 31, 1997. The significant reduction in earnings in the current year was attributable to the deteriorating climate for energy companies, which resulted in substantial decreases in revenue for GBI.

Revenues

     Total revenues decreased by $4,460,000, or 7.2%, to $57,895,000 for the fiscal year, led by decreases in commissions, principal transactions and other revenues.

     Commission revenues decreased by $3,444,000, or 6.6%. The decrease reflects deteriorating market conditions in the energy marketplace throughout the year, causing a 27% decrease in the average commission per ticket.

     Investment banking revenues increased by $1,514,000, or 46%. GBI acted as manager or co-manager in offerings for its investment banking clients raising approximately $141 million through 4 public offerings in fiscal 1998, an increase from fiscal 1997, during which GBI raised $36 million through 3 public offerings. The increase in size of the transactions in the current year reflected the increased activity in the overall market during this period.

     Revenues from principal transactions decreased by $2,603,000, or 42%. This decrease was primarily attributable to the fact that fiscal 1997 included $4.8 million of appreciation on underwriters purchase options. Such revenue was not present in fiscal 1998. This drop in revenue, however, was partially offset by an increase of $2,197,000 in market-making activity in fiscal 1998 compared to fiscal 1997.

     Interest income increased by $148,000, or 19%, primarily due to higher cash balances maintained during fiscal 1998.

     Other revenues decreased by $75,000, or 34%, primarily due to decreases in GBI's consulting activities for which it charges fees.

Expenses

     Total expenses for fiscal 1998 were $57,108,000, a 4.1% increase over fiscal 1997. Total expenses as a percentage of revenues increased from 88% to 99%.

     Compensation and benefit expense decreased $762,000 or 1.8%. These expenses are primarily variable as commissions to brokers are paid as a percentage of commission revenues generated. The variable expense decrease in fiscal 1998 is consistent with the decrease in commission revenues.

     Occupancy and equipment expense increased by $821,000 or 40%. This increase was caused by the move to larger space during fiscal 1997.

     Communications expense increased by $211,000, or 9.2%. This increase was primarily caused by services needed for increased institutional trading, investment banking and research departments during fiscal 1998.

     Brokerage, clearing and exchange fees increased by $366,000, or 23%. This increase was primarily caused by an 18% increase in the number of customer trades processed.

     Business development expense decreased by $18,000, or 1.2%. This decrease was attributable to a reduction in travel during fiscal 1998 as compared to fiscal 1997.

     Professional fees decreased by $101,000, or 18%. This decrease was a result of the establishment of in house counsel, which reduced the need for external counsel.

     Other expenses increased by $1,712,000 or 31% primarily due to the settlement of several arbitrations with customers resulting from losses related to the general decrease in energy stocks during fiscal 1998 and the addition or increases to various insurance coverages including director and officer liability and employment practices liability insurance.

Year Ended August 31, 1997 vs. Year Ended August 31, 1996

     Net income for the year ended August 31, 1997, was $4,178,000 as compared to $448,000 for the year ended August 31, 1996, an increase of $3,730,000 or $833%. The increase in earnings was the result of a strong investment climate in fiscal 1997 combined with the GBI's growth, resulting in increased securities brokerage and principal trading opportunities.

Revenues

     Total revenues  increased by  $22,411,000,  or 56%, to $62,355,000  for the
fiscal  year,  led  by   significant   increases  in  commission  and  principal
transaction revenues.

     Commission revenues increased by $21,184,000 or 69%. The increase reflects strong market conditions in fiscal 1997, as well as a 46% increase in the number of registered representatives employed by the GBI.

     Investment banking revenues decreased by $2,218,000, or 40%. The Company raised $36 million for its clients in fiscal 1997 through 3 public offerings and one private placement, a decrease from fiscal 1996, during which GBI raised $50 million through 5 public offerings and one private placement.

     Revenues from principal transactions increased by $3,057,000, or 97%. This is primarily attributable to $4.8 million of appreciation on underwriters purchase options in fiscal 1997 partially offset by a $1,700,000 decrease in revenues from market-making activities.

     Interest income increased by $186,000, or 31% due to higher cash balances, a greater use of margin loans by the Company's brokerage customers and a higher interest rate during the period.

     Other revenues increased by $202,000, or 962%, primarily due to the increase in consulting activities in fiscal 1997 for which GBI charges fees.

Expenses

     Total expenses for fiscal 1997 were $54,879,000, a 41% increase over fiscal 1996. Total expenses as a percentage of revenues decreased to 88% from 97%.

     Compensation and benefits expense increased $11,672,000, or 39%. These expenses are primarily variable as commissions to brokers are paid as a percentage of commission revenues generated. The expense increase in fiscal 1997 is consistent with the increase in commission revenues.

     Occupancy and equipment expense increased by $1,379,000 or 212%. This increase was caused by the move to larger space during fiscal 1997.

     Communications expense increased by $420,000, or 22%, as a result of the Company's growth and increased level of business activity. The 270 registered representatives employed by GBI at August 31, 1997 represented a 137% increase from August 31, 1996.

     Brokerage, clearing and exchange fees increased by $299,000, or 23% primarily due to the corresponding increase in trade volume in fiscal 1997.

     Business development expenses increased $265,000, or 21% due to additional promotional activities implemented as a part of the Company's growth strategy.

     Professional fees increased by $245,000, or 76% primarily due to higher costs associated with the increase in business activities undertaken by the Company in fiscal 1997.

     Other expenses increased $1,703,000, or 44% primarily as a result of GBI's settlement of several arbitrations with customers and growth through the addition of investment banking activities.

Liquidity and Capital Resources

     Approximately 75% of GBI's assets at August 31, 1998 are highly liquid, consisting primarily of cash and cash equivalents, securities inventories, and receivables from its clearing broker, all of which fluctuate depending upon the levels of customer business and trading activity. Receivables from broker-dealers, which are primarily from GBI's clearing broker, turn over rapidly. As a securities dealer, GBI may carry significant levels of trading inventories to meet customer needs. The Company's inventory of market-making securities is readily marketable; however, holding large blocks of the same security may limit liquidity and prevent realization of full market value for the securities. A less significant portion of GBI's total assets are fixed assets. GBI's total assets or the individual components of total assets may vary significantly from period to period because of changes relating to customer demand, economic and market conditions and proprietary trading strategies.

     GBI is subject to the net capital rules of the National Association of Securities Dealers, Inc. and the Securities and Exchange Commission. As such, GBI is subject to certain restrictions on the use of capital and its related liquidity. As of August 31, 1998, GBI had net capital of $1,808,000, which was $1,316,000, in excess of its minimum net capital requirement of $492,000.

     GBI's overall capital and funding needs are continually reviewed to ensure that its capital base can support the estimated needs of its business units. These reviews take into account business needs as well as regulatory capital requirements of the subsidiaries. Based upon these reviews, management believes that GBI's capital structure is adequate for current operations and reasonably foreseeable future needs.

Other Matters

Year 2000 Computer Issue

     GBI initiated a firm-wide program to address the "Year 2000 Computer Issue" in order to prepare its computer systems and applications for properly processing dates after December 31, 1999. GBI's program is proceeding on schedule and it is GBI's expectation that it will have its firm-wide Year 2000 solution substantially in place by March 31, 1999.

     All of GBI's computer programs are provided by third party vendors and service providers. Most of the programs were purchased after the Year 2000 Computer Issue became widely recognized. GBI has sought, and expects to receive written confirmation from its third-party program and service providers that the Year 2000 Computer Issue has been appropriately managed. Bear Stearns, GBI's clearing firm, is GBI's largest and most important computer services related vendor. Bear Stearns has provided the Company with assurances that it expects to appropriately manage the Year 2000 Computer issue on a timely basis.

     The Year 2000 Computer Issue creates risk for GBI from unforeseen problems in its own computer systems, third-party vendors and service providers, and from third parties with whom GBI deals worldwide. GBI is continuing to communicate with its third-party vendors and service providers to determine the likely extent to which GBI may be affected by third parties' year 2000 plans and target dates. In this regard, while GBI does not now expect material financial exposure as a result of the Year 2000 problem, there can be no guarantee that the systems of other entities on which GBI relies will be remediated on a timely basis, or that a failure to remediate by another party, would not have a material adverse effect on GBI. Such failures could have a material impact on GBI's ability to conduct business.

     Based on information currently available, GBI does not expect its Year 2000 expenditures for 1998 and over the next two years to be a material cost to GBI. The expected costs of the Year 2000 program are based on management's current estimates; however, actual results could differ materially from those plans.

               PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION


     Unaudited Pro forma Condensed Combined Statement of Financial Condition
                               As of July 31, 1998

                                                                             Adjustments
                                                  RPII             GBI          to GBI      Adjusted GBI  Pro forma     Pro forma
                                               Historical    Historical       Historical    Historical   Adjustments    Combined
                                             --------------- -----------   --------------- ------------ ------------  ------------
                                                                            (See Note B)                (See Note C)
Assets
Cash and cash equivalents                    $10,169,000       266,000       $ 3,408,000   $ 3,674,000   $ (500,000)   $13,343,000
Receivable from brokers and dealers              202,000    11,641,000                 -    11,641,000            -     11,843,000
Securities owned, at market value              6,203,000     5,056,000                 -     5,056,000            -     11,259,000
Securities owned, not readily marketable
   at fair value                                 635,000             -                 -             -            -        635,000
Investments                                    4,423,000             -                 -             -            -      4,423,000
Office furniture, equipment and leasehold
   improvements, net                           1,291,000     3,021,000                 -     3,021,000            -      4,312,000
Goodwill, net                                  3,763,000             -                 -             -    5,327,000      9,090,000
Loans receivable                               1,613,000       641,000                 -       641,000            -      2,254,000
Income taxes receivable                          498,000             -                 -             -            -        498,000
Deferred tax asset                               629,000       552,000                 -       552,000            -      1,181,000
Other assets                                   2,954,000       173,000                 -       173,000            -      3,127,000
                                             -----------   -----------       -----------   -----------   ----------    -----------
Total assets                                 $32,380,000   $21,350,000       $ 3,408,000   $24,758,000   $4,827,000    $61,965,000
                                             ===========   ===========       ===========   ===========   ==========    ===========


Liabilities and Stockholders' Equity
Liabilities:
Securities sold, not yet purchased,
   at market value                            $ 438,000   $ 5,779,000                 -    $ 5,779,000   $        -    $ 6,217,000
Commissions payable                           2,629,000     1,292,000                 -      1,292,000            -      3,921,000
Income taxes payable                                  -     2,856,000                 -      2,856,000            -      2,856,000
Accrued expenses and other liabilities        2,502,000     5,141,000                 -      5,141,000            -      7,643,000
                                             -----------   -----------       -----------   -----------   ----------    -----------
                                              5,569,000    15,068,000                 -     15,068,000            -     20,637,000
Subordinated liabilities                        498,000     1,000,000                 -      1,000,000            -      1,498,000
Total liabilities                             6,067,000    16,068,000                 -     16,068,000            -     22,135,000
                                             -----------   -----------       -----------   -----------   ----------    -----------

Stockholders' equity:
Series A preferred stock                        114,000             -                 -              -            -        114,000
Common stock                                      1,000             -                 -              -        1,000          2,000
Additional paid-in capital                   21,018,000     1,039,000         3,408,000      4,447,000    8,501,000     33,966,000
Retained earnings                            10,063,000     5,727,000                 -      5,727,000   (5,159,000)    10,631,000
Accumulated other comprehensive income          (47,000)            -                 -              -            -        (47,000)
                                             -----------   -----------       -----------   -----------   ----------    -----------
                                             31,149,000     6,766,000         3,408,000     10,174,000    3,343,000     44,666,000
Less treasury stock                          (4,836,000)   (1,484,000)                -     (1,484,000)   1,484,000     (4,836,000)
                                             -----------   -----------       -----------   -----------   ----------    -----------
Total stockholders' equity                   26,313,000     5,282,000         3,408,000      8,690,000    4,827,000      39,830,000
                                             -----------   -----------       -----------   -----------   ----------    -----------
Total liabilities and stockholders' equity  $32,380,000   $21,350,000       $ 3,408,000    $24,758,000  $ 4,827,000     $61,965,000
                                             ===========  ============       ===========   ===========   ==========     ===========

     See accompanying notes to unaudited pro forma condensed combined financial statements.

               PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

         Unaudited Pro forma Condensed Combined Statement of Operations
                       For the year ended January 31, 1998


                                                    RPII               GBI            Pro forma         Pro forma
                                                  Historical        Historical       Adjustments        Combined
                                                                                     (See Note C)
                                                  ------------     -------------     -------------      -----------
Revenues:
Commissions                                       $38,328,000       $ 53,702,000      $         -       $92,030,000
Principal transactions                              1,175,000          9,446,000                -        11,161,000
Investment banking                                  6,024,000          2,409,000                -         8,433,000
Interest                                            1,339,000            906,000                -         2,245,000
Other                                               1,270,000            126,000                -         1,396,000
                                                  -----------       ------------      -----------       -----------
Total revenues                                     48,676,000         66,589,000                -       115,265,000
                                                  -----------       ------------      -----------       -----------
Expenses:
Compensation and benefits                          35,051,000         47,314,000                -        82,365,000
Communications                                      4,930,000          2,693,000                -         7,623,000
Occupancy and equipment                             3,520,000          2,586,000                -         6,106,000
Clearing and exchange fees                          3,281,000          1,772,000                -         5,053,000
Business development                                2,072,000          1,674,000                -         3,746,000
Investigations and settlements                      2,260,000                  -                -         2,260,000
Professional fees                                   1,713,000            398,000                -         2,111,000
Other                                               5,805,000          7,146,000          627,000        13,578,000
                                                  -----------       ------------      -----------       -----------
Total expenses                                     58,632,000         65,583,000          627,000       122,842,000
                                                  -----------       ------------      -----------       -----------

(Loss) income before income taxes                  (9,956,000)         3,006,000         (627,000)       (7,577,000)

Income (benefit) tax                               (3,443,000)         1,484,000                -        (1,959,000)
                                                  -----------       ------------      -----------       -----------

Net (loss) income                                 $(6,513,000)        $1,522,000         (627,000)       (5,618,000)
                                                  ===========       ============      ===========       ===========

Basic (loss) earnings per share                        $(0.80)                 -                -            $(0.40)

Diluted (loss) earnings per share                      $(0.80)                 -                -            $(0.40)

Wtd. average common shares
        outstanding-basic                           8,114,245                  -                -        14,114,245

Wtd. average common shares
        outstanding-diluted                         8,114,245                  -                -        14,114,245

     See accompanying notes to unaudited pro forma condensed combined financial statements.

               PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

          Unaudited Pro forma Condensed Combined Statement of Operations
                     For the six months ended July 31, 1998


                                                      RPII                  GBI               Pro forma          Pro forma
                                                    Historical           Historical           Adjustments        Combined
                                                  ---------------      ---------------      ---------------      -----------
                                                                                             (See Note C)
Revenues:
Commissions                                       $22,018,000            20,354,000          $          -        $42,372,000
Principal transactions                                (82,000)              639,000                     -            557,000
Investment banking                                  3,550,000             3,224,000                     -          6,774,000
Interest                                              668,000               395,000                     -          1,063,000
Other                                               1,640,000                65,000                     -          1,705,000
                                                  -----------            ----------            ----------         ----------
Total revenues                                     27,794,000            24,677,000                     -         52,471,000
                                                  -----------            ----------            ----------         ----------

Expenses:
Compensation and benefits                          19,700,000            15,895,000                    -          35,595,000
Communications                                      2,511,000             1,124,000                    -           3,635,000
Occupancy and equipment                             2,808,000             1,691,000                    -           4,499,000
Clearing and exchange fees                          1,855,000               854,000                    -           2,709,000
Business development                                1,188,000               714,000                    -           1,902,000
Professional fees                                     953,000               314,000                    -           1,267,000
Other                                               1,262,000             3,944,000              313,000           5,519,000
                                                  -----------            ----------            ----------         ----------
Total expenses                                     30,277,000            24,536,000              313,000          55,126,000
                                                  -----------            ----------            ----------         ----------

(Loss) income before income taxes                  (2,483,000)              141,000             (313,000)         (2,655,000)

Income (benefit) tax                                 (812,000)              155,000                    -            (657,000)
                                                  -----------            ----------            ----------         ----------

Net (loss) income                                 $(1,671,000)             $(14,000)           $(313,000)        $(1,998,000)
                                                  ===========            ==========            =========         ===========

Basic (loss) earnings per share                        $(0.21)                    -                    -              $(0.14)

Diluted (loss) earnings per share                      $(0.21)                    -                    -              $(0.14)

Wtd. average common shares
        outstanding-basic                           8,100,126                     -                    -          14,100,126

Wtd. average common shares
        outstanding-diluted                         8,100,126                     -                    -          14,100,126

              See accompanying notes to unaudited pro forma condensed combined financial statements.

      Notes to Unaudited Pro forma Condensed Combined Financial Statements



A. The unaudited pro forma condensed combined financial statements include the activities of the Company and its subsidiaries and GBI (collectively for purposes of these pro forma condensed combined financial statements, the "Company") if the individual entities entered into the Merger as discussed herein as of February 1, 1997. The Merger is accounted for using the purchase method of accounting.

     The unaudited pro forma condensed combined information does not purport to represent what the Company's financial position or results of operations actually would have been had the business combination in fact occurred on the dates indicated, or to project the Company's financial position or results of operation on any future date or period. The pro forma adjustments are based on available information and certain assumptions that the Company currently believes are reasonable in the circumstances. The unaudited pro forma condensed combined financial information should be read in conjunction with the historical consolidated financial statements of Research Partners International, Inc. for the years ended January 31, 1998, 1997 and 1996 and the historical financial statements of GBI, for the years ended August 31, 1998, 1997 and 1996.

     The pro forma adjustments and pro forma combined amounts are provided for informational purposes only. The Company's financial statements will reflect the effects of the Merger only from the date such event occurs. The pro forma adjustments are applied to the historical financial statements, to among other things, account for the Merger as a purchase. Under purchase accounting, the total purchase cost for the business combination will be allocated to the GBI assets and liabilities based on their fair values.

     All significant intercompany accounts and transactions are eliminated in consolidation. Where appropriate, prior year amounts have been reclassified to conform to the current presentation.

B. GBI's historical financials have been adjusted to account for $3,408,000 of stock subscribed for in July 31, 1998.

C. The excess of the purchase price over the fair value of the net assets acquired is recorded as goodwill and was and will be amortized over the estimated period benefitted. The following pro forma adjustments to goodwill result from allocation of the purchase price for the Merger based on the fair value of the underlying net assets acquired:

      Value of Merger Shares issued                        $      13,500,000
      Value of Merger Warrants issued                                957,000
      Cost of business combination                                   500,000
                                                                 -----------
      Total purchase price                                        14,957,000
      Less: fair value of net assets acquired                     (8,690,000)
                                                                 -----------
      Cost of acquired assets in excess of fair value             $6,267,000
      Less: goodwill amortization through the end
                  of period                                         (940,000)
                                                                 -----------
      Goodwill as of end of period                                $5,327,000
                                                                 ===========

     The value of the common stock issued is based on the last sale price of the Nasdaq National Market on November 20, 1998. The value of the Merger Warrants is based on the Black-Scholes valuation methodology.

                         PROPOSAL II: DIRECTOR PROPOSAL

     The Board of Directors is currently divided into three classes, each of which generally serves for a term of three years, with only one class of directors being elected in each year. In connection with the Merger, the Company's By-laws will be amended to eliminate its classified Board effective immediately prior to the Closing of the Merger. Pursuant to the Merger Agreement, all 14 nominees listed below have been nominated as candidates for election as directors of the Board to serve commencing as of the Closing of the Merger and until the next annual meeting of stockholders and until their respective successors have been elected and qualified. If the Merger Proposal is not approved and the Merger is not consummated, the current directors of the Company will remain as directors and the Board of Directors will continue to be classified. All of the nominees have been mutually agreed upon by the Company and GBI. Pursuant to the Merger Agreement, ____ of the nominees are currently members of the Company's Board of Directors, four are currently officers and/or directors of GBI and one is the owner of a consulting firm currently engaged by GBI.

     Unless authority is withheld, the proxies solicited by the Board will be voted FOR the election of these nominees. In case any of the nominees become unavailable for election to the Board, an event which is not anticipated, the persons named as proxies, or their substitutes, shall have full discretion and authority to vote for any other candidate designated by the Company, GBI or by their mutual agreement, as the case may be. The 14 nominees for director of the Company, their current positions with the Company (which are subject to change upon consummation of the Merger, see "Merger Proposal--Management After the Merger; Employment Agreements") and their business background are set forth below.

             THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS
  VOTE FOR ALL THE NOMINEES NAMED BELOW FOR ELECTION TO THE BOARD OF DIRECTORS.

Information About the Nominees

     David M. Nussbaum, 44 years old, has been Chairman of the Board and Chief Executive Officer of the Company since September 1990, was Executive Vice President of the Company from January 1987 until September 1990 and has been a director of the Company since January 1987. He is also Chairman of the Board and Chief Executive Officer of GKN. Mr. Nussbaum has also acted as the President of Newco since its inception on October 30, 1998 and is a director of Shochet. He has been a director and executive officer of Dalewood since the Company's acquisition of Dalewood in December 1996 and director and executive officer of SERP since the Company's acquisition of SERP in March 1997. Mr. Nussbaum serves on the Board of Arbitrators of the National Association of Securities Dealers, Inc. He is also a member of the Young Presidents Organization and a member of the Board of Directors of the Sid Jacobson Jewish Community Center in Roslyn, New York. From 1984 through 1986, Mr. Nussbaum was engaged primarily in the acquisition, management, syndication and operation of real estate projects. From 1980 through 1984, Mr. Nussbaum was engaged in the private practice of law at the firm of Rosenman Colin Freund Lewis & Cohen in New York. Mr. Nussbaum graduated from the University of Michigan, magna cum laude. He received his law degree (cum laude; Order of the Coif) from New York University School of Law. In August 1997, Mr. Nussbaum concluded a settlement with the NASDR resolving an NASDR investigation, discussed below.

     Roger N. Gladstone, 44 years old, has been President and a director of the Company since January 1987. He is also President and a director of GKN. He is also a director and executive officer of Shochet and Dalewood. Mr. Gladstone serves on the Board of Arbitrators of the National Association of Securities Dealers, Inc. He is also a member of the Young Presidents Organization and an honorary member of the Board of Directors of the Sid Jacobson Jewish Community Center in Roslyn, New York. Mr. Gladstone is a Director of No Small Affair South, a charitable foundation which provides positive experiences for disadvantaged children. From 1984 through 1986, Mr. Gladstone was engaged primarily in the acquisition, management, syndication and operation of real estate projects. From 1980 through 1984, Mr. Gladstone was engaged in the private practice of law in New York. Mr. Gladstone graduated from Stanford University, received Master of Business Administration from New York University and received his law degree from the Benjamin N. Cardozo School of Law, Yeshiva University. In August 1997, Mr. Gladstone concluded a settlement with the NASDR resolving an NASDR investigation, discussed below.

     Peter R. Kent, 45 years old, has been Chief Operating Officer of the Company and GKN since February 1996, a director of the Company and GKN since May 1996 and Executive Vice President of the Company and GKN since June 4, 1998. He served as Chief Financial Officer of the Company and GKN from July 1995 through October 4, 1998. He has also served as a director and Executive Vice President of Newco since its inception on October 30, 1998. He has served as Chief Financial Officer and director of Shochet since its acquisition by the Company in November 1995, as an executive officer and director of Dalewood since its acquisition by the Company in December 1996 and as an executive officer and director of SERP since its acquisition by the Company in March 1997. He was elected a director of RPII- AG in January 1998. From September 1991 through
February 1995, Mr. Kent served initially as Chief Financial Officer, and subsequently as President, Chairman of the Board, and Chief Executive Officer, of Consolidated Waste Services of America, Inc., a solid waste management and recycling company. From 1988 until 1991, Mr. Kent was employed by the securities firm of Wessels, Arnold & Henderson, where he served as a member of the Corporate Finance Department in charge of its Environmental Services Group. From 1984 to 1988, Mr. Kent was employed by Henry Ansbacher, Inc., a firm involved in the field of media mergers and acquisitions, initially as Chief Financial Officer and subsequently as its President and Chief Operating Officer. Previous to 1984, Mr. Kent had been employed by Sutro & Co. Incorporated, Wells Fargo Bank, and Arthur Andersen & Co. Mr. Kent is a Certified Public Accountant. Mr. Kent graduated from the University of California at Berkeley, where he also received his Masters in Business Administration.

     Peter R. McMullin, 55 years old, has been a director of the Company since May 1997 and Executive Vice President of the Company and Chief Investment Officer since June 1998. He is a co- founder of SERP and has served as SERP's Executive Vice President and a director of SERP since its inception in June 1990. Previously, Mr. McMullin served as a Research Director for various firms, including Gulfstream Financial, Inc., Alan Bush Brokerage Company, Inc. and Dominion Securities Limited. Mr. McMullin received a Bachelor of Science and a Master of Business Administration from the University of Toronto. Mr. McMullin is a Chartered Financial Analyst.

     Robert T. McAleer, 66 years old, has been Executive Vice President and a director of the Company since June 1998. He is a co-founder of SERP and has served as SERP's President and a director since its inception in June 1990. Prior to founding SERP, Mr. McAleer served as Executive Vice President of Gulfstream Financial, Inc. and was previously employed by Prescott Ball Turben, Inc. He graduated from Bucknell University and received a Bachelor of Science.

     Richard Y. Roberts, 47 years old, was elected a director of the Company in December 1997. Mr. Roberts has been affiliated with Reid & Priest LLP since January 1997, as counsel, where he participates in their Business and Finance, Infrastructure and Government, and Utility and Energy Practice Groups. From August 1995 to December 1996, Mr. Roberts served as General Counsel to Princeton Venture Research, Inc., a venture capital securities consulting firm. From October 1990 to July 1995, Mr. Roberts served as a Commissioner of the United States Securities and Exchange Commission. Prior to his term as Commissioner, Roberts served as the administrative assistant and the legislative director for then Congressman and later Senator Richard Shelby. Mr. Roberts is a member of the Legal Advisory Board of the National Association of Securities Dealers, Inc., the Advisory Board of Securities Regulation & Law Reports, the Editorial Board of the Municipal Finance Journal, and the National Board of Policy Advisors of the Institute of Law and Economic Policy. He is a graduate of Auburn University where he earned a Bachelor of Science in Electrical Engineering. He received his Juris Doctorate from the University of Alabama School of Law and his Master of Laws from the George Washington University Law Center. Mr. Roberts is a member of the Alabama Bar and the District of Columbia Bar.

     Joseph Berland, 58 years old, is the co-founder of GBI. He has served as Chairman of the Board and Chief Executive Officer of GBI since October 1983. Since January 1994, Mr. Berland has also served as the Secretary of GBI. Mr. Berland graduated from Brown University in 1962 and received a Masters in Business Administration from Columbia Business School.

     Richard Rosenstock, 47 years old, joined GBI in 1986. He has served as a director of GBI since January 1994. He served as Executive Vice President of GBI from January 1994 and in May 1998 became President of GBI. He has served as Managing Director from September 1996 until August 1997 and since August 1997 has served as Senior Managing Partner of GBI. Mr. Rosenstock graduated from Northeastern University with a Bachelor of Science.

     David Thalheim, 44 years old, is the President of Imperial International Group, Inc. since January 1991, which has rendered consulting services to GBI since 1993. From 1977 through 1990, Mr. Thalheim served as Vice President and then President of Thalheim Expositions, Inc., one of the largest independent trade show and exposition management companies in the United States. Mr. Thalheim graduated from Stanford University with a Bachelor of Arts, with Honors, in Economics.

     Mark Zeitchick, 33 years old, joined GBI as a registered representative in October 1993. He co-founded GBI's Retail Sales Department. From September 1995 until August 1997, Mr. Zeitchick has served as Executive Vice President of GBI. Since November 1993, Mr. Zeitchick served as Executive Managing Partner of GBI. He graduated from Hofstra University with a Bachelor of Arts in Business.

     Vincent Mangone, 33 years old, joined GBI as a registered representative in October 1993. He co-founded GBI's Retail Sales Department. From September 1995, until August 1997, Mr. Mangone has served as Executive Vice President of GBI. Since November 1993, Mr. Mangone served as Executive Managing Partner of GBI. He graduated from St. John's University with a Bachelor of Science in Finance.

     [Insert Names and Respective Biographical Information of Additional Three Directors after selection and information is furnished.]

     _______________________________________________
     _______________________________________________
     _______________________________________________
     _______________________________________________

Information About the Current Classified Board and Other Current Directors Who Are Not Nominees and Other Current Executive Officers

     As discussed above, the Board is currently divided into three classes, each of which generally serves for a term of three years, with only one class of directors being elected in each year. If the Merger is not consummated, the term of office of the first class of directors, consisting of David M. Nussbaum, Roger N. Gladstone, Richard Y. Roberts and Robert T. McAleer, will expire in 1999 or until their respective successors are elected and qualified; the term of the second class of directors, consisting of Lester Rosenkrantz, James I. Krantz and Arnold B. Pollard, will expire in 2000 or until their respective successors are elected and qualified; and the term of the third class of directors, consisting of Peter R. Kent, John P. Margaritis and Peter R. McMullin, will expire in 2001 or until their respective successors are elected and qualified. Messrs. Rosenkrantz, Krantz, [Pollard and Margaritis] will resign their directorships effective as of the Closing of the Merger if it is consummated. Certain information concerning these current directors not nominated for election and the Company's current other executive officers are as follows:

     Richard Feldman, 37 years old, has served as Senior Vice President and Chief Financial Officer since joining the Company in October 1998. From August 1992 to October 1998, Mr. Feldman had served in similar capacities at several broker dealers, including Waterhouse Securities, Inc. and Muriel Siebert & Co., Inc., two national broker dealers. From 1982 through July 1992, Mr. Feldman was employed by Deloitte & Touche, LLP, an international accounting firm. Mr. Feldman is a Certified Public Accountant, and a member of the New York State Society of CPAs, the American Institute of CPAs and the Security Industry Association. Mr. Feldman graduated from the University of Massachusetts and received a B.A. in Business Administration.

     Lester Rosenkrantz, 57 years old, has been a director and Executive Vice President of the Company and GKN since February 1994. Mr. Rosenkrantz has been a director of SERP since the Company's acquisition of SERP in March 1997. Mr. Rosenkrantz was Vice Chairman and Director of Corporate Finance of Reich & Co., Inc. (formerly Vantage Securities), a member of the New York Stock Exchange ("NYSE"), from November 1990 until January 1994. He has also served in various management positions at Rosenkrantz, Lyon and Ross, Incorporated, a NYSE member firm from 1973 to 1990, serving as Vice Chairman at the end of his tenure. Mr. Rosenkrantz was employed by Andresen & Company from 1963 to 1973, lastly as a General Partner and head of institutional and retail sales. Mr. Rosenkrantz graduated from Pennsylvania State University.

     James I. Krantz, 43 years old, has been a director of the Company since September 1990. Since 1977, Mr. Krantz has served as a Property, Casualty and Life Insurance Broker and has been engaged in real estate management and investment. Mr. Krantz is currently President and Chief Executive Officer of York International Agency, Inc., a full service insurance agency located in Westchester, New York. Mr. Krantz graduated from Syracuse University. He received his Chartered Property Casualty Underwriter (CPCU) designation in 1989.

     John P. Margaritis, 49 years old, has been a director of the Company since August 1996. Since September 1998, Mr. Margaritis has been serving as President and Chief Executive Officer at the Hawthorne Group New York, an international public relations firm. From June 1997 until September 1998, Mr. Margaritis served as Chief Executive Officer of Margaritis & Associates, a public relations consulting firm. Mr. Margaritis was the President and Chief Executive Officer of Ogilvy Adams & Rinehart (currently known as Ogilvy Public Relations Worldwide), a public relations firm from January 1994 through February 1997, and was the President and Chief Operating Officer from January 1992 to January 1994. From July 1988 until January 1992, Mr. Margaritis was Chairman and Chief Executive Officer of Ogilvy & Mather, Public Relations. Mr. Margaritis is a director of the Arthur Ashe Institution for Urban Health and Research America, a non-profit organization to promote government's support of medical research. Mr. Margaritis is a member of the President's Advisory Counsel for the Museum of Television and Radio. Mr. Margaritis is also a trustee of Washington and Jefferson College. Mr. Margaritis graduated from Washington and Jefferson College and received his masters degree in media from the New School for Social Research.

     Arnold B. Pollard, 55 years old, has been a director of the Company since August 1996. Since June 1993, he has been the President and Chief Executive Officer of Chief Executive Group, which publishes "Chief Executive" magazine. For nearly 20 years, he has been President of Decision Associates, a management consulting firm specializing in organizational strategy and structure. Mr. Pollard was a founding member of the Strategic Decision Analysis Group of SRI, a company engaged in management consulting and contract research. Since October 1996, Mr. Pollard has served as a director and a member of the compensation committee of Delta Financial Corp., a public company engaged in the business of mortgage financing, of Sonic Foundry, a public company which develops audio software, and International Management Education Foundation, a non-profit educational organization. From 1989 to 1991, Mr. Pollard served as Chairman and Chief Executive Officer of Biopool International, a biodiagnostic public company focusing on blood related testing. From 1970 to 1973, Mr. Pollard served as adjunct professor at the Columbia Graduate School of Business. Mr. Pollard graduated from Cornell University (Tau Beta Pi) and holds a doctorate in Management Science from Stanford University.

     Robert H. Gladstone, 40 years old, has been Executive Vice President of the Company since November 1993 and a director of the Company from January 1992 to May 1996. He has also been an executive officer of GKN since January 1990. In January 1997, Mr. Gladstone concluded a settlement with the Commission resolving an Commission investigation and in August 1997, he concluded a settlement with the NASDR resolving a NASDR investigation, both of which are discussed below.

     Roger N. Gladstone is the brother of Robert H. Gladstone and the brother-in-law of David M. Nussbaum. No other family relationships exist between any of the executive officers or directors of the Company or its subsidiaries.

     In January 1997, GKN and Robert H. Gladstone concluded a settlement with the Commission resolving an Commission investigation arising out of customer complaints against certain brokers and alleged related supervisory failures during 1991 and 1992. The settlement was entered into without admitting or denying the SEC's findings. Under the terms of the settlement, GKN paid a penalty of $100,000, engaged an independent consultant to review the firm's supervisory and compliance policies and procedures and agreed to implement the recommendations of the independent consultant. Robert H. Gladstone agreed to pay a penalty of $50,000 and agreed to a suspension from all association in any capacity with any broker, dealer, investment advisor, investment company or municipal securities dealer for a period of 30 days, and agreed not be associated in a supervisory capacity for 11 months thereafter. In August 1997, GKN and certain of its executive officers, senior managers or former and present brokers (including David M. Nussbaum, Roger N. Gladstone and Robert H. Gladstone) reached settlements with the NASDR resolving an NASDR investigation concerning alleged excessive markups on warrants of several companies GKN underwrote and for which it made a market during the period 1993 through 1996. The settlement was entered into without admitting or denying the NASDR's allegations. Under the settlement, GKN consented to sanctions including censure, the payment of restitution, interest and fines of $1,723,000 and engaged an independent consultant to review GKN' policies, practices and procedures relating to the fair pricing and commissions charged to customers and to related supervisory and compliance policies and structure and agreed to implement the recommendations of the independent consultant. Each of David M. Nussbaum and Roger N. Gladstone consented to censure, a fine of $50,000 and a suspension from association in any capacity with any member of the NASD for 30 days. Robert H. Gladstone consented to a censure, a fine of $100,000, a suspension from association in any capacity with any member of the NASD for a period of 30 days and a suspension from association, with any member in a principal or supervisory capacity for a period of three months. In addition, he agreed to requalify by examination as a General Securities Principal if he decided to become associated as a principal or supervisor following the termination of this suspension.

Board and Committee Information

     During fiscal 1998, the Board held five meetings and acted by unanimous written consent on four occasions. To date in fiscal 1999, the Board has held six board meetings and acted by unanimous written consent on three occasions. The standing committees of the Board are the Audit Committee, the Compensation Committee, Employee Incentive Committee and the Executive Committee. The Company does not have a Nominating Committee. The Audit Committee, whose current members are Roger N. Gladstone, John P. Margaritis, Arnold B. Pollard and Richard Y. Roberts reviews the scope of accounting audits, reviews with the independent auditors the corporate accounting practices and policies and recommends to whom reports should be submitted within the Company, reviews with the independent auditors their final report, reviews with internal and independent auditors overall accounting and financial controls and is available to the independent auditors during the year for consultation purposes. The Compensation Committee, whose current members are David M. Nussbaum, John P. Margaritis and Arnold B. Pollard, reviews and makes recommendations to the Board regarding salaries, compensation benefits (other than with respect to the Company's 1991 Employee Incentive Plan ("1991 Plan") and the Company's IC Plan) of executive officers and key employees of the Company, and will review any related party transactions on an ongoing basis for potential conflicts of interest. The Employee Incentive Committee, whose current members are John P. Margaritis and Arnold B. Pollard, administers and makes all decisions with respect to the grant of awards under the 1991 Plan and IC Plan. The Executive Committee, whose current members are David M. Nussbaum, Roger N. Gladstone and Peter R. Kent, may address all matters handled by the Board of Directors, with specified limitations. Following the Merger, the Executive Committee will be reconstituted to consist of David Nussbaum, Peter R. Kent, David Thalheim and Roger N. Gladstone and either of Richard Rosenstock or Joseph Berland and either of Mark Zeitchick and Vincent Mangone at their discretion. The members of the other committees will be changed following the Merger although at the present time, such members have not been selected. Each of the committees was established in August 1997, other than the Executive Committee, which was established in September 1997. During Fiscal 1998, each of the Compensation Committee and the Employee Incentive Committee met one time, the Audit Committee met two times and the Executive Committee acted by unanimous written consent on one occasion. To date in fiscal 1999, each of the Employee Incentive Committee and Audit Committee has met once and, the Compensation Committee has met two times.

     The directors of the Company who are employed by the Company are not compensated for their services as directors of the Company nor for any committee participation. Directors who are not employed by the Company are paid $2,500 per quarter.

                             EXECUTIVE COMPENSATION

     The following table shows the compensation paid by the Company and its subsidiaries, as well as certain other compensation paid or accrued, during the fiscal years ended January 31, 1998, 1997 and 1996, to the Chief Executive Officer of the Company and to the other four most highly compensated executive officers of the Company whose compensation was $100,000 or greater during fiscal 1998 (collectively "Named Officers").


                           Summary Compensation Table

                                                                                            Long  Term Compensation
                                                                                          ---------------------------
                                                 Fiscal                                                    Securities     All
                                                  Year           Annual Compensation      Restricted       Underlying    Other
                                                  Ended        ---------------------         Stock          Options/     Compen-
                                                 January       Salary          Bonus         Awards           SARS       sation (2)
Name and Principal Position                        31,          ($)            ($)             ($)            (#)          ($)
-----------------------------------------       --------      --------       --------     ------------     ----------  ------------
David M. Nussbaum                                 1998         240,000          -0-            -0-              -0-      453,987(3)
  Chairman of the Board and Chief                 1997         240,000        252,986        337,986            -0-    1,314,090
  Executive Officer of the Company and GKN        1996         240,000        250,000          -0-            20,000     521,000
-----------------------------------------       --------      --------       --------     ------------     ----------  ------------
                                                  1998         240,000          -0-            -0-              -0-      703,736(3)
Roger N. Gladstone                                1997         240,000        252,986        252,986            -0-    1,337,000
  President of the Company and GKN                1996         240,000        250,000          -0-            20,000     534,000
-----------------------------------------       --------      --------       --------     ------------     ----------  ------------
Peter R. Kent
  Executive Vice President,                       1998         200,000          -0-            -0-              -0-         -0-
  Chief Operating Officer of the                  1997         200,000        444,210        270,523            -0-         -0-
  Company and GKN                                 1996          92,000         85,000          -0-            70,000        -0-
-----------------------------------------       --------      --------       --------     ------------     ----------  ------------
Robert H. Gladstone                               1998         240,000          -0-            -0-              -0-      415,008(3)
  Executive Vice President of the                 1997         240,000        252,986        337,986           6,666   1,301,359
  Company and GKN                                 1996         240,000        250,000          -0-            20,000     549,000
-----------------------------------------       --------      --------       --------     ------------     ----------  ------------
Lester Rosenkrantz                                1998         175,000          -0-            -0-              -0-       23,323(3)
  Executive Vice President of the                 1997         157,500        140,746         98,582            -0-       86,164
  Company                                         1996         150,000         20,000          -0-              -0-       19,000
-----------------------------------------       --------      --------       --------     ------------     ----------  ------------

(1) Represents dollar values of restricted shares issued pursuant to the IC Plan based on the closing price of Common Stock on the date of grant. The IC Shares reported in the Summary Compensation Table vest, in whole, on the third year anniversary from the date of grant. The holders of the IC Shares have the right to vote such shares and to receive dividends paid with respect to such shares. See "Compensation Arrangements--1996 Incentive Compensation Plan."

(2)  Primarily commissions paid on the brokerage of securities.

(3) Includes a payment from the proceeds of the sale of options to purchase securities in various companies of $147,911, $375,711, $92,703 and $7,811, to David M. Nussbaum, Roger N. Gladstone, Robert H. Gladstone and Lester Rosenkrantz, respectively.

Option Grants in Last Fiscal Year

     No stock options were granted to the Named Officers during fiscal 1998.

Option Exercises and Holdings

     The following table sets forth information concerning the number and value of unexercised options held by each of the Named Officers as of January 31, 1998.


             AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                        FISCAL YEAR-END OPTION/SAR VALUES

                                                                  Number of Securities
                                                                 Underlying Unexercised              Value of Unexercised
                                                                    Options/SARs at                In-The-Money Options/SARs
                                Shares                          Fiscal Year-End (#)(1)             at Fiscal Year-End ($)(2)
                               Acquired         Value           ----------------------             --------------------------
                             on Exercise       Realized
        Name                     (#)              ($)          Exercisable Unexercisable            Exercisable Unexercisable
      -------                    ---              ---          ----------- -------------            ----------- -------------
David M. Nussbaum                -0-              -0-          13,333             6,667                 -0-           -0-
Roger N. Gladstone               -0-              -0-          13,333             6,667                 -0-           -0-
Peter R. Kent                    -0-              -0-          70,000              -0-                  -0-           -0-
Lester Rosenkrantz               -0-              -0-           8,333            16,667                 -0-           -0-
Robert H. Gladstone              -0-              -0-           4,444             2,222                 -0-           -0-
-------------------------- ----------------  ------------- ---------------  ----------------- ------------------ -------------

(1) Represents shares issuable upon exercise of options granted under the 1991 Plan.

(2) Based on the difference between the closing sale price of the Common Stock on January 31, 1998 ($2 11/16) and the exercise price of the option multiplied by the number of shares of Common Stock subject to the option.

Stock Price Performance Graph

     The Stock Price Performance Graph below compares cumulative total return of the Company, the Nasdaq Stock Market - U.S. Index and a peer group index selected by the Company.* The graph plots the growth in value of an initial $100 investment over the indicated time periods, with dividends reinvested. The stock price performance shown on the graph below is not necessarily indicative of future price performance.




(Graph comparing 18 month cumulative total return among GKN Holding Corp., The Nasdaq Stock Market (U.S.) Index and a peer group index selected by the Company)









* The peer group index is selected by the Company and is comprised of the following companies engaged in the same business as the Company, each with a market capitalization within $50,000,000 of the Company's market capitalization: Advest Group, Inc., First Albany Companies Inc., Hoenig Group Inc., Interstate/Johnson Lane, Inc., JW Charles Financial Services, Inc., Kinnard Investments, Inc., Ryan Beck & Company, Inc., Scott & Stringfellow Financial, Inc., Stifel Financial Corp., and Ziegler Companies, Inc.

Compensation Arrangements

     Current Employment Agreements Regarding Named Officers

     The Company has employment agreements with each of David M. Nussbaum, Roger
N. Gladstone and Robert H. Gladstone which expire on April 30, 1999. Each agreement provides for an annual salary of $240,000 and the issuance of up to 15% of any underwriter warrants issuable to the Company in connection with its corporate finance and investment banking activities. Messrs. Nussbaum, Gladstone and Gladstone each receive payments of 20% of the gross brokerage commissions generated under any of his or each other's customer accounts (an aggregate 60% pay-out) and they are also entitled to bonuses under the IC Plan discussed below. The Company also has an employment agreement with Peter R. Kent which expires on April 30, 1999 and provides for an annual salary of $200,000. Mr. Kent is also entitled to bonuses under the IC Plan. The agreements with David M. Nussbaum, Roger N. Gladstone, Robert H. Gladstone and Peter R. Kent contain non-compete provisions, expiring one year after termination of employment, which prohibit these persons from competing with the Company without the prior written consent of the Company. The Board of Directors approved the annual salary of Lester Rosenkrantz as $175,000 for fiscal 1999. Mr. Rosenkrantz is also entitled to commissions on his brokerage business and bonuses under the IC Plan, if any, for fiscal 1999.

     Positions and Employment Agreements Regarding Named Officers Effective Upon the Merger

     Concurrently with the execution of the Merger Agreement, each of David M. Nussbaum, Roger N. Gladstone and Peter R. Kent, entered into a one-year employment agreement with the Company, to commence at the Effective Time. Additionally, Mr. Robert H. Gladstone, currently Executive Vice President of the Company and GKN, entered into an employment agreement with GKN for his continued employment with GKN, for the one-year period commencing at the Effective Time. The employment agreements with all of the foregoing persons provide that the Company shall offer the employee the right to remain employed as a registered representative of a broker-dealer subsidiary of the Company at all times during the five-year period commencing at the Effective Time. For a more detailed discussion of the employment agreements, see "Merger Proposal--Management After the Merger; Employment Agreements." If the Merger is not effected, the employment agreements will not be effective and the persons described in this Management section will continue to serve the Company in their respective current positions until the end of their employment term, as set forth either in their employment agreements or if no such agreement, as resolved by the Board.

     1991 Employee Incentive Plan

     In June 1991, the Company adopted and its stockholders approved the 1991 Plan which, as amended, provides for the issuance of stock, stock options and other stock purchase rights to executive officers and other key employees and consultants who render significant services to the Company and its subsidiaries. The 1991 Plan was adopted to provide the Board of Directors with sufficient flexibility regarding the forms of incentive compensation which the Company will have at its disposal to reward these persons. Under the 1991 Plan, both options intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended, and non-qualified options may be granted. The Board of Directors has designated the Employee Incentive Committee to administer and determine the distribution and terms of awards granted under the 1991 Plan, pursuant to guidelines set forth in the 1991 Plan. A total of 5,000,000 shares of Common Stock are authorized for issuance pursuant to the 1991 Plan, of which 3,786,295 shares of Common Stock are currently reserved for issuance upon exercise of options issued under the 1991 Plan. A total of 815,830 shares of Common Stock have been issued upon exercise of options granted pursuant to the 1991 Plan.

     1996 Incentive Compensation Plan

     In July 1996, the Company adopted and its stockholders approved the IC Plan which, as amended, establishes an incentive compensation pool equal to 25% of all pre-tax, pre-incentive compensation profits, once a 10% pre-tax, pre-incentive return on beginning equity has been achieved. If the Company's pre-tax, pre-incentive compensation profits are sufficient to establish a bonus pool, such bonus pool would then be distributed to management and business unit managers, in majority part, based upon a pre-fixed percentage determined in the beginning of the fiscal year in question and, to a lesser extent, based upon the discretion of the Employee Incentive Committee after such fiscal year has ended. In the discretion of the Employee Incentive Committee, up to 50% of the value of any award may be paid in restricted shares of Common Stock, and up to 100% may be paid in restricted shares with the consent of the recipient. The holders of the restricted shares issued under the IC Plan have the power to vote and the right to receive dividends with respect to such shares but the IC Shares do not vest until March 2000 and may not be transferred prior to that date. A total of 1,000,000 restricted shares are authorized for issuance pursuant to the IC Plan. As of October 31, 1998, a total of 297,063 restricted stock awards have been issued, and a total of 702,937 shares of Common Stock is currently reserved for issuance under the IC Plan.

Committee Report on Executive Compensation

     The Compensation Committee of the Company is charged with the responsibilities of establishing and administering the policies and plans which govern compensation for executive officers, reviewing and recommending to the Board the level of compensation of the executive officers and key employees of the Company (other than with respect to the 1991 Plan and the IC Plan) and reviewing related party transactions on an ongoing basis for potential conflicts of interest. For Fiscal 1998, the Compensation Committee consisted of David M. Nussbaum, John P. Margaritis and Arnold B. Pollard. The Employee Incentive
Committee of the Company is responsible for administering and making all decisions with respect to the grant of bonus awards under the 1991 Plan and IC Plan. For Fiscal 1998, the Employee Incentive Committee consisted of John P. Margaritis and Arnold B. Pollard, each a non-employee director of the Company.

     Prior to the establishment of the Compensation Committee in August 1996, the Company entered into employment agreements, dated as of May 1, 1996, with each of David M. Nussbaum, Roger N. Gladstone, Peter R. Kent and Robert H. Gladstone, expiring in April 30, 1999, which fixes the salaries of such persons. Accordingly, the salaries of such persons for fiscal 1998 were not reviewed by the Compensation Committee. Management recommended an annual salary of $175,000 for Mr. Rosenkrantz for Fiscal 1998 and determined that he was entitled to commissions on his brokerage business and eligible to receive bonuses under the IC Plan. Management additionally recommended that Mr. Rosenkrantz's salary remain at $175,000 for fiscal 1999. The Compensation Committee supported such recommendations based upon the following factors: The Committee analyzed competitive salaries of positions similar to Mr. Rosenkrantz's position; evaluated his level of responsibility in the investment banking department and within the Company; and reviewed the Company's performance for fiscal 1998. The Compensation Committee reaffirmed that Mr. Rosenkrantz is also entitled to commissions on his brokerage business and bonuses under the IC Plan, if any, for fiscal 1999.

     Bonuses for executive management, including the Named Officers (David M. Nussbaum, Roger N. Gladstone, Peter R. Kent, Lester Rosenkrantz and Robert H. Gladstone), are established in accordance with the terms of the IC Plan. Pursuant to the IC Plan, a bonus pool is determined annually equal to 25% of all pre-tax, pre-incentive compensation profits of the Company once a 10% pre-tax, pre-incentive compensation return on beginning equity has been achieved. Accordingly, unless the Company has a specified minimum of pre-tax, pre-incentive compensation profits, no bonuses are awarded under the IC Plan. This reflects the policy of the Company to have the bonuses of executive management, including the Named Officers, directly related to the performance of the Company. The Company did not achieve a bonus pool in fiscal 1998. Accordingly, the Company did not grant any bonuses to the Named Officers for fiscal 1998.

     The Committee discussed the relationship of the Company's performance to the amount of David M. Nussbaum's compensation for fiscal 1998. Insofar as Mr. Nussbaum's salary is fixed pursuant to an agreement dated prior to the establishment of the Compensation Committee and he did not receive any discretionary compensation for fiscal 1998, the Committee neither recommended nor determined Mr. Nussbaum's compensation for fiscal 1998.

                                                    COMPENSATION COMMITTEE
                                                       David M. Nussbaum
                                                       John P. Margaritis
                                                       Arnold B. Pollard

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's officers, directors and persons who beneficially own more than ten percent of the Company's Common Stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission. These reporting persons also are required to furnish the Company with copies of all Section 16(a) forms they file. To the Company's knowledge, based solely on its review of the copies of such forms furnished to it and representations that no other reports were required, all Section 16(a) reporting requirements were complied with during Fiscal 1998, except that two monthly reports, each reporting one acquisition of the Common Stock by James I. Krantz were filed late, and one report disclosing the election of Peter R. McMullin as a director of the Company and reporting his beneficial ownership was filed late.


                              CERTAIN TRANSACTIONS

     In connection with its corporate finance and investment banking activities, GKN is often issued warrants to purchase securities of the issuer for whom its services are rendered ("Underwriter Warrants"). Generally, less than half of the aggregate number of Underwriter Warrants issuable to GKN are issued to its executive officers and other personnel involved in the transaction (collectively the "Individual Holders"). GKN has, in the past, and may, in the future, purchase Underwriter Warrants from the Individual Holders at a price equal to the market price of the underlying securities less the exercise price of the Underwriter Warrants. Additionally, GKN has, in the past, and may, in the future, lend to the Individual Holders funds to pay the exercise price of the Underwriter Warrants, which loans are repaid, without interest, within a period of no more than two weeks.

     The Company has purchased and continues to purchase insurance using York International Agency, Inc. ("York") and York Financial Concepts, Inc. ("York Financial") as agent of the Company. James I. Krantz, a Director of the Company, is President and Chief Executive Officer, a director and a stockholder of York and a majority shareholder of York Financial. In fiscal 1998, the Company paid York and York Financial, respectively, premiums of $83,298 and $197,311 for insurance policies purchased through York and York Financial, respectively (a portion of which amounts are paid by the insurer to York and York Financial). From February 1, 1998, through November 30, 1998, the Company paid York and York Financial, respectively, premiums of $167,396 and $110,607 for insurance (a portion of which amounts are paid by the insurer to York and York Financial).

     In the fiscal year ended  January 31, 1995,  the Company  loaned Mr. Lester
Rosenkrantz, Executive Vice President and a Director of the Company, an aggregate of $99,000. An additional $25,000 loan was made in the fiscal year ended January 31, 1996. Mr. Rosenkrantz repaid $10,000 in December 1995 and $20,000 in March 1996, leaving an aggregate outstanding principal balance as of January 31, 1998 of $94,000. In February 1998, the Company loaned Mr. Rosenkrantz an additional $50,000. These loans are payable without interest and are collateralized through the pledge by Mr. Rosenkrantz of his interest in certain Underwriter Warrants.

     Effective December 31, 1997, trusts established by each of Richard Rosenstock and David Thalheim, director nominees of the Company, withdrew their entire investment in Kalaidoscope. See "Merger Proposal--Material Contracts Between the Company and GBI."

     In July 1993, David Thalheim invested $250,000 as a limited partner in Dalewood Associates, L.P., see "Business of the Company--Merchant Banking." In July 1993, Jay Thalheim, the father of David Thalheim, invested $200,000 as a limited partner in Dalewood Associates, L.P. Effective December 31, 1997, each of David and Jay Thalheim withdrew his investment in Dalewood Associates, L.P.

     Effective October 1, 1998, the Company sold to Dr. Ernst Muller-Mohl, a person who beneficially ownes more than 5% of the outstanding stock of the Company, all of the outstanding stock owned by the Company in GKN Asset Management AG, for Swiss francs 1 million (U.S. $728,000). GKN Asset Management AG serves as an investment advisor to Early Bird, an investment company listed on the Swiss stock exchange. See "Business of the Company--Money Management." Also effective October 1, 1998, Dr. Ernst Muller-Mohl purchased 300,000 shares of Common Stock from the Company for $1,050,000. See "Principal Stockholders of the Company." In connection with this purchase, Dr. Muller-Mohl agreed not to sell any shares of Common Stock owned by him until September 30, 1999 without the consent of the Company and agreed not to purchase any additional shares of Common Stock until January 31, 2001 without the consent of the Company.

     Messrs. Oscar Sonkin and Richard Sonkin, each a registered representative of GBI, and the father-in-law and brother-in-law, respectively, of Richard Rosenstock, a director nominee of the Company, will continue to serve as registered representatives of the Surviving Corporation and will supervise various of the registered representatives of the Surviving Corporation's Florida offices and Long Island office, respectively. Each will be paid commission on their personal production and will receive an override on the gross net commission generated by certain brokers they supervise in an amount to be determined by management of the Company, but which the Company believes will exceed $60,000. Mr. Richard Berland, the administrative office manager of GBI's California office, and the brother of Joseph Berland, a director nominee of the Company, will continue to manage the California office after the Effective Time. Richard Berland will receive commissions on his personal production and will be paid a salary, the amount of which will be in excess of $60,000.

     David Thalheim, a director nominee of the Company, made a subordinated loan to GBI in the principal amount of $1,000,000 which bears interest at a rate of 7 7/8% per annum. The loan matures on July 22, 1999. The Surviving Corporation, a wholly-owned subsidiary of the Company, will continue to service this loan after the Merger.

                      PRINCIPAL STOCKHOLDERS OF THE COMPANY

     The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of November 30, 1998, before and after giving effect to the Merger, assuming the issuance of 6,000,000 Merger Shares, by (i) those persons or groups known to the Company to beneficially own more than 5% of the Company's voting securities, (ii) each director and director nominee, (iii) the Chief Executive Officer of the Company and the other four most highly compensated executive officers of the Company whose compensation was $100,000 or greater during Fiscal 1998 ("Named Officers") and (iv) all current directors and executive officers as a group. The information is determined in accordance with Rule 13d-3 promulgated under the Securities Exchange Act of 1934, based upon information furnished by the persons listed or contained in filings made by them with the Securities and Exchange Commission. Accordingly, all shares of Common Stock that an individual or group has a right to acquire within 60 days are deemed to be currently owned and outstanding for purposes of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table. Except as indicated in the footnotes to the table, the security holders listed possess sole voting and investment power with respect to their securities, subject to community property laws where applicable. As of November 30, 1998, the Company had issued and outstanding 8,410,899 shares of Common Stock and 1,140,000 Preferred Shares. As of November 30, 1998, each Preferred Share was convertible into 0.16 shares of Common Stock or 182,400 shares of Common Stock, in the aggregate. As of November 30, 1998, the outstanding Common Stock and Preferred Shares collectively had voting power equivalent to 8,593,299 shares of Common Stock, which is reflected in the information set forth below in the table.

                                                             Beneficial Ownership of                 Beneficial Ownership of
                                                              Company's Common Stock                 Company's Common Stock
                                                                 Prior to Merger                        After the Merger
                                                            -------------------------------        ----------------------------
                                                            Number of                               Number of
Name of Beneficial Owner                                     Shares                 Percent          Shares            Percent
-------------------------------                            ----------------         -------       -------------        --------
David M. Nussbaum(1)   . . . . . . . . . . . . . .         1,202,442  (2)             14.0%       1,202,442 (2)           8.2%
Roger N. Gladstone(1)  . . . . . . . . . . . . . .         1,188,275  (3)              13.8       1,188,275 (3)           8.1
Peter R. Kent          . . . . . . . . . . . . . .           115,087  (4)               1.3         115,087 (4)            *
Lester Rosenkrantz     . . . . . . . . . . . . . .            41,430  (5)                 *          41,430 (5)            *
Robert H. Gladstone(1) . . . . . . . . . . . . . .           498,275  (6)               5.8         498,275 (6)           3.4
James I. Krantz        . . . . . . . . . . . . . .           171,875  (7)               2.0         171,875 (7)           1.2
Peter R. McMullin      . . . . . . . . . . . . . .           100,112  (8)               1.2         100,112 (8)            *
Robert T. McAleer      . . . . . . . . . . . . . .            90,112  (8)               1.0          90,112 (8)            *
John P. Margaritis     . . . . . . . . . . . . . .            10,000  (9)                 *          10,000 (9)            *
Arnold B. Pollard      . . . . . . . . . . . . . .            10,000  (9)                 *          10,000 (9)            *
Richard Y. Roberts     . . . . . . . . . . . . . .            10,000  (9)                 *          10,000 (9)            *
Dr. Ernst Muller-Mohl(10). . . . . . . . . . . . . .       1,150,000                    13.4      1,150,000               7.9
Joseph Berland+        . . . . . . . . . . . . . .            11,776 (11)                 *       1,409,921 (12)          9.7
Richard Rosenstock+    . . . . . . . . . . . . . .            11,776 (11)                 *       1,409,921 (12)          9.7
David Thalheim+        . . . . . . . . . . . . . .                 0                      *         540,470 (13)          3.7
Mark Zeitchick+        . . . . . . . . . . . . . .                 0                      *         540,470 (13)          3.7
Vincent Mangone+       . . . . . . . . . . . . . .                 0                      *         540,470 (13)          3.7
________________+      . . . . . . . . . . . . . .                                        *
________________+      . . . . . . . . . . . . . .                                        *
________________+      . . . . . . . . . . . . . .                                        *
All Current Executive Officers
  and Directors as a group (11 persons). . . . . . . .     3,437,608 (14)               39.1%           --                 --
All Post-Merger Executive Officers
  and Directors as a group (14 persons). . . . . . . .            --                     --            [__]               [__]%

------------------------------
*        Less than 1%
+        Director Nominee

(1) The business address of David M. Nussbaum and Robert H. Gladstone is c/o Research Partners International, Inc., One State Street Plaza, New York, New York 10004. The business address of Roger N. Gladstone is c/o Research Partners International, Inc., 433 Plaza Real, Boca Raton, Florida 33432.

(2) Includes 20,000 shares issuable upon exercise of options and 56,331 restricted shares issued to Mr. Nussbaum under the Company's IC Plan. The holders of the restricted shares issued under the IC Plan ("IC Shares") have the power to vote and the right to receive dividends with respect to such shares but the IC Shares do not vest until March 2000 and may not be transferred prior to that date. Does not include 65,000 shares held by The Nussbaum Family Foundation, Inc., one of whose directors is the spouse of Mr. Nussbaum. Mr. Nussbaum disclaims beneficial ownership of the shares held by such foundation.

(3) Includes 20,000 shares issuable upon exercise of options and 42,164 IC Shares. Does not include 65,000 shares held by The Lisa and Roger Gladstone Foundation, one of whose directors is the spouse of Roger Gladstone. Roger Gladstone disclaims beneficial ownership of the shares held by such foundation.

(4) Represents 45,087 IC Shares and 70,000 shares issuable upon exercise of options.

(5) Represents 16,430 IC Shares, and 25,000 shares issuable upon exercise of options.

(6) Includes (i) 56,331 IC Shares, (ii) 52,500 shares issuable upon exercise of options which are held by Robert Gladstone's spouse, and (iii) 6,666 shares issuable upon exercise of options. Does not include 15,000 shares held by The Robert Gladstone Family Foundation, one of whose directors is the spouse of Robert Gladstone. Mr. Gladstone disclaims beneficial ownership of the shares held by such foundation.

(7) Includes 3,125 shares held by Mr. Krantz's spouse and 10,000 shares issuable upon exercise of options. Does not include 1,000 shares issuable upon exercise of options which become exercisable in February 2000.

(8) Includes 49,152 shares of Common Stock which are issuable upon conversion of 307,200 Preferred Shares.

(9)  Represents 10,000 shares issuable upon exercise of options.

(10) Dr. Muller-Mohl's address is Ramistr.18, Zurich 8001, Switzerland. The information regarding Dr. Muller- Mohl is derived from a Schedule 13G, dated October 6, 1998, filed by him with the Securities and Exchange Commission.

(11) Represents 11,776 shares of Common Stock owned by GBI, the principal shareholders of which are Joseph Berland and Richard Rosenstock, the Chairman and President, respectively, of GBI. At the Effective Time, these shares will become treasury shares of the Company.

(12) Represents such stockholder's pro rata portion of the Merger Shares to be issued in the Merger. Does not include (i) the 11,726 shares of Common Stock referenced in footnote 11 above, which will be retired at the Effective Time and (ii) the Merger Warrants to purchase 469,974 shares of Common Stock to be issued to such stockholder in connection with the Merger, which do not become exercisable, if at all, within 60 days of December 31, 1998.

(13) Represents such stockholder's pro rata portion of the Merger Shares to be issued in the Merger. Does not include Merger Warrants to purchase 180,157 shares of Common Stock which shall be issued to such stockholder in connection with the Merger, but which do not become exercisable, if at all, within 60 days of December 31, 1998.

(14) Includes the shares issuable upon exercise of options and included in the table, as described in the above footnotes, and 98,304 shares of Common Stock, in the aggregate, issuable upon conversion of Messrs. McMullin's and McAleer's Preferred Shares, and excludes those shares subject to options or Merger Warrants as indicated in the above footnotes as being excluded from the table.

                         MARKET AND DIVIDEND INFORMATION


Market Information

     The Company's Common Stock is traded on the Nasdaq National Market System under the symbol RPII. The following table sets forth the high and low sales prices for the Company's Common Stock, as reported by Nasdaq, for each quarterly period ending October 31, 1998 following the Company's July 30, 1996, initial public offering, through the most recent date:

                                                                        High                  Low
                                                                        -----                -----
Fiscal 1997
                  Quarter ended July 31, 1996                           $6.50                $6.13
                  Quarter ended October 31, 1996                        $6.63                $6.00
                  Quarter ended January 31, 1997                        $6.38                $6.00
Fiscal 1998
                  Quarter ended April 30, 1997                          $6.25                $5.00
                  Quarter ended July 31, 1997                           $4.88                $4.50
                  Quarter ended October 31, 1997                        $5.31                $3.75
                  Quarter ended January 31, 1998                        $4.75                $2.19
Fiscal 1999
                  Quarter ended April 30, 1998                          $3.50                $2.38
                  Quarter ended July 31, 1998                           $3.63                $2.63
                  Quarter ended October 31, 1998                        $3.19                $1.75
                  Fourth Quarter through November 30, 1998              $3.63                $1.75


     On November 3, 1998, the last full trading day for which last sale information is available prior to the public announcement of the execution and delivery of Merger Agreement, the high and low sales prices of the Company's Common Stock as reported on the Nasdaq National Market was $2.00 and $1 3/4, respectively. On ________, 199_, the most recent date for which it was practicable to obtain market price information prior to the printing of this Proxy Statement, such sale prices were $____ and $____, respectively.

     The quotations set out above represent prices between dealers and do not include retail mark-up, mark-down commission. These quotations have been supplied by Nasdaq.

         There is no public trading market for the capital stock of GBI.

Holders of Common Stock

     On December 31, 1998, there were __ holders of record of the Common Stock. The Company believes there are approximately 700 beneficial owners of the Common Stock based upon its transfer agent's records.

Dividends

     To date, the Company has not paid any dividends on its Common Stock. The payment of dividends, if any, in the future is within the discretion of the Board of Directors and will depend upon the Company's earnings, its capital requirements and financial condition, and other relevant factors. The Company's ability to pay dividends in the future also may be restricted by its brokerage subsidiaries' obligations to comply with the net capital requirements imposed on broker-dealers by the Commission and the NASD. The Company does not intend to declare any dividends in the foreseeable future, but instead intends to retain all earnings for use in the Company's business.

                   DESCRIPTION OF THE COMPANY'S CAPITAL STOCK

     The authorized capital stock of the Company consists of 35,000,000 shares of Common Stock, par value $.0001 per share, and 5,000,000 shares of Preferred Stock, par value $.10 per share.

Common Stock

     There are currently 8,410,899 shares of Common Stock issued and outstanding (excluding 798,976 shares held in the Company treasury), held of record by 82 stockholders.

     Holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Stockholders do not have cumulative voting rights. Subject to preferences that may be applicable to any then outstanding Preferred Stock, holders of Common Stock are entitled to receive ratably such dividends as may be declared from time to time by the Board of Directors out of funds legally available therefor. In the event of a dissolution, liquidation or winding-up of the Company, holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any then outstanding Preferred Stock. Holders of Common Stock have no right to convert their Common Stock into any other securities. The Common Stock has no preemptive or other subscription rights. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are, and the Common Stock to be outstanding upon completion of the Merger will be, duly authorized, validly issued, fully paid and nonassessable.

Preferred Stock

     The Board of Directors has the authority, without further action by the stockholders, to issue up to 5,000,000 shares of Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series or the designation of such series. The issuance of Preferred Stock could adversely affect the voting power of holders of Common Stock and could have the effect of delaying, deferring or preventing a change in control of the Company.

     The only series of Preferred Stock presently outstanding is the Preferred Shares, of which 1,140,000 shares are authorized and outstanding. All of the Preferred Shares were issued to the former shareholders of SERP in the merger by which SERP became a subsidiary of the Company. The Preferred Shares is not entitled to any dividends. Its holders, acting as a single series by vote of holders of a majority thereof, are entitled (i) to nominate one person for election as a director of the Company at all meetings of stockholders at which directors are elected, and (ii) to nominate another person who may be an observer at all meetings of the Company's Board of Directors. On all matters presented to the holders of the Common Stock for a vote or consent, including the election of directors, each holder of the Preferred Shares is entitled to cast a number of votes equal to the number of shares of Common Stock issuable upon conversion of the Preferred Shares on the record date for determination of stockholders entitled to vote thereon. As of the Record Date for this Meeting, each Preferred Share was convertible into 0.16 shares of Common Stock. The holders of the Preferred Shares are entitled to a liquidation preference of $0.50 per share before any liquidating distribution may be made to the holders of any junior stock (which includes the Common Stock). At any time after March 13, 2002, the Company may redeem all, but not less than all, of the Preferred Shares at a redemption price of $0.50 per share. The holders of the Preferred Shares may, at any time prior to March 13, 2002, convert the Preferred Shares of Common Stock at the rate of 0.16 shares of Common Stock for each share of Preferred Shares, subject to adjustment in certain circumstances. The Preferred Shares shall rank junior with respect to the distribution of assets of the Company to all series of Preferred Stock or similar stock that specifically provided that they shall rank senior or prior to the Preferred Shares.

Delaware Law and Certain Charter Provisions

     The Company is subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, this statute prohibits a publicly-held Delaware corporation from engaging, under certain circumstances, in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person becomes an interested stockholder, unless either (i) prior to the date at which the stockholder became an interested stockholder the Board of Directors approved either the business combination or the transaction in which the person becomes an interested stockholder, (ii) the stockholder acquires more than 85% of the outstanding voting stock of the corporation (excluding shares held by directors who are officers or held in certain employee stock plans) upon consummation of the transaction in which the stockholder becomes an interested stockholder or (iii) the business combination is approved by the Board of Directors and by two-thirds of the outstanding voting stock of the corporation (excluding shares held by the interested stockholder) at a meeting of stockholders (and not by written consent) held on or subsequent to the date of the business combination. An "interested stockholder" is a person who, together with affiliates and associates, owns (or at any time within the prior three years did own) 15% or more of the corporation's voting stock. Section 203 defines a "business combination" to include, without limitation, mergers, consolidations, stock sales and asset based transactions and other transactions resulting in a financial benefit to the interested stockholder.

     The Company's Amended and Restated Certificate of Incorporation and its By-Laws also contain provisions relating to corporate governance and to the rights of stockholders. Certain of these provisions may be deemed to have a potential "anti-takeover" effect, in that such provisions may delay, defer or prevent a change of control of the Company. These provisions include the authority of the Board of Directors to issue series of Preferred Stock with such voting rights and other powers as the Board of Directors may determine, a staggered board of directors consisting of three classes (which will be eliminated immediately prior to the Effective Time of the Merger).

Transfer Agent and Registrar

     The transfer agent and registrar for the Common Stock is Continental Stock Transfer & Trust Company, New York, New York.

                     PROPOSAL III: THE NAME CHANGE PROPOSAL

     It is a condition to the Company's obligations to consummate the Merger Agreement that the Company's name be changed to Research Partners International Group Ltd. Consequently, unless such condition is waived by GBI, even if the Merger Proposal is approved, the Merger will not be consummated if the Name Change Proposal is not approved at the Meeting. Similarly, if the Name Change Proposal is approved but either of the Merger Proposal or the Director Proposal is not, the Company's name will not be changed.

     Pursuant to the Merger Agreement the Surviving Corporation will assume the name of its parent, the Company. Accordingly, the Company will be required to change its name and believes that its new name should reflect that it is the owner of a group of companies operated under the Research Partners International umbrella. Accordingly, the Company determined that the name "Research Partners International Group Ltd.," would best accomplish that goal.

     If the proposal is approved and the Merger is consummated, a Certificate of Amendment amending the Company's Amended and Restated Certificate of Incorporation will be filed with the Department of State of the State of New York as promptly as practicable thereafter and the name change will then become effective.

     The Board of Directors unanimously recommends to the Company's stockholders that the Company's Amended and Restated Certificate of Incorporation be amended to change the name of the Company from Research Partners International, Inc. to Research Partners International Group Ltd.


                             INDEPENDENT ACCOUNTANTS

     The Company has selected the independent accounting firm of KPMG Peat Marwick LLP as the auditors of the Company for the current fiscal year ending January 31, 1999. A representative of KPMG Peat Marwick LLP is expected to be present at the Meeting. The representative will have the opportunity to make a statement and will be available to respond to appropriate questions from stockholders.


                        FISCAL 1999 STOCKHOLDER PROPOSALS

     If the Merger is consummated and the 14 nominees for directors are elected and assume their directorships upon the closing of the Merger, the Company does not intend to hold an Annual Meeting of the Company's stockholders in 1999. If the Merger is not consummated, then the Company intends to hold an Annual Meeting in 1999 and stockholder proposals in order to be included in the Company's proxy statement must be received by the Company at a reasonable time before the 1999 Annual Meeting of Stockholders. If the Merger is not consummated, the Company will advise its stockholders in its first subsequent public report, of the date of its next stockholders meeting and the date that stockholder proposals must be submitted to the Company in order to be included in the proxy statement.

                              AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended ("Exchange Act"), and accordingly, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed with the Commission are available for inspection and copying at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's Regional Offices located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and at Seven World Trade Center, New York, New York 10048. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. The Company's public filings are also available to the public from commercial document retrieval services and at the Internet World Wide Web site maintained by the Commission at "http:// www.sec.gov."


                    THE COMPANY'S ANNUAL REPORT ON FORM 10-K

     The Company will furnish without charge to each holder of Voting Securities whose proxy is being solicited, upon the written request of such holder, a copy of the Company's annual report on Form 10-K, as amended, for the fiscal year ended January 31, 1998, including the financial statements and schedules thereto, but excluding exhibits. Requests for copies of such report should be directed to the Company, One State Street Plaza, 24th Floor, New York, New York, 10004, Attention: General Counsel.


                                  OTHER MATTERS

     The Board of Directors knows of no matter which will be presented for consideration at the Meeting other than the matters referred to in this Proxy Statement. Should any other matter properly come before the Meeting, it is the intention of the persons named in the accompanying proxy to vote such proxy in accordance with their best judgment.


                                                Herbert Sontz, Secretary




New York, New York
January 8, 1999

             RESEARCH PARTNERS INTERNATIONAL, INC. AND SUBSIDIARIES

                   Index to Consolidated Financial Statements


                                                                                          Pages
                                                                                          -----

Consolidated Statements of Financial Condition as of January 31, 1998 and 1997,
         and as of July 31, 1998 (Unaudited)................................................F-2

Consolidated Statements of Operations for the years ended January 31, 1998, 1997 and 1996, and the six months ended July 31, 1998 and 1997 (Unaudited)..............F-3

Consolidated Statements of Changes in  Stockholders'  Equity for the years ended
         January 31, 1998, 1997 and 1996, and the six months ended July 31,
         1998 (Unaudited)...................................................................F-4

Consolidated Statements of Cash Flows for the years ended January 31, 1998, 1997 and 1996 and the six months ended July 31, 1998 and 1997 (Unaudited)...............F-6

Notes to Consolidated Financial Statements..................................................F-7

Independent Auditors' Report (KPMG Peat Marwick LLP)........................................F-15



                              GAINES, BERLAND INC.

                          Index to Financial Statements

                                                                                           Pages
                                                                                           -----
Statements of Financial Condition as of August 31, 1998 and 1997....................... ....F-16

Statements of Income for the fiscal years ended August 31, 1998, 1997 and 1996..............F-17

Statements of Changes in Stockholders' Equity for the fiscal years ended
         August 31, 1998, 1997 and 1996.....................................................F-18

Statements of Cash Flows for the fiscal years ended August 31, 1998, 1997 and
         1996...............................................................................F-19

Notes to Financial Statements...............................................................F-20

Independent Auditor's Report (Goldstein Golub Kessler LLP)..................................F-24

Independent Auditor's Reports (Lerner, Sipkin & Co., CPAs)..................................F-25

             RESEARCH PARTNERS INTERNATIONAL, INC. AND SUBSIDIARIES
                 Consolidated Statements of Financial Condition

                                                                        January 31,                   July 31,
                                                                   1998              1997               1998
                                                               -------------     -------------       ------------
                                                                                                     (Unaudited)
Assets

Cash and cash equivalents                                     $   8,111,000     $  17,856,000      $  10,169,000
Receivable from brokers and dealers                                 896,000         9,357,000            202,000
Securities owned, at market value                                10,154,000        14,610,000          6,203,000
Securities owned, not readily marketable, at fair value           1,443,000         1,365,000            635,000
Investments                                                       3,640,000         2,692,000          4,423,000
Office furniture, equipment and leasehold improvements, net       1,043,000         1,251,000          1,291,000
Goodwill, net                                                     3,684,000         1,619,000          3,763,000
Loans receivable                                                  1,404,000         1,451,000          1,613,000
Income taxes receivable                                           3,544,000                 -            498,000
Deferred tax asset                                                        -                 -            629,000
Other assets                                                      3,053,000         1,432,000          2,954,000
                                                              -------------     -------------      -------------

Total assets                                                  $  36,972,000     $  51,633,000      $  32,380,000
                                                              =============     =============      =============

Liabilities and Stockholders' Equity
Liabilities:
   Securities sold, not yet purchased, at market value        $   2,320,000     $   6,997,000      $     438,000
   Commissions payable                                            1,441,000         2,186,000          2,629,000
   Deferred compensation                                          1,796,000         1,409,000             11,000
   Income taxes payable                                                   -           238,000                  -
   Deferred tax liability                                           236,000           636,000                  -
   Accrued expenses and other liabilities                         2,982,000         4,403,000          2,491,000
                                                              -------------     -------------      -------------
                                                                  8,775,000        15,869,000          5,569,000
   Liability subordinated to the claims of general creditors        576,000           738,000            498,000
                                                              -------------     -------------      -------------
   Total liabilities                                              9,351,000        16,607,000          6,067,000
                                                              -------------     -------------      -------------

Stockholders' equity:
   Series A preferred stock, $.10 par value: 1,200,000, 0, and
      1,200,000 authorized, respectively; 1,140,000, 0, and
      1,140,000 shares issued and outstanding, respectively         114,000                 -            114,000
   Common stock, $.0001 par value; 35,000,000 shares
     authorized; 9,209,875, 9,217,875, and 9,209,875
     shares issued, respectively;  8,095,899, 8,225,512,
       and 8,110,899 shares outstanding, respectively                 1,000             1,000              1,000
   Additional paid-in capital                                    20,710,000        19,931,000         21,018,000
   Retained earnings                                             11,734,000        18,247,000         10,063,000
   Accumulated other comprehensive income                           (36,000)           (3,000)           (47,000)
                                                              --------------    --------------     --------------
                                                                 32,523,000        38,176,000         31,149,000
   Less treasury stock, at cost; 1,113,976, 992,363, and
       1,098,976 shares, respectively                            (4,902,000)       (3,150,000)        (4,836,000)
                                                              -------------     -------------      --------------
   Total stockholders' equity                                    27,621,000        35,026,000         26,313,000
                                                              -------------     -------------      -------------
Total liabilities and stockholders' equity                    $  36,972,000     $  51,633,000      $  32,380,000
                                                              =============     =============      =============



          See accompanying notes to consolidated financial statements.

             RESEARCH PARTNERS INTERNATIONAL, INC. AND SUBSIDIARIES
                      Consolidated Statements of Operations

                                                                                         Six months ended
                                               Year ended January 31,                        July 31,
                                    --------------------------------------------  ----------------------------
                                         1998           1997            1996           1998            1997
                                    -------------  -------------  --------------  -------------  -------------
                                                                                          (Unaudited)
Revenues:
   Commissions                        $38,328,000  $  50,153,000  $   30,418,000  $  22,018,000  $  17,734,000
   Investment banking                   6,024,000     11,391,000       6,003,000      3,550,000      3,729,000
   Principal transactions               1,715,000      4,277,000       5,683,000        (82,000)       691,000
   Interest                             1,339,000      1,620,000         540,000        668,000        735,000
   Other                                1,270,000        309,000         375,000      1,640,000        455,000
                                    -------------  -------------  --------------  -------------  -------------
Total revenues                         48,676,000     67,750,000      43,019,000     27,794,000     23,344,000
                                    -------------  -------------  --------------  -------------     ----------

Expenses:
   Compensation and benefits           35,051,000     41,187,000      27,038,000     19,700,000     16,378,000
   Communications                       4,930,000      3,846,000       2,631,000      2,511,000      2,370,000
   Brokerage, clearing and
      exchange fees                     3,281,000      2,324,000       1,350,000      1,855,000      1,568,000
   Occupancy and equipment              3,520,000      2,757,000       2,112,000      2,808,000      1,509,000
   Business development                 2,072,000      1,507,000         869,000      1,188,000      1,176,000
   Professional fees                    1,713,000      1,114,000         738,000        953,000        495,000
   Investigations and settlements       2,260,000      1,312,000               -              -      1,988,000
   Other                                5,805,000      2,347,000       1,994,000      1,262,000      1,973,000
                                    -------------  -------------  --------------  -------------  -------------
Total expenses                         58,632,000     56,394,000      36,732,000     30,277,000     27,457,000
                                    -------------  -------------  --------------  -------------  -------------

(Loss) income before
   income taxes                        (9,956,000)    11,356,000       6,287,000     (2,483,000)    (4,113,000)

Income (benefit) tax                   (3,443,000)     5,027,000       2,818,000       (812,000)    (1,664,000)
                                    -------------- -------------  --------------  --------------    -----------
Net (loss) income                   $  (6,513,000) $   6,329,000  $    3,469,000  $  (1,671,000) $  (2,449,000)
                                    ============== =============  ==============  ============== ==============

Basic (loss) earnings
   per share                        $       (0.80) $        0.93  $         0.69  $       (0.21) $       (0.30)
                                    ============== =============  ==============  ============== ==============

Diluted (loss) earnings
   per share                        $       (0.80) $        0.88  $         0.60  $       (0.21) $       (0.30)
                                    ============== =============  ==============  ============== ==============

Weighted average common
   shares outstanding - basic           8,114,245      6,824,156       5,037,019      8,100,126      8,132,452
                                    =============  =============  ==============  =============  =============

Weighted average common
   shares outstanding - diluted         8,114,245      7,175,267       5,736,641      8,100,126      8,132,452
                                    =============  =============  ==============  =============  =============



          See accompanying notes to consolidated financial statements.

             RESEARCH PARTNERS INTERNATIONAL, INC. AND SUBSIDIARIES
           Consolidated Statements of Changes in Stockholders' Equity
               For the Year Ended January 31, 1996, 1997, and 1998
               and the Six Months Ended July 31, 1998 (Unaudited)

                                                                                                                     Accumulated
                                                                  Preferred            Additional                       Other
                                       Common Stock                 Stock                Paid-in        Retained     Comprehensive
                                    -------------------    -----------------------
                                      Shares      Amt.       Shares        Amt.          Capital        Earnings        Income
                                    ---------   -------    ----------   ----------   -------------   --------------   ----------
Balance at
     January 31, 1995               5,397,875   $ 1,000         1,000   $        -   $   3,487,000   $    8,449,000   $        -
Net income                                  -         -             -            -               -        3,469,000
Expiration of preferred stock               -         -        (1,000)           -               -                -            -
Purchase of treasury stock                  -         -             -            -               -                -            -
                                    ---------   -------    ----------   ----------   -------------   --------------   ----------

Balance at
     January 31, 1996               5,397,875     1,000             -            -       3,487,000       11,918,000
Net income                                  -         -             -            -               -        6,329,000
Stock issued                        3,070,000         -             -            -      16,011,000                -
Warrants issued                             -         -             -            -           1,000                -
Stock options granted                       -         -             -            -          36,000                -
Notes receivable                            -         -             -            -        (221,000)               -
Stock options exercised               750,000         -             -            -         617,000                -
Translation adjustment                      -         -             -            -               -                -       (3,000)
Purchase of treasury stock                  -         -             -            -               -                -            -
                                    ---------   -------    ----------   ----------   -------------   --------------   ----------

Balance at
   January 31, 1997                 9,217,875   $ 1,000             -   $        -   $  19,931,000   $   18,247,000   $   (3,000)
Net loss                                    -         -             -            -               -       (6,513,000)
Stock issued - acquisition                  -         -     1,140,000      114,000       1,376,000                -
Stock issued - compensation plan            -         -             -            -      (1,193,000)               -
Amortization of unearned
   compensation                             -         -             -            -         545,000                -
Stock options exercised                     -         -             -            -         (45,000)               -
Note receivable forgiven                    -         -             -            -         100,000                -
Retirement of stock                    (8,000)        -             -            -               -                -
Purchase of treasury stock                  -         -             -            -               -                -
Translation adjustment                      -         -             -            -               -                -      (33,000)
Other                                       -         -             -            -          (4,000)               -
                                    ---------   -------    ----------   ----------   --------------  --------------   ----------

Balance at
   January 31, 1998                 9,209,875     1,000     1,140,000      114,000      20,710,000       11,734,000      (36,000)
Net loss                                    -         -             -            -               -       (1,671,000)
Stock issued - compensation plan            -         -             -            -          (6,000)               -
Amortization of unearned
   compensation                             -         -             -            -         314,000                -
Translation adjustment                      -         -             -            -               -                -      (11,000)
                                    ---------   -------    ----------   ----------   -------------   --------------   -----------
Balance at
    July 31, 1998                   9,209,875   $ 1,000     1,140,000   $  114,000   $  21,018,000   $   10,063,000   $  (47,000)
                                    =========   =======    ==========   ==========   =============   ==============   ==========

                                            Treasury Stock
                                      ----------------------------
                                         Shares         Amount            Total
                                      -----------   --------------   --------------
Balance at
     January 31, 1995                    (287,500)  $     (180,000)  $  11,757,000
Net income                                      -                -       3,469,000
Expiration of preferred stock                   -                -               -
Purchase of treasury stock               (225,000)        (450,000)       (450,000)
                                      ------------  ---------------  --------------

Balance at
     January 31, 1996                    (512,500)        (630,000)     14,776,000
Net income                                      -                -       6,329,000
Stock issued                                    -                -      16,011,000
Warrants issued                                 -                -           1,000
Stock options granted                           -                -          36,000
Notes receivable                                -                -        (221,000)
Stock options exercised                    31,387           95,000         712,000
Translation adjustment                          -                -          (3,000)
Purchase of treasury stock               (511,250)      (2,615,000)     (2,615,000)
                                      ------------  ---------------  -------------

Balance at
   January 31, 1997                      (992,363)  $   (3,150,000)  $  35,026,000
Net loss                                        -                -      (6,513,000)
Stock issued - acquisition                152,000          482,000       1,972,000
Stock issued - compensation plan          288,944        1,193,000               -
Amortization of unearned
   compensation                                 -                -         545,000
Stock options exercised                    34,443          124,000          79,000
Note receivable forgiven                        -                -         100,000
Retirement of stock                         8,000           35,000          35,000
Purchase of treasury stock               (605,000)      (3,586,000)     (3,586,000)
Translation adjustment                          -                -         (33,000)
Other                                                                       (4,000)
                                      -----------   --------------   -------------

Balance at
   January 31, 1998                    (1,113,976)      (4,902,000)     27,621,000
Net loss                                        -                -      (1,671,000)
Stock issued - compensation plan           15,000           66,000          60,000
Amortization of unearned
   compensation                                 -                -         314,000
Translation adjustment                                                     (11,000)
                                      -----------   --------------   -------------

Balance at
    July 31, 1998                      (1,098,976)  $   (4,836,000)  $  26,313,000
                                      ===========   ==============   =============



          See accompanying notes to consolidated financial statements.

             RESEARCH PARTNERS INTERNATIONAL, INC. AND SUBSIDIARIES
                      Consolidated Statements of Cash Flows

                                                      Year ended January 31,          Six months ended July 31,
                                                  ------------------------------      -------------------------
                                                  1998         1997         1996          1998         1997
                                                  ----         ----         ----          ----         ----
                                                                                             (Unaudited)
Operating activities:
   Net (loss) income                           $(6,513,000) $ 6,329,000  $ 3,469,000  $(1,671,000) $(2,449,000)
   Adjustments to reconcile net (loss)
     income to net cash (used in)
     provided by operating activities:
   Depreciation and amortization                   724,000      578,000      442,000      360,000      354,000
   Deferred taxes and other                        344,000     (607,000)   1,206,000     (484,000)     169,000
                                               -----------  -----------  -----------     ---------     -------
                                                (5,445,000)   6,300,000    5,117,000   (1,795,000)  (1,926,000)
   (Increase) decrease in operating assets:
   Receivable from brokers and dealers           9,115,000   (4,544,000)  (1,556,000)     694,000    4,673,000
   Securities owned, at market value             4,623,000   (6,458,000)  (2,711,000)   3,951,000      515,000
   Securities owned, not readily marketable        (78,000)     379,000   (1,271,000)     808,000      239,000
   Loans receivable                                 47,000      (16,000)     130,000     (209,000)  (2,182,000)
   Income taxes receivable                      (3,544,000)           -      427,000    3,046,000   (2,017,000)
   Other assets                                 (1,199,000)    (514,000)    (405,000)      18,000     (308,000)
   Increase (decrease) in operating
     liabilities:
   Securities sold, not yet purchased           (4,687,000)   2,982,000    2,221,000   (1,882,000)  (1,229,000)
   Commissions payable                          (1,382,000)     194,000      788,000    1,188,000   (1,106,000)
   Deferred compensation                           387,000    1,078,000      187,000   (1,785,000)    (516,000)
   Income taxes payable                           (252,000)     (80,000)     426,000            -     (229,000)
   Accrued expenses and other liabilities       (2,246,000)     211,000    2,997,000     (491,000)   1,794,000
   Translation adjustment                          (33,000)      (3,000)           -      (11,000)     (19,000)
                                               ------------  -----------  ----------  ------------  -----------
Net cash (used in) provided by
   operating activities                         (4,694,000)    (471,000)   6,350,000    3,532,000   (2,311,000)
                                               ------------  -----------  ----------  ------------  -----------

Investing activities:
   Purchase of office furniture, equipment
   and leasehold improvements                     (194,000)    (745,000)    (187,000)    (448,000)    (117,000)
   Limited partnerships                           (948,000)  (2,400,000)    (292,000)    (783,000)    (372,000)
   Acquisition, net of cash acquired              (176,000)           -            -            -     (197,000)
   Goodwill resulting from acquisition             (36,000)     (55,000)  (1,605,000)    (159,000)       9,000
                                               -----------  -----------  -----------  ------------ -----------
Net cash used in investing activities           (1,354,000)  (3,200,000)  (2,084,000)  (1,390,000)    (677,000)
                                               -----------  -----------  -----------  ------------ ------------

Financing activities:
   Issuance of common stock                         75,000   16,499,000            -            -       75,000
   Issuance of common stock warrants                     -        1,000            -            -            -
   Purchase of treasury stock                   (3,586,000)  (2,615,000)    (450,000)           -   (3,586,000)
   Issuance of subordinated debt                         -            -      934,000            -            -
   Repayment of subordinated debt                 (186,000)    (231,000)           -      (84,000)    (186,000)
                                               -----------  -----------  -----------  ------------ ------------
Net cash (used in) provided by
  financing activities                          (3,697,000)   13,654,000      484,000     (84,000)  (3,697,000)
                                               -----------  -----------  -----------  ------------ ------------

Net (decrease) increase in cash and
  cash equivalents                              (9,745,000)   9,983,000     4,750,000   2,058,000   (6,685,000)
Cash and cash equivalents at beginning
  of year                                       17,856,000    7,873,000     3,123,000   8,111,000   17,856,000
                                               -----------  -----------  -----------  -----------  -----------

Cash and cash equivalents at end of year       $ 8,111,000  $17,856,000  $ 7,873,000  $10,169,000  $11,171,000
                                               ===========  ===========  ===========  ===========  ===========

          See accompanying notes to consolidated financial statements.

             RESEARCH PARTNERS INTERNATIONAL, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements

1.  Basis of Presentation

The consolidated financial statements include the activities of Research Partners International, Inc. and its subsidiaries (the Company). The Company is primarily engaged in providing securities brokerage, investment banking, and trading services for individuals, institutions and corporations. These services are provided through its principal broker-dealer subsidiary, GKN Securities Corp. (GKN Securities), and other wholly owned subsidiaries.

All significant intercompany accounts and transactions are eliminated in consolidation. Where appropriate, prior year amounts have been reclassified to conform to the current presentation.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2.  Summary of Significant Accounting Policies

Fair value of financial instruments
Substantially all of the Company's financial assets and liabilities are carried at market or fair values or at amounts which approximate current fair value due to their short-term nature.

Cash and cash equivalents
Cash equivalents are highly liquid securities with maturities of three months or less when purchased.

Receivable from brokers and dealers
Receivable from brokers and dealers consists primarily of amounts due from the Company's clearing organization, which provides clearing and depository services for brokerage transactions on a fully disclosed basis.

Securities
Securities transactions and the related revenues and expenses, including commission revenues and expenses, are recorded on a trade-date basis. Securities owned and securities sold, not yet purchased, consist primarily of equities and are stated at quoted market values. Securities owned, not readily marketable, consist primarily of warrants and are stated at management's estimate of fair value based on a percentage of the market value of the underlying securities. Unrealized gains and losses are included in revenues from principal transactions.

Investments
Investments consist primarily of investments in limited partnerships, which are accounted for using the equity method.

Depreciation and amortization
Office furniture, equipment and leasehold improvements are stated at cost, net of accumulated depreciation and amortization of $1,897,000 and $1,449,000, at January 31, 1998 and 1997, respectively. Office furniture and equipment are depreciated using an accelerated method over their estimated useful lives. Leasehold improvements are amortized over the lesser of the life of the lease or estimated useful life of the improvement.

Goodwill
Goodwill represents the excess of the purchase price over the net assets acquired upon the Company's acquisition of Shochet Securities, Inc. (Shochet) in November 1995, Dalewood Associates, Inc. (Dalewood) in December 1996, and Southeast Research Partners, Inc. (Southeast) in March 1997. The goodwill is being amortized over 25 years on a straight line basis. Accumulated amortization was $222,000 and $77,000 at January 31, 1998 and 1997, respectively. Management reviews goodwill for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable.

Deferred compensation
Deferred compensation represents amounts due to certain employees of the Company upon the sale of certain equity securities held by the Company. Employment agreements for the employees provide them with a percentage of the proceeds from the sale of the securities, which were issued to the Company in connection with investment banking transactions.

Investment banking fees
Investment banking management and underwriting fee revenues are recognized when the deal is complete and the income is reasonably determinable.

Stock-based compensation
The Company uses the intrinsic value method to account for stock-based employee compensation plans. Under this method, compensation cost is recognized for stock option awards only if the quoted market price (or estimated fair market value of the stock prior to the stock becoming publicly traded) is greater than the amount the employee must pay to acquire the stock. Pro forma disclosures required by Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (SFAS 123), based on the fair value-based method are presented in note 9.

Investigations and settlements
Investigations and settlements expense is comprised of costs related to the settlement of regulatory matters.

3.  Business Acquisitions

On November 30, 1995, the Company acquired Shochet, a broker-dealer, for approximately $2,135,000, including a three-year, 7% $1,000,000 subordinated note. The acquisition was accounted for under the purchase method of accounting. Accordingly, Shochet's results of operations have been included from the acquisition date.

On December 31, 1996, the Company acquired Dalewood, the general manager of an investment partnership which makes equity investments in companies which are viewed as suitable candidates for future initial public offerings. The acquisition, which is not material to the Company's results of operations and financial position, was accounted for under the purchase method.

On  March  13,  1997,  the  Company  acquired  all of the  outstanding  stock of
Southeast for $499,000 cash, 152,000 shares of common stock, and 1,140,000 shares of Series A Preferred Stock. This preferred stock was authorized by the Company's Board of Directors on March 3, 1997. Southeast is a research and institutional brokerage boutique, located in Boca Raton, Florida, which maintains research coverage primarily focused on small and mid capitalization companies located in the Southeastern United States.

4.  Related Party Transactions

Loans receivable from officers and employees of the Company are included in loans receivable at January 31, 1997 and 1996. Loans receivable from officers were $94,000 in 1998 and $94,000 in 1997. Receivables representing advances to brokers in anticipation of their continued employment and generating commission revenue in accordance with loan agreements were $916,000 in 1998 and $1,062,000 in 1997. The brokers are liable to the Company for the advances until the minimum employment period is completed and the specified commission revenue is generated. The advances are not collateralized and do not bear interest. The advances are amortized to compensation expense over the life of the loan agreements, which ranged from periods of one to five years at January 31, 1998. Receivables from current employees were $382,000 and $326,000 at January 31, 1998 and 1997, respectively.

Included in other assets are receivables from limited partnerships that are managed by wholly owned subsidiaries of the Company totalling $180,000 and $28,000 at January 31, 1998 and 1997, respectively.

5.  Commitments and Contingencies

The Company leases office facilities and equipment under noncancelable operating leases. Certain leases have renewal options and clauses for escalation and operating cost adjustments. At January 31, 1998, future minimum rental commitments under such leases were as follows for the fiscal years ending in
January:

                  1999                                  $     2,505,000
                  2000                                        2,430,000
                  2001                                        2,430,000
                  2002                                        2,276,000
                  2003                                        2,139,000
                  Thereafter                                 16,202,000
                                                        ---------------
                                                        $    27,982,000
                                                        ===============

Total rent expense was $2,211,000, $1,672,000, and $1,218,000 in fiscal years 1998, 1997, and 1996, respectively.

The Company's broker-dealer subsidiaries are involved in various other legal proceedings arising from its securities activities. Management believes that resolution of these proceedings will have no material adverse effect on the Company's consolidated financial position or results of operations.

6.  Employee Benefits

The Company has a defined contribution 401(k) plan covering substantially all employees meeting certain eligibility requirements. Prior to May 1, 1996,
Shochet employees were covered by a separate 401(k) plan. The Company makes discretionary matching contributions to the plan annually, which amounted to $79,000, $116,000, and $62,000 for fiscal years 1998, 1997, and 1996, respectively.

7.  Income Taxes

The components of income tax (benefit) expense were as follows for the fiscal years ended January 31,:

                                                                1998                1997                1996
                                                            -------------       -------------      ------------
Current:

   Federal                                                 $   (3,323,000)    $     3,905,000        $1,110,000
   State and local                                                218,000           1,769,000           502,000
                                                           --------------     ---------------     -------------
                                                               (3,105,000)          5,674,000         1,612,000
Deferred                                                         (338,000)           (647,000)        1,206,000
                                                           ---------------    ---------------     -------------
                                                           $   (3,443,000)    $     5,027,000     $   2,818,000
                                                           ==============     ===============     =============


The effective tax rates reflected in the consolidated financial statements differ from the statutory federal income tax rate as follows:

                                                                1998                1997                1996
                                                            -------------       -------------      ---------
Statutory tax rate                                               34.0%               35.0%               34.0%
State and local taxes, net of federal tax benefit                 1.3                 9.0                 5.2
Other                                                            (0.7)                0.3                 5.6
                                                              -------             -------            --------
Effective tax rate                                               34.6%               44.3%               44.8%
                                                              =======             =======            ========


Deferred income taxes reflect temporary differences in the basis of the Company's assets and liabilities for income tax purposes and for financial reporting purposes, using current tax rates. These temporary differences result in taxable or deductible amounts in future years.

The net deferred tax liabilities at January 31, 1998 and 1997 are comprised as follows:

                                                                   1998                 1997
                                                              -------------         --------------
         Gross deferred tax asset:
           Net operating loss carryforwards                   $    (933,000)        $           -
           Depreciation and amortization                           (284,000)             (614,000)
           Reserve for contingencies                               (234,000)               (8,000)
           Other                                                   (140,000)              (45,000)
                                                              -------------         -------------
              Total gross deferred tax asset                     (1,591,000)             (667,000)
              Less:  valuation allowance                            447,000                     -
                                                              -------------         -------------
              Net deferred tax asset                             (1,144,000)             (667,000)
                                                              -------------         -------------
         Gross deferred tax liability:
           Unrealized gains on securities                         1,109,000             1,026,000
           Other                                                    271,000               277,000
                                                              -------------         -------------
              Total gross deferred tax liability                  1,380,000             1,303,000
                                                              -------------         -------------
              Net deferred tax liability                      $     236,000         $     636,000
                                                              =============         =============


Management believes that the valuation allowance at January 31, 1998 is adequate as it is more likely than not that the results of future operations will generate sufficient taxable income to realize the deferred tax benefit.

The Company files consolidated federal and combined New York State and New York City income tax returns.

8.  Stockholders' Equity

In July 1996 the Company sold 2,875,000 shares of its common stock in an initial public offering at a price of $6.00 per share. The proceeds from the public offering were $16,375,000 after underwriting discounts and commissions, and $15,264,000 after other expenses of the offering totaling $1,111,000. GKN Securities served as a co-manager of the offering. GKN Securities received underwriting discounts and commissions of $850,000, which were eliminated in consolidation. The Company has used the net proceeds principally to expand its existing business and also for working capital and general corporate purposes.

During the fiscal year ended January 31, 1998 the Company repurchased a total of 597,000 shares of its common stock. The stock repurchases were authorized in order to provide for future issuances of stock bonuses to employees and for the purchase of Southeast. In March 1997, the Company authorized 1,200,000 shares of Series A preferred stock, of which 1,140,000 were issued for the purchase of Southeast. The Series A preferred stock is convertible into shares of the Company's common stock at a rate of 0.16 shares of common stock for each share of preferred stock at any time prior to March 13, 2002.

9.  Stock Compensation Plans

At January 31, 1998, the Company has two stock-based compensation plans, which are described below. The Company has also granted stock options outside of the plans.

Fixed stock option plan and other fixed stock option awards
The Company's 1991 Employee Incentive Plan (the 1991 Plan) provides for the issuance of stock, stock options and other stock purchase rights to executive officers, other key employees and consultants of the Company and its subsidiaries. The Company may grant options for up to five million shares of common stock under the 1991 Plan. The options may qualify as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended. The exercise price of each option granted under the 1991 Plan is determined by the Company's Board of Directors at the time of grant. The exercise price of incentive stock options must be at least equal to the fair market value of the Company's stock on the date of grant. The exercise price of non-qualified options must be at least equal to 65% of the fair market value of the Company's stock on the date of grant. The vesting period is at least one year for all grants and incentive stock options have maximum terms of ten years and non-qualified options have maximum terms of 13 years.

The Company has adopted the disclosure-only provisions of SFAS 123. Accordingly, no compensation cost has been recognized for stock options granted under or outside of the 1991 Plan. Had compensation cost been determined based on the fair value at the grant dates for stock option awards consistent with the method of SFAS 123, the Company would have reported an additional $330,000 of compensation expense for the fiscal year ended January 31, 1998. Net of taxes of $114,000, this additional compensation would have resulted in an overall basic EPS of $(0.83) for the Company, a variance of $(0.03) from EPS, as reported in the statement of operations, of $(0.80) for the fiscal year ended January 31, 1998. The compensation cost resulting from recognition of the stock option awards in the fiscal years ended January 31, 1997 and 1996 would have had no material effect on the Company's net earnings.

In May 1996 the Company offered employees holding certain options issued in December 1992 through February 1995 under the 1991 Plan the opportunity to convert their options into options for a fewer number of shares, but with lower exercise prices and/or shorter vesting periods. Options for 432,000 shares were canceled and new options for 165,000 shares were granted in the conversion.

The Company has also granted stock options outside of the 1991 Plan. The stock options are authorized under specific agreements when the Company enters into employment agreements or when a director joins the Board of Directors. The number of shares subject to options, the exercise price, vesting, termination and other provisions of such awards are determined by the Board of Directors and specified in each individual stock option agreement. At January 31, 1998, the Company has entered into four agreements awarding options for a total of 110,000 shares of common stock.

A summary of the status of the Company's 1991 Plan and other options granted outside of the 1991 Plan as of January 31, 1998, 1997, and 1996, and changes during the fiscal years then ended is presented below:

                                                             1998                       1997            1996
                                               ---------------------------------      ---------      ---------
                                               Shares         Weighted-Average          Shares          Shares
Stock Options                                    (000)        Exercise Price            (000)           (000)
-------------                                  ---------------------------------      ---------      --------
Outstanding at beginning of year                1,045              $4.84                 1,897          1,662
Granted                                           289               5.93                   422            369
Exercised                                         (35)              2.30                  (781)             -
Forfeited                                        (103)              5.68                  (493)          (134)
                                               ------                                  -------         ------
Outstanding at end of year                      1,196               5.56                 1,045          1,897
                                               ======                                  =======         ======

Options exercisable at year-end                   549

Weighted-average fair value of
   options granted during the year              $3.09


The following table summarizes information about stock options outstanding at January 31, 1998:

                                       Options Outstanding                               Options Exercisable
                         ----------------------------------------------            -----------------------------
                                             Weighted-
                                              Average         Weighted-                                Weighted-
                           Number            Remaining         Average               Number             Average
     Range of            Outstanding        Contractual       Exercise             Exercisable         Exercise
Exercise Prices          at 1/31/98            Life             Price              at 1/31/98            Price
---------------          -----------        -----------       ---------            -----------         ---------
$2.20                        105,000        3.9 years            $2.20                105,000            $2.20
$4.00 to $5.00               464,000        6.0                   4.55                279,000             4.56
$6.00 to $6.125              627,000        7.5                   6.00                165,000             6.00
                         -----------                                                  -------
                           1,196,000        6.6                   5.10                549,000             4.54
                         ===========                                                  =======



Stock award plan
The Company's 1996 Incentive Compensation Plan provides for a portion of annual incentive awards payable to executive management and business unit managers to be made in restricted shares of the Company's common stock. All awards are subject to a minimum three-year vesting period. The maximum number of shares which may be awarded under the plan is one million. As of January 31, 1998, approximately 289,000 shares had been awarded. The Company recognized $530,000 of compensation expense for stock awards under this plan for the fiscal year ended January 31, 1998.

Non-employee stock compensation
The Company granted stock options to purchase 25,000 shares to the seller of Shochet on the date of the Company's initial public offering in accordance with the Shochet purchase agreement. The fair value of the options, which was recorded as an adjustment to the Shochet purchase price, was estimated to be $36,000 on the date of grant using the Black-Scholes option-pricing model with the following assumptions: dividend yield of 0%, expected volatility of 27%, risk-free interest rate of 6.4%, and expected life of 2.5 years. All of the options were outstanding at January 31, 1998.

10.  Earnings per Common Share

In March 1997 the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, Earnings per Share (SFAS 128). This statement changes the calculation and presentation of earnings per common share
(EPS). The new presentation consists of basic EPS, which includes no dilution and is computed by dividing net income by the weighted-average number of common shares outstanding for the period, and diluted EPS, which is similar to the previously disclosed fully diluted EPS. SFAS 128 will result in basic EPS results higher than EPS as calculated under the previous method. All earnings per share amounts for all periods have been presented, and where appropriate, restated to conform to the SFAS 128 requirements. For the fiscal year ended January 31, 1998, common stock equivalents, consisting of stock options and warrants, were not included in the computation of diluted EPS, as the inclusion of such shares would be anti-dilutive due to the Company's net loss for the year.

The following table sets forth the computation of basic and diluted earnings per share:

                                                                               Year ended January 31, 1998
                                                                          -----------------------------------
                                                                       1998                 1997             1996
                                                                       ----                 ----             ----
     Numerator for basic and diluted EPS:
               Net (loss) income                                  $(6,513,000)          $6,329,000        $3,469,000

     Denominator for basic EPS:
               Weighted-average common shares                        8,114,245           6,824,156         5,037,019
     Dilutive stock options                                                  -             351,111           699,622
     Denominator for diluted EPS:                                    8,114,245           7,175,267         5,736,641

     Basic EPS                                                         $(0.80)               $0.93             $0.69
     Diluted EPS                                                       $(0.80)               $0.88             $0.60



11.  Concentration of Credit Risk and Off-Balance Sheet Risk

In the normal course of business, the Company's broker-dealer subsidiaries execute securities transactions on behalf of customers through a clearing broker. The execution of these transactions includes the purchase and sale of securities, including the sale of securities not currently owned. These activities expose the Company to off-balance sheet risk in the event that customers fail to fulfill their contractual obligations and margin requirements are not sufficient to fully cover losses. The Company is obligated to its clearing broker for losses sustained from the Company's customers. Should a customer fail to deliver cash or securities as agreed, the Company may be required to purchase or sell securities at unfavorable market prices. The Company limits its risk by requiring customers to maintain margin collateral that is in compliance with regulatory and internal guidelines and by making credit inquiries when establishing customer relationships.

Securities sold, not yet purchased, represent the Company's obligations to deliver specified securities at contracted prices. The Company is exposed to risk of loss if securities prices increase prior to closing the transactions.

12.  Net Capital Requirements

GKN Securities Corp. ("GKN"), Southeast, and Shochet Securities, Inc. (Shochet), all wholly-owned subsidiaries of the Company, are registered broker-dealers with the Securities and Exchange Commission (the SEC) and member firms of the National Association of Securities Dealers, Inc. (NASD). As such, GKN, Southeast, and Shochet are subject to the SEC's net capital rule, which requires the maintenance of minimum net capital.

GKN computes net capital using the alternative method permitted by the net capital rule, which requires that it maintain minimum net capital, as defined, to be greater than or equal to $250,000. At January 31, 1998, GKN had net capital of $5,035,000.

Southeast computes net capital under the standard aggregate indebtedness method permitted by the net capital rule, which requires that the ratio of aggregate indebtedness to net capital, both as defined, shall not exceed 15 to 1. At January 31, 1998, Southeast had net capital of $1,294,000 and a net capital requirement of $100,000. Southeast's net capital ratio at January 31, 1998, was
0.70 to 1.

Shochet computes net capital under the standard aggregate indebtedness method permitted by the net capital rule. At January 31, 1998, Shochet had net capital of $760,000 and a net capital requirement of $100,000. Shochet's net capital ratio at January 31, 1998, was 0.62 to 1.

13. Supplemental Cash Flow Information

                                                                          Year ended January 31,
                                                            -----------------------------------------------------
                                                                1998                1997                1996
                                                            -------------       -------------      --------------
Cash paid for:
     Income taxes                                           $     372,000       $   5,763,000      $     900,000
                                                            =============       =============      =============
     Interest                                               $     424,000       $      48,000      $           -
                                                            =============       =============      =============

Non-cash investing and financing transactions
      relating to the Company's purchase
     acquisition that are not reflected in the
     consolidated statement of cash flows
         Fair value of assets acquired                      $   2,156,000       $           -      $           -
         Goodwill acquired                                      2,177,000                   -                  -
         Liabilities assumed                                   (1,474,000)
         Preferred stock issued                                (1,094,000)                  -                  -
         Treasury stock issued                                   (912,000)                  -                  -
                                                            -------------       -------------      -------------
              Cash paid                                           853,000                   -                  -
              Less:  cash acquired                               (677,000)                  -                  -
                                                            -------------       -------------      -------------
              Net cash paid for acquisition                 $     176,000       $           -      $           -
                                                            =============       =============      =============


                              KPMG Peat Marwick LLP
                              345 Park Avenue
                              New York, NY 10154

                          Independent Auditors' Report

To the Board of Directors and
Stockholders of Research  Partners  International, Inc.:

We have audited the accompanying consolidated statements of financial condition of Research Partners International, Inc. (formerly GKN Holding Corp.) and subsidiaries (the Company) as of January 31, 1998 and 1997, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the years in the three-year period ended January 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of January 31, 1998 and 1997, and the results of the its operations and its cash flows for each of the years in the three-year period ended January 31, 1998, in conformity with generally accepted accounting principles.


                                                       /s/ KPMG Peat Marwick LLP
March 20, 1998

                              GAINES, BERLAND INC.
                        Statements of Financial Condition

                                                                          August 31,
                                                              ---------------------------------
                                                                   1998               1997
                                                              -------------     ---------------
Assets
Cash                                                          $     513,000     $       227,000
Receivable from clearing broker                                   9,433,000           9,580,000
Securities owned, at market value                                 2,537,000           7,305,000
   Stock subscriptions receivable                                 3,408,000                   -
Loans receivable                                                    359,000             378,000
Office furniture, equipment and leasehold improvements, net       3,039,000           2,990,000
Deferred tax asset                                                  550,000                   -
Other assets                                                        214,000             220,000
                                                              -------------     ---------------
Total assets                                                  $  20,053,000     $    20,700,000
                                                              =============     ===============

Liabilities and Stockholders' Equity
Liabilities:
   Securities sold, not yet purchased, at market value        $   2,886,000     $     6,198,000
   Commissions payable                                              900,000           3,000,000
   Income taxes payable                                           2,334,000           2,725,000
   Note payable                                                     833,000                   -
   Accrued expenses and other liabilities                         3,313,000           2,063,000
                                                              -------------     ---------------
                                                                 10,266,000          13,986,000
   Liability subordinated to the claims of general creditors      1,000,000           1,000,000
                                                              -------------     ---------------
   Total liabilities                                             11,266,000          14,986,000
                                                              -------------     ---------------

Stockholders' equity:
   Common stock, $.01 stated value; 1,000 shares
     authorized; 782 and 664 shares issued;
     782 and 536 shares outstanding                                       -                   -
   Additional paid-in capital                                     3,510,000           1,012,000
   Retained earnings                                              5,277,000           4,925,000
   Less treasury stock                                                    -            (213,000)
                                                              -------------     ---------------

   Total stockholders' equity                                     8,787,000           5,714,000
                                                              -------------     ---------------

Total liabilities and stockholders' equity                    $  20,053,000     $    20,700,000
                                                              =============     ===============



                See accompanying notes to financial statements.

                              GAINES, BERLAND INC.
                              Statements of Income

                                                               Year ended August 31,
                                                   --------------------------------------------
                                                        1998           1997           1996
                                                   -------------  --------------  -------------
Revenues:
   Commissions                                       $48,407,000   $  51,851,000  $  30,667,000
   Investment banking                                  4,795,000       3,281,000      5,499,000
   Principal transactions                              3,618,000       6,221,000      3,164,000
   Interest and dividends                                927,000         779,000        593,000
   Other                                                 148,000         223,000         21,000
                                                    ------------  --------------  -------------
Total revenues                                        57,895,000      62,355,000     39,944,000
                                                    ------------  --------------  -------------

Expenses:
   Compensation and benefits                          40,559,000      41,321,000     29,649,000
   Occupancy and equipment                             2,852,000       2,031,000        652,000
   Communications                                      2,506,000       2,295,000      1,875,000
   Brokerage, clearing and exchange fees               1,948,000       1,582,000      1,283,000
   Business development                                1,505,000       1,523,000      1,258,000
   Professional fees                                     465,000         566,000        321,000
   Other                                               7,273,000       5,561,000      3,858,000
                                                   -------------  --------------  -------------
Total expenses                                        57,108,000      54,879,000     38,896,000
                                                   -------------  --------------  -------------

Income before provision for income taxes                 787,000       7,476,000      1,048,000

Provision for income taxes                               435,000       3,298,000        600,000
                                                   -------------  --------------  -------------
Net income                                         $     352,000  $    4,178,000  $     448,000
                                                   =============  ==============  =============



                See accompanying notes to financial statements.

                              GAINES, BERLAND INC.
                  Statements of Changes in Stockholders' Equity
                    For the Three Years Ended August 31, 1998

                                       Common Stock          Additional                          Treasury Stock
                                    ---------------------      Paid-in      Retained       ---------------------------
                                      Shares     Amount        Capital      Earnings         Shares           Amount
                                    ---------   ---------   ------------    --------       ----------       ----------
Balance at August 31, 1995                579   $       -   $    676,000  $    299,000           (128)        (213,000)

Net income                                  -           -              -       448,000              -                -
Sale of stock                               5           -         15,000             -              -                -
                                    ---------   ---------   -------------   ----------     ----------        ---------

Balance at August 31, 1996                584           -        691,000       747,000           (128)        (213,000)

Net income                                  -           -              -     4,178,000              -               -
Purchase and retirement of stock          (10)          -        (37,000)            -              -               -
Sale of stock                              90           -        348,000             -              -               -
                                    ---------   ---------   ------------  ------------      ---------   --------------

Balance at August 31, 1997                664           -      1,002,000     4,925,000           (128)        (213,000)

Net income                                  -           -              -       352,000              -                -
Purchase of treasury stock                  -           -              -             -           (104)      (1,234,000)
Sale of stock                             118           -      2,508,000             -            232        1,447,000
                                    ---------   ---------   ------------  ------------      ---------   --------------

Balance at August 31, 1998                782   $       8   $  3,510,000  $  5,277,000               -               -
                                    =========   =========   ============  ============      ==========  ==============




                                                           Total
                                                        -----------

Balance at August 31, 1995                             $    762,000

Net income                                                  448,000
Sale of stock                                                15,000
                                                       ------------

Balance at August 31, 1996                                1,225,000

Net income                                                4,178,000
Purchase and retirement of stock                            (37,000)
Sale of stock                                               348,000
                                                      -------------

Balance at August 31, 1997                                5,714,000

Net income                                                  352,000
Purchase of treasury stock                               (1,234,000)
Sale of stock                                             3,955,000
                                                       ------------

Balance at August 31, 1998                             $  8,787,000
                                                       ============



                See accompanying notes to financial statements.

                              GAINES, BERLAND INC.
                            Statements of Cash Flows

                                                                          Year ended August 31,
                                                    -----------------------------------------------------
                                                        1998                   1997               1996
                                                    ------------        ---------------       -----------
Operating activities:

   Net income                                       $    352,000        $    4,178,000        $  448,000
   Adjustments to reconcile net income to net
     cash provided by operating activities:
   Depreciation and amortization                         553,000               588,000           110,000
   Deferred income taxes                              (2,512,000)                    -                 -
                                                    -------------        -------------      ------------
                                                      (1,607,000)            4,766,000           558,000
   Decrease (increase) in operating assets:
   Receivable from brokers and dealers                   147,000            (5,055,000)         (355,000)
   Securities owned, at market value                   4,768,000            (6,753,000)          286,000
   Loans receivable                                       19,000               175,000           286,000
   Other assets                                            6,000              (462,000)         (441,000)
   (Decrease) increase in operating liabilities:
   Securities sold, not yet purchased                 (3,312,000)            6,022,000        (1,067,000)
   Commissions payable                                (2,100,000)               55,000         1,983,000
   Income taxes payable                                1,571,000             2,396,000           329,000
   Accrued expenses and other liabilities              1,250,000             1,462,000          (910,000)
                                                    ------------        --------------      -------------
   Net cash provided by operating activities             742,000             2,606,000           669,000
                                                    ------------        --------------      ---- -------

Investing activities:
   Purchase of office furniture, equipment
   and leasehold improvements                           (602,000)           (2,814,000)         (511,000)
                                                    -------------       --------------      ------------
Net cash used in investing activities                   (602,000)           (2,814,000)         (511,000)
                                                    ------------        --------------      ------------
Financing activities:
Issuance of common stock                                 547,000               348,000            15,000
    Purchase of treasury stock                          (401,000)              (37,000)                -
                                                    -------------       ---------------     ------------
Net cash provided by financing activities                146,000               311,000            15,000
                                                    ------------        --------------      ------------
Net increase in cash                                     286,000               103,000           173,000
Cash at beginning of year                                227,000               124,000           (49,000)
                                                    ------------        --------------      -------------
Cash at end of year                                 $    513,000        $      227,000      $    124,000
                                                    ============        ==============      ============

Supplemental disclosures of cash flow information

Cash paid during the year for:

Interest                                            $  1,706,000        $      150,000      $    120,000

Income Taxes                                        $  1,366,000        $      907,000      $    420,000

Supplemental schedule of noncash financing activity (Note 5)



                See accompanying notes to financial statements.

                              GAINES, BERLAND INC.
                          Notes to Financial Statements

1.    Organization and Principal Business Activity

Gaines, Berland Inc. (the "Company") is a registered broker-dealer under the Securities and Exchange Commission (the "SEC") and is a member of the National Association of Securities Dealers, Inc. (the "NASD"). The Company is engaged in the securities, brokerage and trading business and provide investment banking and research services with an emphasis primarily on global energy markets and energy companies..

2.    Significant Accounting Policies

The Company records transactions in securities and related revenue and expenses on a trade-date basis.

The financial statements have been prepared in conformity with generally accepted accounting principles which require the use of estimates by management.

Office furniture, equipment and leasehold improvements are stated at cost, net of accumulated depreciation and amortization of $1,341,000 and $788,000 at August 31, 1998 and 1997, respectively. Depreciation on office furniture and equipment is provided on a straight-line or cost-recovery basis using estimated useful lives of 3 to 10 years. Leasehold improvements are amortized over the lesser of the economic useful life of the improvement or the term of the lease.

3.    Securities Owned and Securities Sold, Not Yet Purchased

Securities owned and securities sold, not yet purchased, at August 31, 1998 and 1997 consist of:

                                             1998                                            1997
                                             ----                                            ----
                           Securities Owned       Securities Sold, Not       Securities Owned     Securities Sold, Not
                                                     Yet Purchased                                  Yet Purchased
                           -------------------------------------------------------------------------------------------
Equities                             $ 685,000             $2,852,000              $5,522,000             $6,047,000

Warrants                             1,852,000                 34,000               1,783,000                151,000
                                     ---------                 ------               ---------                -------
                                    $2,537,000             $2,886,000              $7,305,000             $6,198,000
                                    ==========             ==========              ==========             ==========

Securities owned, traded on a national exchange are valued at the bid price. Securities sold, not yet purchased, traded on a national exchange are valued at the ask price. The resulting unrealized gains and losses are reflected in revenue.

Subsequent market fluctuations may require purchasing the securities sold, not yet purchased, at prices that differ from the market value reflected on the statement of financial condition.

Warrants received by the Company as a part of its underwriting activities do not have a readily available public market and have been valued at fair value using methods determined in good faith by management after consideration of all pertinent information. Because of inherent uncertainty of valuation of these warrants, management's estimate of fair value may differ from the values that would have been used had a ready market existed, and the differences could be material.

4.    Receivable from Clearing Broker and Concentration of Credit Risk

The clearing and depository operations for the Company's and customers' securities transactions are provided by one broker pursuant to a clearance agreement.

At August 31, 1998, all of the securities owned and securities sold, not yet purchased, and the amount receivable from clearing broker reflected on the statement of financial condition are security positions with and amounts due from this clearing broker.

The Company does not carry accounts for customers or perform custodial functions related to customers' securities. The Company introduces all of its customer transactions, which are not reflected in these financial statements, to its clearing broker, which maintains the customers' accounts and clears such transactions.

The Company has agreed to indemnify its clearing broker for losses that it may sustain from the customer accounts introduced by the Company. As of August 31, 1998, there were no unsecured amounts owed to the clearing broker by these customers in connection with normal margin, cash and delivery against payment transactions.

The Company maintains cash in bank deposit accounts which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on cash.

5.    Note Payable

As a part of a buy-out agreement with one of the Company's stockholders, the Company signed a promissory note in the amount of $1,000,000 maturing June 30, 1999. The promissory note is payable in 12 equal monthly installments and bears no interest.

Because  of  its  short-term   nature,  the  fair  value  of  the  note  payable
approximates its carrying amount.

6.    Income Taxes

Deferred   income  tax  benefits  result  from  the  net  effect  of  unrealized appreciation on securities positions and the accrual of settlements.

The provision (benefit) for income taxes for the years ended August 31, 1998, 1997 and 1996 consists of:

                                                    1998               1997              1996
                                               ---------------    ---------------    --------------
Current:
    Federal                                        $2,195,000           $969,000          $412,000
    State and local                                   752,000            367,000           188,000
                                               ---------------    ---------------    --------------
Total current                                       2,947,000          1,336,000           600,000
                                               ---------------    ---------------    --------------

Deferred:
    Federal                                       (1,804,000)          1,400,000                 -
    State and local                                 (708,000)            562,000                 -
                                               ---------------    ---------------    --------------
Total deferred                                    (2,512,000)          1,962,000                 -
                                               ---------------    ---------------    --------------
                                                     $435,000         $3,298,000          $600,000
                                               ===============    ===============    ==============


The provision for income taxes differs from the amount computed using the federal statutory rate of 34% due to state income taxes, permanent differences and prior-year underaccruals.

The net deferred tax assets and liabilities at January 31, 1998 and 1997 are comprised as follows:

                                                1998                1997
                                             --------------    -------------
Unrealized gains on securities                    (30,000)      $(1,962,000)
Temporary Differences                             580,000                 -
                                             --------------    -------------
Total deferred tax (liability) asset         $    550,000       $(1,962,000)
                                             ==============    =============


7.    Net Capital Requirement

As a registered broker-dealer, the Company is subject to the SEC's Uniform Net Capital Rule 15c3-1, which requires the maintenance of minimum net capital. The Company computes its net capital under the aggregate indebtedness method permitted by rule 15c3-1, which requires that the Company maintain minimum net capital, as defined, of 6-2/3% of aggregate indebtedness, as defined, or $100,000, or an amount determinable based on the market price and number of securities in which the Company is a market-maker, not to exceed $1,000,000.

At August 31, 1998 and 1997, the Company had net capital, as defined, of $1,808,000 and $3,739,000, which exceeded its minimum net capital requirements of $492,000 and $389,000 by $1,316,000 and $3,350,000, respectively.

8.    Profit-Sharing Plan

The Company is a sponsor of a defined contribution profit-sharing plan for its eligible employees. Contributions to the plan, if any, are determined by the employer and come out of its current accumulated profits not to exceed the amount permitted under the Internal Revenue Code as a deductible expense. The Company made no contribution to the plan for the years ended August 31, 1998, 1997 or 1996.

9.    Subordinated Borrowing

The subordinated borrowing has been approved by the NASD for inclusion in computing the Company's net capital pursuant to the SEC's uniform net capital rule. This loan, which matures on July 22, 1999, has been established with a stockholder of the Company and bears interest at a rate of 7-7/8% per annum, resulting in interest expense of $80,000 for each of the years ended August 31, 1998, 1997 and 1996.

Based on borrowing rates currently available to the Company for loans with similar terms and average maturities, the fair value of the subordinated borrowing approximates the carrying amount.

10.   Commitments and Contingencies

The Company leases office space at several locations including Bethpage, NY, which is leased for a period of ten years expiring May 30, 2007. The Company occupies additional office space for its branches in California and Florida under month-to-month leases. The minimum annual rent payments for these leases are as follows:

Year Ending August 31,

          1999                                                     $  1,357,000
          2000                                                        1,270,000
          2001                                                        1,302,000
          2002                                                        1,335,000
          2003                                                        1,368,000
         Thereafter                                                   5,439,000
                                                                   ------------
                                                                   $ 12,071,000
                                                                   ============

The leases contain provisions for escalations based on increases in certain costs incurred by the lessor. The Company has the option to renew one of these leases for an additional three-year period. Rent expense was $1,998,000, $1,444,000 and $542,000 for the years ended August 31, 1998, 1997 and 1996, respectively.

The Company has entered into an employment contract with an officer of the Company. The contract provides for an annual salary, bonus and certain other benefits in the amount of $550,000. The agreement is scheduled to expire August 31, 1999, but can be extended indefinitely for successive one-month periods.

The Company has been named as defendant in certain legal actions in the ordinary course of business. At August 31, 1998 and 1997, the Company had accrued $1,400,000 and $650,000 respectively, for settlement of such legal proceedings.

11.   Financial Instruments

The Company's activities include the purchase and sale of warrants. Warrants give the buyer the right to purchase securities at a specific price until a specified expiration date. These financial instruments are used to conduct trading activities and manage market risk.

The Company may receive warrants as part of its underwriting activities for initial public offerings (see Note 3).

Such transactions may result in credit exposure in the event the counterparty to the transaction is unable to fulfill its contractual obligations. Substantially all of the warrants are traded on national exchanges, which can be subject to market risk in the form of price fluctuations.

The following summarizes warrants held at August 31, 1998:

                                      Notional Amount                Market Value           Average Market Value for
                                                                                                  the Year
----------------------------- ----------------------------- ---------------------------- ----------------------------
Assets                                         $33,620,000                   $1,852,000                   $2,988,000
Liabilities                                        218,000                       34,000                        6,000
----------------------------- ----------------------------- ---------------------------- ----------------------------


Net revenue from principal transactions consists of equity activities.

12.  Earnings per Common Share

In March 1997 the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, Earnings per Share (SFAS 128). This statement changes the calculation and presentation of earnings per common share
(EPS). The new presentation consists of basic EPS, which includes no dilution and is computed by dividing net income by the weighted-average number of common shares outstanding for the period, and diluted EPS, which is similar to the previously disclosed fully diluted EPS. SFAS 128 will result in basic EPS results higher than EPS as calculated under the previous method. All earnings per share amounts for all periods have been presented, and where appropriate, restated to conform to the SFAS 128 requirements.

The following table sets forth the computation of basic and diluted earnings per share:

                                                                                Year ended August 31, 1998
                                                                                --------------------------
                                                                         1998              1997                1996
                                                                         ----              ----                ----
     Numerator for basic and diluted EPS:
               Net income                                             $352,000          $4,178,000          $448,000

     Denominator for basic and diluted EPS:
               Weighted-average common shares                              521                 496               454

     Basic and diluted EPS                                                $675              $8,423              $987


                           GOLDSTEIN GOLUB KESSLER LLP
                  Certified Public Accountants and Consultants




INDEPENDENT AUDITOR'S REPORT


To the Board of Directors and Stockholders of Gaines, Berland Inc.

We have audited the accompanying statement of financial condition of Gaines, Berland Inc. as of August 31, 1998, and the related statements of income, changes in stockholders' equity, changes in subordinated borrowing, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Gaines, Berland Inc. as of August 31, 1998, and the results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles.


GOLDSTEIN GOLUB KESSLER LLP

October 7, 1998







          1185 Avenue of the Americas Suite 500 New York, NY 10036-2602
                  TEL 212 372 1800 FAX 212 372 1801 www.ggk.com

                            Lerner, Sipkin & Company
                          Certified Public Accountants
                          40 Rector Street, Suite 1620
                               New York, NY 10006



Telephone (212) 571-0064                              Facsimile (212) 571-0074

                          INDEPENDENT AUDITORS' REPORT

To the Officers and Directors of
Gaines, Berland Inc.
6900 Jericho Turnpike
Syosset, NY 11791

Gentlemen:

We have audited the accompanying statement of financial condition of Gaines, Berland Inc. as of August 31, 1997, and the related statements of income (loss), changes in stockholders' equity,and cash flows for the year then ended and the year ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Gaines, Berland Inc. as of August 31, 1997, and the results of its operations and its cash flows for the year then ended and the year then ended in conformity with generally accepted accounting principles.

Our audit was made for the purpose of forming an opinion on the basic financial statements taken as a whole. The information contained in the accompanying schedules is presented for purposes of additional analysis and is not a required part of the basic financial statements, but is supplementary information required by Rule 17a-5 of the Securities and Exchange Commission. Such information has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, the information is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

                         /s/ Lerner, Sipkin & Co., CPAs
                         ------------------------------
                        Lerner, Sipkin & Co., CPAs
                        Certified Public Accountants (NY)

New York, NY
October 25, 1997

                            Lerner, Sipkin & Company
                          Certified Public Accountants
                          40 Rector Street, Suite 1620
                               New York, NY 10006



Telephone (212) 571-0064                              Facsimile (212) 571-0074

                          INDEPENDENT AUDITORS' REPORT

To the Officers and Directors of
Gaines, Berland Inc.
6900 Jericho Turnpike
Syosset, NY 11791

Gentlemen:

We have audited the accompanying statement of financial condition of Gaines, Berland Inc. as of August 31, 1997, and the related statements of income (loss), changes in stockholders' equity,and cash flows for the year then ended and the year ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Gaines, Berland Inc. as of August 31, 1997, and the results of its operations and its cash flows for the year then ended and the year then ended in conformity with generally accepted accounting principles.

Our audit was made for the purpose of forming an opinion on the basic financial statements taken as a whole. The information contained in the accompanying schedules is presented for purposes of additional analysis and is not a required part of the basic financial statements, but is supplementary information required by Rule 17a-5 of the Securities and Exchange Commission. Such information has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, the information is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

                         /s/ Lerner, Sipkin & Co., CPAs
                         ------------------------------
                        Lerner, Sipkin & Co., CPAs
                        Certified Public Accountants (NY)

New York, NY
October 28, 1997

                                                             Preliminary Copies



                 RESEARCH PARTNERS INTERNATIONAL, INC. -- PROXY
                       Solicited by the Board of Directors
               for Special Meeting to be held on January 29, 1999

P The undersigned Securityholder(s) of RESEARCH PARTNERS INTERNATIONAL, INC., a Delaware corporation ("Company"), hereby appoints David M. Nussbaum, Roger N. Gladstone and Peter R. Kent, or either of them, with full power of substitution and to act without the other, as the agents, attorneys and proxies of the undersigned, to vote the securities standing in the name of the undersigned at the Special Meeting of Stockholders of the Company to be
R held on January 29, 1999 and at all adjournments thereof. This proxy will be voted in accordance with the instructions given below. If no instructions are given, this proxy will be voted FOR all of the following proposals.

O    1.   To approve the issuance of (a) 6,000,000  shares of common stock,  par value $.0001 per share of the Company ("Common Stock") and (b) warrants to purchase an aggregate of 2,000,000 shares of Common Stock, pursuant to a Merger Agreement, dated as of November 4, 1998, by and
X among the Company, RPII Acquisition Corporation, a New York corporation and a wholly-owned subsidiary of the Company, Gaines, Berland Inc., a New York company and the principal shareholders of Gaines, Berland Inc., which provides for the merger of RPII
Y         Acquisition Corporation with and into Gaines, Berland Inc.

     FOR  |_|                    AGAINST  |_|                      ABSTAIN  |_|

     2. To amend the Certificate of Incorporation of the Company to change the name of the Company from Research Partners International, Inc. to Research Partners International Group Ltd.

     FOR  |_|                    AGAINST  |_|                      ABSTAIN  |_|

     3.   Election of the following Directors:

     FOR all nominees listed below, except        WITHHOLD AUTHORITY to vote
     as marked to the contrary below   |_|        for all nominees listed below

    David M. Nussbaum, Roger N. Gladstone, Peter R. Kent, Peter R. McMullin, Robert T. McAleer, Richard Y. Roberts, Joseph Berland, Richard Rosenstock,
         David Thalheim, Mark Zeitchick, Vincent Mangone, _____________,
                        _____________ and ______________

          INSTRUCTIONS: To withhold authority to vote for any individual nominee, write that nominee's name in the space below.

          ---------------------------------------------------------------------


     4. In their discretion, the proxies are authorized to vote upon such other business as may come before the meeting or any adjournment thereof.



                                      Date ____________________________________


                                      ________________________________________
                                      Signature


                                      _________________________________________
                                      Signature if held jointly


                    Please sign exactly as name appears above. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.